As filed with the Securities and Exchange Commission on October 29, 2009

Registration No. 333-162398

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The First American Corporation

(Exact name of registrant as specified in its charter)

California	6361	95-1068610
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 First American Way

Santa Ana, California 92707-5913

(714) 250-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth D. DeGiorgio, Esq.

General Counsel

The First American Corporation

1 First American Way

Santa Ana, California 92707-5913

(714) 250-3000

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:

Michelle Hodges

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

12th Floor

Irvine, CA 92612

Approximate date of commencement of proposed sale to the public: October 9, 2009.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The First American Corporation

Offer to Exchange Each Outstanding Share of Class A Common Stock

of

First Advantage Corporation

for

0.58 of a Common Share

of

The First American Corporation

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 10, 2009, UNLESS EXTENDED (AS MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION TIME”). SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

The First American Corporation (“First American”) is offering to exchange for each share of Class A common stock (“Class A Shares”) of First Advantage Corporation (“First Advantage”) validly tendered and not properly withdrawn in the Offer (as defined below) 0.58 of a First American common share, subject to the terms and conditions described in this prospectus and the accompanying letter of transmittal (which together, as each may be amended, supplemented, or otherwise modified from time to time, constitute the “Offer”). The number of First American common shares offered for each Class A Share is referred to herein as the “Exchange Ratio.”

First American currently indirectly owns or controls shares of First Advantage Class B common stock (“Class B Shares”) constituting approximately 80% of the equity interest in, and approximately 98% of the voting power of, First Advantage. The Class A Shares currently represent approximately 20% of the equity interest in, and 2% of the voting power of, First Advantage. The equity interest and voting power of the Class A Shares may increase to 26% and 3.5%, respectively, as a result of the proposed distribution (and consequent conversion to Class A Shares) of Class B Shares to Experian Information Solutions, Inc. (“Experian”), as described in this prospectus. Except for 3,386 Class A Shares of restricted stock, First American does not own or control any outstanding Class A Shares. The Offer is contingent upon the non-waivable condition that a majority of the outstanding Class A Shares (other than any Class A Shares held by First American, its affiliates (including its executive officers and directors), Experian or its subsidiaries and First Advantage, its executive officers and directors, and its subsidiaries (collectively, the “Excluded Parties”)) are validly tendered and not properly withdrawn in the Offer prior to the Expiration Time. This condition is referred to herein as the “Minimum Condition.” In addition, the Offer is conditioned upon sufficient Class A Shares being validly tendered such that if such tendered Class A Shares were purchased by First American in the Offer, First American would own or control at least 90% of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis). First American can waive this condition in its sole discretion at or prior to the Expiration Time, and provided that the non-waivable conditions have been met, First American can consummate the Offer, notwithstanding that it will not own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis) upon consummation of the Offer. This condition is referred to herein as the “Merger Condition.” The Offer is also subject to other conditions described under “The Offer—Conditions of the Offer,” beginning on page 45.

If the Merger Condition is satisfied and First American consummates the Offer, First American will convert (or cause to be converted) all of the Class B Shares that it owns or controls into Class A Shares and cause all such Class A Shares and the Class A Shares acquired by First American in the Offer to be contributed to Algonquin Corp., a wholly-owned subsidiary of First American (“Merger Sub”). If First American consummates the Offer, and thereafter owns or controls 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), First American shall promptly thereafter effect a short form merger with Merger Sub merging into First Advantage (the “Merger”) unless prohibited by court order or other applicable legal requirement. As provided by Delaware law, the Merger may be effected without the approval of First Advantage’s board of directors or any remaining public stockholders. If First American consummates the Offer and does not own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), First American will use commercially reasonable efforts to acquire additional Class A Shares such that after such acquisition, Merger Sub owns or controls at least 90% of each class of the issued and outstanding capital stock of First Advantage (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis); provided, however, that such use of commercially reasonable efforts to acquire additional Class A Shares shall not require First American to exchange more than 0.58 of a First American share (or equivalent value) for any Class A Share. In such event, once First American owns or controls 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), First American shall effect the Merger promptly thereafter unless prohibited by court order or other applicable legal requirement. As a result of the Merger, any Class A Shares not previously purchased by First American in the Offer (and in subsequent purchases, if any) would be converted into First American common shares at the Exchange Ratio, other than the Class A Shares in respect of which appraisal rights have been properly perfected under Delaware law.

First American common shares are listed on the New York Stock Exchange under the symbol “FAF.” First Advantage Class A Shares are listed on the NASDAQ Stock Market under the symbol “FADV.”

SEE “RISK FACTORS” BEGINNING ON PAGE 12 FOR A DISCUSSION OF ISSUES THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO TENDER YOUR CLASS A SHARES IN THE OFFER. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY WITH RESPECT TO THE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE FIRST AMERICAN COMMON SHARES TO BE ISSUED IN THE OFFER AND THE SUBSEQUENT MERGER OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 29, 2009.

i

This prospectus incorporates by reference important business and financial information about First American, First Advantage and their respective subsidiaries from documents filed with the Securities and Exchange Commission, or “SEC,” that have not been included in or delivered with this prospectus. This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources. See “Where You Can Find More Information.”

First Advantage stockholders also may request copies of these publicly-filed documents from First American, without charge, upon written or oral request to MacKenzie Partners, Inc., First American’s information agent (the “Information Agent”), at its address or telephone number set forth on the back cover of this prospectus. In order to receive timely delivery of the documents, First Advantage stockholders must make such request no later than November 3, 2009 (five business days before the currently scheduled Expiration Time).

Except as otherwise specifically noted, or the context otherwise requires:

•	“First American,” “we,” “our,” “us” and similar words in this prospectus refer to The First American Corporation, together with its subsidiaries, including Merger Sub;

•	“Merger Sub” refers to Algonquin Corp., a Delaware corporation, which First American has formed as a subsidiary in connection with the Offer and the Merger; and

•	“First Advantage” refers to First Advantage Corporation.

In “Questions and Answers” below and in the “Summary” beginning on page 1, we highlight selected information from this prospectus, but we have not included all of the information that may be important to you. To better understand the Offer and the Merger, and for a more complete description of their legal terms, you should carefully read this entire prospectus, including the section entitled “Risk Factors” on page 12 and the annexes hereto, the letter of transmittal, as well as the documents we have incorporated by reference into this prospectus. See “Where You Can Find More Information” on page 70.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. The information contained in this prospectus and the documents incorporated by reference are accurate only as of their respective dates, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

QUESTIONS AND ANSWERS

The following section provides answers to certain questions that you may have regarding the Offer and the Merger. Please note that this section does not address all issues that may be important to you as a First Advantage stockholder in deciding whether to tender your Class A Shares in the Offer. Accordingly, you should carefully read this entire prospectus, including each of the annexes, the letter of transmittal, and the documents we have incorporated by reference into this prospectus.

Q.	Who is offering to buy your shares?

A.	First American is offering to exchange its common shares for the Class A Shares, the only shares of First Advantage’s capital stock that are held by the public. First American intends to transfer all Class A Shares purchased in the Offer to Merger Sub. First American also reserves the right to transfer or assign, in whole or in part, to one or more of its subsidiaries, all or any portion of the issued and outstanding Class A Shares tendered pursuant to the Offer or the right to purchase all or any portion of the issued and outstanding Class A Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve First American of its obligations under the Offer or the Merger and will in no way prejudice the rights of tendering stockholders to receive payment for the Class A Shares validly tendered and accepted for payment pursuant to the Offer or converted in the Merger.

Q.	Why is First American making the Offer?

A.	First American currently owns or controls, directly or indirectly, Class B Shares constituting approximately 80% of the equity interest in First Advantage and approximately 98% of the voting power of First Advantage capital stock (which amounts may be reduced to 74% and 97%, respectively, prior to the Expiration Time if Experian elects to cause the Experian Distribution, as described below). First American is making the Offer to acquire all of the shares of First Advantage capital stock it does not own or control at the Expiration Time because First American believes that acquiring the minority interest in First Advantage, and fully integrating First Advantage with First American, will enhance its financial flexibility, reduce organizational complexity and provide greater overall operational efficiency, as well as boost the financial strength of First American as it continues to prepare for its previously announced spin-off, which is described below.

Q.	What will I receive in exchange for my Class A Shares in the Offer?

A.	Each Class A Share of First Advantage that is validly tendered and not properly withdrawn at the Expiration Time will be exchanged for 0.58 of a First American common share.

Q.	What is the timing of the Offer?

A.	We commenced the Offer on October 9, 2009, and the Offer is currently scheduled to expire at 5:00 P.M., New York City time, on Tuesday, November 10, 2009. All references to the “Expiration Time” mean the time of expiration, as may be extended from time to time. For more information, see the discussion under “The Offer — Extension, Termination and Amendment” beginning on page 40.

Q.	How do I participate in the Offer?

A.

Only the record owner of Class A Shares may tender them in the Offer. You are the record owner of your Class A Shares if those shares are registered directly in your name with First Advantage’s transfer agent, Wells Fargo Bank, N.A., which is also serving as the depositary and exchange agent for the Offer (the

“Exchange Agent”). You are the beneficial owner of Class A Shares if you hold those shares in “street name” through a stockbroker, bank, trustee or other nominee, including Class A Shares held on your behalf in the First Advantage Corporation 401(k) Savings Plan. To tender your Class A Shares, you should do the following:

•

If you hold Class A Shares in your own name, and in certificated form, complete and sign the enclosed letter of transmittal and return it with your share certificates to the Exchange Agent, at its address specified on the back cover page of this prospectus before the Expiration Time.

•

If you hold Class A Shares in your own name, and they are held as direct registered shares, not certificates, you must complete and sign the enclosed letter of transmittal and return it to the Exchange Agent, at its address specified on the back cover page of this prospectus before the Expiration Time.

•

If you hold Class A Shares in “street name” through a broker or other nominee, including Class A Shares held on your behalf in the First Advantage Corporation 401(k) Savings Plan, you must instruct your nominee to tender your Class A Shares before the Expiration Time.

•	If you are unable to tender your Class A Shares before the Expiration Time, you may comply with the guaranteed delivery procedures set forth in “The Offer — Guaranteed Delivery” beginning on page 44.

In each case, you bear the risk of an untimely delivery. For more information on the timing of the Offer, possible extensions to the Offer period and your rights to withdraw your Class A Shares from the Offer before the Expiration Time, please refer to “The Offer” beginning on page 39.

Q.	What are the potential benefits of the Offer to holders of Class A Shares?

A.	We believe that the Offer is beneficial to holders of Class A Shares for the following reasons and for the other reasons stated elsewhere in this prospectus:

•

The closing price of the Class A Shares on the last trading day prior to announcement of First American’s intention to acquire the Class A Shares, June 26, 2009, was $12.75. The closing price of First American common shares on October 27, 2009, the last practicable trading day prior to filing this prospectus with the SEC, was $31.59. Therefore, as of such date, the Exchange Ratio represents a 43.70% premium to the closing price of the Class A Shares on the last trading day prior to the June 29, 2009 announcement of First American’s intention to acquire the Class A Shares.

•	Holders of Class A Shares will receive First American common shares, which we believe are more liquid than the Class A Shares — based on average daily trading volumes.

•

First American currently pays a cash dividend on its common shares, while First Advantage has never declared or paid any cash dividends on its common stock and has stated that it does not anticipate paying cash dividends in the foreseeable future.

•

First Advantage’s business may have greater access to capital and may realize other synergies as a result of the complete integration of First Advantage into First American. These synergies may help First American produce greater shareholder value than would otherwise be produced by First Advantage as an independent company.

•	You will retain your ability to participate in the growth of First Advantage’s business through ownership of First American common shares.

•	The timing of the Offer provides holders of Class A Shares the opportunity to participate in any value created from First American’s previously announced spin-off described below.

Q.	What are some of the other potential factors you should consider in evaluating the Offer?

A.	You should consider, among other matters:

•

The unanimous recommendation of the Special Committee of the First Advantage board of directors, which committee is comprised of First Advantage directors who are not affiliated with First American (the “FADV Special Committee”), on behalf of the First Advantage board of directors, that First Advantage stockholders (other than First American and its affiliates) accept the Offer and tender their Class A Shares into the Offer. This recommendation is set forth in the Schedule 14D-9 which was filed by First Advantage with the SEC. The Schedule 14D-9 was distributed to holders of the Class A Shares.

•

The current market price of both the Class A Shares and First American common shares. We recommend that you obtain current market price quotations for both the Class A Shares and First American common shares in connection with considering the Offer.

•

The market price of First American common shares at the time you tender may be different than at the time you receive your First American common shares in the Offer or the Merger; the Exchange Ratio will not be adjusted based upon changes in the market price of First American common shares.

•	The market price of First American common shares could depend upon factors different than those affecting the market price of Class A Shares.

•	The market price of First American common shares could decline following the Offer.

•	There are risks associated with integrating First Advantage into First American, including the risk that the anticipated benefits of the acquisition may not be fully realized, if at all.

•

There are general risks associated with First American’s business, including those set forth under the heading “Risk Factors,” beginning on page 12, which may not apply to First Advantage or may affect First Advantage and First American differently.

•	As a shareholder of First American, your interest in the future performance of First Advantage will be only indirect and in proportion to your holdings of First American common shares.

•	First American has announced that it intends to conduct a spin-off transaction affecting its common shares.

•

Because Class A Shares will be exchanged for First American common shares in the Offer and the Merger, you should consider First American’s business and financial condition in connection with any decision to tender your Class A Shares.

•

First American has not requested or sought an opinion from any investment bank as to the fairness of the Offer price. First American’s financial interest in acquiring the Class A Shares at a favorable price to First American conflicts with the financial interests of First Advantage’s unaffiliated stockholders.

•

The receipt of First American common shares and cash in lieu of fractional First American common shares by holders of Class A Shares in exchange for the Class A Shares pursuant to the Offer and the Merger is expected to be treated as a taxable transaction for U.S. federal income tax purposes.

We describe various other factors you should consider in deciding whether to exchange your Class A Shares for First American common shares in the Offer under “Risk Factors” beginning on page 12.

Q.	What does the FADV Special Committee think of the Offer?

A.

The FADV Special Committee has unanimously recommended, on behalf of the First Advantage board of directors, that First Advantage stockholders (other than First American and its affiliates) accept the Offer and tender their Class A Shares into the Offer. As required by SEC rules, First Advantage has filed a Schedule 14D-9 describing its position on the Offer and related matters. First Advantage’s Schedule 14D-9

v

was mailed to all holders of the Class A Shares and it contains important information. The Schedule 14D-9 is also available at the SEC’s website at www.sec.gov. We urge all First Advantage stockholders to carefully review both the Schedule 14D-9 and this prospectus (as each may be amended from time to time).

Q.	If you decide not to tender your Class A Shares, what will happen to them?

A.	If the conditions to the Offer are satisfied or waived, and we consummate the Offer, we intend to cause Merger Sub to merge with and into First Advantage. In the Merger, your Class A Shares would be converted into the right to receive the same consideration that is being offered in the Offer — 0.58 of a First American common share for each Class A Share. If you do not tender your Class A Shares in the Offer, the likelihood that the Minimum Condition and the Merger Condition will be satisfied will be reduced and the Offer will be less likely to be consummated.

Q.	How long will it take to consummate the Offer and the Merger?

A.	We hope to consummate the Offer promptly after the Expiration Time, which is currently 5:00 P.M., New York City time, on Tuesday, November 10, 2009. We may extend the Offer if the conditions to the Offer have not been satisfied as of the Expiration Time or if we are required to extend the Offer pursuant to the SEC’s tender offer rules.

If upon consummation of the Offer, we own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), we shall promptly thereafter effect the Merger unless prohibited by court order or other applicable legal requirement. If we consummate the Offer and do not own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), we will use commercially reasonable efforts to acquire additional Class A Shares such that after such acquisition, Merger Sub owns or controls at least 90% of each class of the issued and outstanding capital stock of First Advantage (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis); provided, however, that such use of commercially reasonable efforts to acquire additional Class A Shares shall not require us to exchange more than 0.58 of a First American share (or equivalent value) for any Class A Share. In such event, once we own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), we shall effect the Merger promptly thereafter unless prohibited by court order or other applicable legal requirement.

Q.	What percentage of First American common shares will current First Advantage stockholders own after the successful consummation of the Offer and the Merger?

A.	We anticipate that 11,337,105 First American common shares will be issued in the Offer and the Merger or be issuable upon the exercise of stock options and warrants that will be converted into the right to purchase First American common shares in the Merger. This assumes that:

•

up to 9,473,821 First American common shares would be issued in the Offer and the Merger as a result of (i) the purchase of outstanding Class A Shares (if Experian elects to cause the Experian Distribution), and (ii) the issuance of Class A Shares upon vesting of all outstanding restricted stock units of First Advantage in connection with the Merger;

•

up to 1,839,236 First American common shares would be issuable as a result of the conversion, upon consummation of the Merger, of outstanding equity awards granted to First Advantage employees into equity awards for First American common shares. See “Interests of Certain Persons in the Offer and the Merger — Treatment of Grants Under First Advantage Equity Incentive Plans” beginning on page 69;

•

up to 24,048 First American common shares would be issuable as a result of the conversion, upon consummation of the Merger, of outstanding warrants to purchase Class A Shares into warrants to purchase First American common shares; and

•	no First Advantage stockholders exercise and perfect appraisal rights.

If the Merger is effected, the number of First American common shares issued in exchange for First Advantage securities may differ significantly from the issuances set forth in the assumptions above.

The holders of First American common shares are entitled to one vote for each share they hold. Based on the assumptions above, and assuming no change in outstanding First American common shares, except for the issuance of common shares in connection with the Offer and the Merger, if the Offer and the Merger are consummated, the former stockholders of First Advantage who would receive First American common shares in the Offer and the Merger will therefore hold approximately 10.80% of the outstanding voting power of First American (including First American common shares issuable upon the exercise of options and warrants assumed by First American), or 9.06%, if Experian does not elect to cause the Experian Distribution described below, immediately following the Offer and the Merger.

Q.	What is the “Experian Distribution” referenced in this prospectus?

A.	We have entered into an agreement with Experian pursuant to which, among other matters, Experian has elected, subject to a right of revocation, to cause the distribution of Class B Shares to Experian of its proportionate interest in the Class B Shares controlled by us (which Class B Shares, upon such distribution to Experian, would automatically convert to Class A Shares and would no longer be subject to First American’s control), and to tender those Class A Shares in the Offer. We refer to this distribution in this prospectus as the “Experian Distribution.” Experian’s proportionate interest is 3,463,415 Class B Shares, and thus if Experian elects to cause the Experian Distribution, 3,463,415 additional Class A Shares would be issued and outstanding, with a corresponding decrease in the number of Class B Shares. See “Agreements Regarding First Advantage Securities,” beginning on page 65. If Experian revokes its election to cause the Experian Distribution, all of the currently outstanding Class B Shares, including Experian’s proportionate interest, will be contributed to Merger Sub under the agreement with Experian and 2,008,780 fewer First American common shares would be issued in the Offer and the Merger. In such event, Experian would retain its indirect interest in First Advantage.

Q.	Will the Class A Shares continue to be listed on the NASDAQ Stock Market if the Offer and the Merger are consummated?

A.	No. If the Offer and the Merger are consummated as currently contemplated, all Class A Shares will be cancelled in the Merger and the Class A Shares will consequently be delisted from the NASDAQ Stock Market.

Q.	Do the statements on the cover page regarding this prospectus being subject to change and the registration statement filed with the SEC not yet being effective mean that the Offer has not commenced?

A.	We commenced the Offer on October 9, 2009. SEC rules permit us to commence the Offer before the registration statement, of which this prospectus is a part, has been declared effective by the SEC. We cannot, however, consummate the Offer and accept for exchange any Class A Shares tendered in the Offer until the registration statement is declared effective by the SEC and the other conditions to the Offer have been satisfied or, where permissible, waived.

Q.	Who can I call with questions regarding the Offer or the Merger?

A.	If you have any questions about the Offer or the Merger, you may contact the Information Agent: MacKenzie Partners, Inc. at 1-800-322-2885 or collect at 212-929-5500.

SUMMARY

This summary highlights selected information from this prospectus and does not contain all the information that may be important to a decision to tender Class A Shares in the Offer. To fully understand the Offer and the Merger, and for a more complete description of the terms of the Offer and the Merger, you should read carefully this entire document, including the annexes, as well as the documents incorporated by reference into this prospectus, and the other documents to which we have referred you. For information on how to obtain the documents that First American and First Advantage have filed with the SEC, see “Where You Can Find More Information.”

Introduction

We are seeking to acquire all of the outstanding Class A Shares, currently representing approximately 20% of the equity interest in First Advantage. We are offering to exchange all Class A Shares — the publicly traded capital stock of First Advantage — for First American common shares at the Exchange Ratio. The Exchange Ratio is 0.58 of a First American common share for each Class A Share. The Offer is being made on the terms and conditions set forth in this prospectus and the related letter of transmittal.

We will not purchase any Class A Shares in the Offer if, among other non-waivable conditions, the Minimum Condition is not met. If the Merger Condition is satisfied, and we consummate the Offer, we will convert (or cause to be converted) all of the Class B Shares that we own or control into Class A Shares and cause all such Class A Shares and the Class A Shares acquired by us in the Offer to be contributed to Merger Sub. We can waive the Merger Condition in our sole discretion at or prior to the Expiration Time, and provided that the non-waivable conditions have been met, we can consummate the Offer, notwithstanding that we will not own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis) upon consummation of the Offer. If upon consummation of the Offer, we own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), we shall promptly thereafter effect the Merger unless prohibited by court order or other applicable legal requirement. As provided by Delaware law, the Merger may be effected without the approval of First Advantage’s board of directors or any remaining public stockholders. If we consummate the Offer and do not own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), we will use commercially reasonable efforts to acquire additional Class A Shares such that after such acquisition, Merger Sub owns at least 90% of each class of the issued and outstanding capital stock of First Advantage (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis); provided, however, that such use of commercially reasonable efforts to acquire additional Class A Shares shall not require us to exchange more than 0.58 of a First American share (or equivalent value) for any Class A Share. In such event, once we own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), we shall effect the Merger promptly thereafter unless prohibited by court order or other applicable legal requirement. As a result of the Merger, any Class A Shares not previously purchased by us in the Offer (and any subsequent purchases) would be converted into First American common shares at the Exchange Ratio, other than the Class A Shares in respect of which appraisal rights have been properly perfected under Delaware law.

First American (page 24)

First American, through its subsidiaries, is engaged in the business of providing business information and related products and services. First American has five reporting segments that fall within two primary business groups, financial services and information solutions. The financial services group includes First American’s title insurance and services segment and its specialty insurance segment. First American’s information and outsourcing solutions, data and analytic solutions and risk mitigation and business solutions segments comprise its information solutions group.

Interests in First Advantage

As of the date of this prospectus, First American holds its interest in First Advantage through a limited liability company that is jointly owned by First American, a wholly owned subsidiary of First American, and a joint venture between First American and Experian. This limited liability company owns all of the Class B Shares. First American’s indirect interest represented by the Class B Shares equals approximately 74% and Experian’s indirect interest equals approximately 6%, of the equity interest in First Advantage (on a fully converted basis). The Class B Shares, which are entitled to ten votes per share, represented approximately 98% of the voting power of First Advantage as of the date of this prospectus. The Class B Shares may be converted into Class A Shares at any time. If Experian elects to cause the Experian Distribution, the Class B Shares distributed to Experian will automatically convert into Class A Shares and will no longer be subject to First American’s control, and the Class B Shares will therefore represent 97% of the voting power of First Advantage. See “Agreements Regarding First Advantage Securities,” beginning on page 65.

Four of the 10 members of the First Advantage board of directors are directors and/or executive officers of First American. For additional information on interests that First American’s board members and executive officers may have in the Offer and the Merger, see “Interests of Certain Persons in the Offer and the Merger” beginning on page 67.

Spin-Off Transaction

On January 15, 2008, First American announced its intention to separate its financial services group from its information solutions group via a spin-off transaction, resulting in two separate publicly traded entities. Because of negative trends and continued uncertainty in the real estate and mortgage credit markets and First American’s desire to focus on responding to these conditions, among other factors, First American’s board of directors determined on July 30, 2008, to delay the consummation of the transaction. First American continues to proceed with preparations for the anticipated separation, and to monitor market conditions, and currently expects the separation to occur during the first half of 2010. The transaction remains subject to customary conditions, including final approval by First American’s board of directors, filing and effectiveness of a Form 10 Registration Statement with the SEC, receipt of a favorable tax ruling from the Internal Revenue Service and the approval of applicable regulatory authorities.

Executive Offices

First American is a California corporation and has its executive offices at 1 First American Way, Santa Ana, California 92707-5913. First American’s telephone number is (714) 250-3000.

Merger Sub (page 25)

In connection with the Merger, First American has formed Merger Sub as a Delaware corporation. Merger Sub has its executive offices located at 1 First American Way, Santa Ana, California 92707-5913. Its telephone number is (714) 250-3000.

First Advantage (page 25)

First Advantage provides global risk mitigation, screening services and credit reporting to enterprise and consumer customers. First Advantage operates in five primary business segments: credit services, data services, employer services, multifamily services, and investigative & litigation support services.

The credit services segment includes business lines that offer lenders credit reporting solutions for mortgage and home equity needs, provide consumer credit reporting services and serve the automotive dealer marketplace by delivering consolidated consumer credit reports and automotive lead generation services. The data services segment includes business lines that provide transportation credit reporting, motor vehicle record reporting, fleet management, criminal records reselling, specialty finance credit reporting and lead generation services. The employer services segment includes employment background screening, occupational health services, tax incentive services and hiring solutions. The multifamily services segment includes resident screening and software services. The investigative and litigation support services segment includes all investigative services.

First Advantage’s executive offices are located at 12395 First American Way, Poway, California 92064. First Advantage’s telephone number is (727) 214-3411.

The Offer (page 39)

First American is making the Offer to acquire all of the shares of First Advantage capital stock it does not own or control at the Expiration Time (currently representing approximately 20% of the equity interest in, and 2% of the voting power of, First Advantage). Such Class A Shares may include Class A Shares received by Experian in the Experian Distribution, which, as of the date of this prospectus, are included in the Class B Shares owned or controlled by First American. First American currently indirectly owns or controls Class B Shares constituting approximately 80% of the equity interest in First Advantage and approximately 98% of the voting power of First Advantage capital stock. As of October 27, 2009, there were 12,098,680 Class A Shares outstanding. The equity interest and voting power of the Class A Shares may increase to 26% and 3.5%, respectively, if Experian elects to cause the Experian Distribution. Except for 3,386 Class A Shares of restricted stock, First American does not own or control any outstanding Class A Shares.

Timing of the Offer (page 40)

We commenced the Offer on October 9, 2009, and the Offer is currently scheduled to expire at 5:00 P.M., New York City time, on Tuesday, November 10, 2009. All references to the “Expiration Time” mean the time of expiration, as may be extended from time to time. For more information, see the discussion under “Extension, Termination and Amendment” below.

Extension, Termination and Amendment (page 40)

We expressly reserve the right, in our sole discretion, to extend, on one or more occasions, the period of time during which the Offer remains open in the event that not all of the conditions to the Offer have been waived or satisfied at the then scheduled Expiration Time or if we are required to extend the Offer pursuant to the SEC’s tender offer rules. We are not giving any assurance that we will exercise our right to extend the Offer in the event that not all of the conditions to the Offer have been waived or satisfied at the then scheduled Expiration Time. We can extend the Offer by giving oral or written notice of extension to the Exchange Agent. During any extension, all validly tendered and not properly withdrawn Class A Shares will remain deposited with the Exchange Agent, subject to your right to withdraw your Class A Shares as described under “The Offer — Withdrawal Rights” beginning on page 43.

Subject to the SEC’s applicable rules and regulations, we reserve the right to delay, on one or more occasions, and extend the period during which the Offer remains open, for any other reason whatsoever, if in good faith we deem it advisable. We also reserve the right to terminate the Offer and not accept for exchange any Class A Shares, upon the failure of any of the conditions of the Offer to be satisfied or, where permissible, waived, or otherwise to amend the Offer in any respect (except as to the non-waivable conditions), by giving oral or written notice of delay, termination or amendment to the Exchange Agent and by making a public announcement.

We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that any material change in the information published, sent or given to the stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any dissemination, we assume no obligation to publish, advertise or otherwise communicate any change other than by making a release to PR Newswire.

Subsequent Offering Period; Additional Purchases (page 41)

First American intends to provide a subsequent offering period of at least three business days, during which time stockholders whose Class A Shares have not been accepted for payment may tender, but not withdraw, their Class A Shares and receive in the Offer the Exchange Ratio for each Class A Share. First American reserves the right to purchase, following the consummation or termination of the Offer, Class A Shares in the open market, in privately negotiated transactions (including with First Advantage), in another tender offer or exchange offer, in a merger negotiated with First Advantage or otherwise. Any additional purchases of Class A Shares may be at a price greater or less than the price to be paid for the Class A Shares in the Offer and could be for cash or other consideration.

Cash Instead of Fractional First American Common Shares (page 42)

We will not issue any fraction of a First American common share pursuant to the Offer or the Merger. Instead, each First Advantage stockholder who would otherwise be entitled to a fraction of a First American common share, after combining all fractional shares to which the stockholder would otherwise be entitled in the Offer or the Merger, will receive cash in an amount equal to the product obtained by multiplying (1) the fraction of a First American common share to which the holder would otherwise be entitled by (2) the closing price of a First American common share as reported on the New York Stock Exchange on the last trading day before the date that the Offer expires.

Delivery of First American Common Shares (page 41)

We will accept for exchange validly tendered and not properly withdrawn Class A Shares promptly after the Expiration Time and will promptly exchange First American common shares and cash instead of fractional shares for the tendered Class A Shares. In all cases, exchange of Class A Shares tendered and accepted for exchange pursuant to the Offer will be made only if the Exchange Agent receives:

•

certificates for those Class A Shares, or a timely confirmation of a book-entry transfer of those Class A Shares in the Exchange Agent’s account at DTC, and a properly completed and duly executed letter of transmittal, or a manually signed copy, and any other required documents; or

•

a timely confirmation of a book-entry transfer of those Class A Shares in the Exchange Agent’s account at DTC, together with an “agent’s message” as described under “The Offer — Procedure for Tendering Shares” beginning on page 42.

Withdrawal Rights (page 43)

You may withdraw any Class A Shares you previously tendered into the Offer at any time before the Expiration Time. Shares tendered during any subsequent offering period may not be withdrawn.

Conditions of the Offer (page 45)

The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The “Minimum Condition” means that there must be validly tendered, and not properly withdrawn prior to the Expiration Time, at least a majority of the Class A Shares not owned by First American and its affiliates (including its executive officers and directors), Experian and its subsidiaries and First Advantage, its executive officers and directors, and its subsidiaries (collectively, the “Excluded Parties”). As of October 27, 2009, there were 12,098,680 Class A Shares outstanding, and we understand that 632,544 of these Class A Shares are held by Excluded Parties. Accordingly, we calculate that at least 5,733,069 Class A Shares not owned by the Excluded Parties would have to be validly tendered into the Offer, and not have been properly withdrawn, as of the Expiration Time, in order to satisfy this condition.

In addition, among others, the following conditions must also be satisfied or waived at or prior to the Expiration Time (except as noted below):

•

there must be sufficient Class A Shares validly tendered, and not properly withdrawn prior to the Expiration Time, such that once such tendered Class A Shares are purchased by First American in the Offer, First American will own or control at least 90% of the outstanding Class A Shares (after giving effect to the conversion of the Class B Shares into Class A Shares on a one-for-one basis) (the “Merger Condition”). We calculate that, based on the number of outstanding Class A Shares as of October 27, 2009, approximately 6,112,774 Class A Shares would have to be tendered in order to satisfy this condition;

•	the registration statement, of which this prospectus is a part, has been declared effective by the SEC (the “Registration Statement Effectiveness Condition”);

•	the First American common shares to be issued in the Offer and the Merger have been approved for listing on the New York Stock Exchange (the “Listing Condition”); and

•	the absence of legal impediments to the Offer and the Merger and other General Conditions.

On October 23, 2009, the New York Stock Exchange notified First American that it had approved the First American common shares issuable in the Offer and the Merger for listing on the exchange. The Minimum Condition, the Registration Statement Effectiveness Condition and the Listing Condition will not be waived in the Offer. First American can waive the Merger Condition in its sole discretion at or prior to the Expiration Time, and provided that the non-waivable conditions have been met, First American can consummate the Offer, notwithstanding that it will not own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis) upon consummation of the Offer. In the event that all of the conditions to the Offer have not been satisfied or waived at the then scheduled Expiration Time, First American may, in its discretion, extend the Expiration Time in such increments as it may determine.

Appraisal Rights (page 49)

First Advantage is incorporated in Delaware, which does not provide statutory appraisal rights in connection with an exchange offer; however, appraisal rights will be available in the event that the Merger is effected. Only record holders of Class A Shares as of the effective time of the Merger may exercise appraisal rights, and appraisal rights may only be exercised by following the requirements specified in Delaware’s appraisal statute, a copy of which is attached to this prospectus as Annex C.

Material U.S. Federal Income Tax Consequences of the Offer and the Merger (page 51)

The receipt of First American common shares and cash in lieu of fractional First American common shares by holders of Class A Shares in exchange for the Class A Shares pursuant to the Offer and the Merger is expected to be treated as a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who is a U.S. person and exchanges Class A Shares pursuant to the Offer or the Merger is expected to recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (a) the sum of the fair market value of the First American common shares and cash in lieu of fractional First American common shares received by the stockholder, and (b) the stockholder’s adjusted tax basis in the Class A Shares exchanged pursuant to the Offer or the Merger. If the Class A Shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be a capital gain or a capital loss. In general, capital gains recognized by an individual will be subject to tax at capital gains rates if the shares were held for more than one year. YOU SHOULD CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF TENDERING YOUR SHARES.

Anticipated Accounting Treatment (page 53)

Our acquisition of the Class A Shares will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles in the United States.

Certain Legal Matters and Regulatory Approvals (page 55)

In connection with the Offer and the Merger, we intend to make all required filings under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, as well as any required filings or applications with the New York Stock Exchange. We are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Offer or the Merger.

Comparison of Rights of First American and First Advantage Stockholders (page 56)

The rights of First American shareholders are different in a number of respects from the rights of First Advantage stockholders, both under the charter documents of each company and as a result of the laws of the differing states of incorporation of each of First Advantage, a Delaware corporation, and First American, a California corporation. Therefore, First Advantage stockholders will have different rights once they become First American shareholders. In addition, First American is seeking shareholder consent to the reincorporation of First American as a Delaware corporation by means of a merger of First American with and into a Delaware incorporated subsidiary of First American (“First American Delaware”). If approved by First American shareholders and effected, such reincorporation would change the rights of First American shareholders. First Advantage stockholders should read the definitive proxy statement filed with the SEC by First American on October 26, 2009 (the “Definitive Proxy Statement”) because it contains important information about the reincorporation and its potential effects on the rights of First American shareholders. See “Where You Can Find More Information” on page 70 for information on how to obtain a copy of the Definitive Proxy Statement.

Market Price and Dividend Information (page 66)

First American common shares are quoted on the New York Stock Exchange under the symbol “FAF.” Class A Shares are quoted on the NASDAQ Stock Market under the symbol “FADV.”

The following table shows the closing sale prices of First American common shares and Class A Shares as reported on the NYSE and NASDAQ Stock Market respectively, on June 26, 2009, the last full trading day prior to the public announcement of the proposed acquisition, and on October 27, 2009, the last practicable trading day prior to filing this prospectus with the SEC. This table also shows the implied value of each Class A Share on such date, which we calculated by multiplying the closing price of a First American common share on those dates by the Exchange Ratio of 0.58.

	First American	First Advantage	Implied Value of Class A Shares
June 26, 2009	$25.95	$12.75	$15.05
October 27, 2009	$31.59	$18.24	$18.32

Risk Factors (page 12)

The Offer and the Merger pose a number of risks to First American and the First Advantage stockholders. In addition, both First American and First Advantage are subject to various risks associated with their businesses. In deciding whether to tender Class A Shares pursuant to the Offer, you should read carefully this prospectus, the letter of transmittal, the documents incorporated herein by reference and the documents to which we refer you.

Selected Financial Information of First American and First Advantage

We are providing the following selected financial information to assist you in analyzing the financial aspects of the Offer and the Merger. We derived the selected historical unaudited financial information presented for First American and First Advantage as of, and for the six-month periods ended, June 30, 2008 and 2009 from First American’s and First Advantage’s respective quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2009. We derived the selected historical financial information presented for First American and First Advantage as of, and for the years ended, December 31, 2008, 2007, 2006, 2005 and 2004 from First American’s and First Advantage’s respective consolidated financial statements for each of those years.

You should read the financial information with respect to First American and First Advantage presented below in conjunction with the historical consolidated financial statements and the related notes contained in the annual, quarterly and other reports filed with SEC by First American and First Advantage, which are incorporated by reference into this prospectus. See “Where You Can Find More Information:” beginning on page 70.

First American

Effective January 1, 2009, First American adopted SFAS 160. SFAS 160 outlines new accounting and reporting requirements for ownership interests in subsidiaries held by parties other than the parent (previously known as minority interest) which requires, among other items: (a) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated balance sheet within equity, but separate from the parent’s equity; (b) the amount of consolidated net income attributable to the parent and the non-controlling interests be clearly identified and presented on the face of the consolidated statement of income; and (c) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. The presentation and disclosure requirements of SFAS 160 are required to be applied retrospectively for all periods presented. In accordance with SFAS 160, First American applied the presentation and disclosure requirements retrospectively to the following Five Year Selected Financial Information.

The following selected consolidated financial data of First American for the six months ended June 30, 2009 and 2008, which are derived from First American’s Quarterly Reports on Form 10-Q filed on July 30, 2009 and August 8, 2008 and for each of the five years ended December 31, 2008, which are derived from First American’s Annual Report on Form 10-K/A filed on October 8, 2009.

	Six Months Ended June 30		Year Ended December 31
	2009	2008	2008	2007	2006	2005	2004
	(in thousands, except per share amounts, employee data and ratio of earnings to fixed charges)
Revenues:	$2,915,194	$3,344,176	$6,213,758	$8,222,383	$8,533,597	$8,104,751	$6,722,326

Net (loss) income attributed to The First American Corporation	$106,297	$48,923	$(26,320)	$(3,119)	$287,676	$480,380	$345,847
Total assets	$8,566,722	$8,871,480	$8,730,055	$8,647,921	$8,224,285	$7,598,641	$6,216,536
Notes and contracts payable	$833,553	$920,341	$868,274	$906,046	$847,991	$848,569	$732,770
Deferrable interest subordinated notes	$100,000	$100,000	$100,000	$100,000	$100,000	$100,000	$100,000
Stockholders’ equity (Note A)	$2,855,563	$2,973,650	$2,697,650	$2,975,398	$3,202,081	$3,005,519	$2,468,408
Dividends on common shares	$41,040	$40,660	$81,542	$82,833	$69,213	$68,636	$52,403
Per share of common stock (Note B) — Net (loss) income attributed to The First American Corporation:
Basic	$1.14	$0.53	$(0.28)	$(0.03)	$2.99	$5.09	$4.00
Diluted	$1.13	$0.53	$(0.28)	$(0.03)	$2.92	$4.92	$3.80
Stockholders’ equity	$30.59	$32.11	$29.02	$32.40	$33.19	$31.35	$27.41
Cash dividends	$0.44	$0.44	$0.88	$0.88	$0.72	$0.72	$0.60
Number of common shares outstanding — Weighted Average during the Year
Basic	93,141	92,252	92,516	94,649	96,206	94,351	86,430
Diluted	93,758	92,951	92,516	94,649	98,653	97,691	91,669
End of year	93,357	92,594	92,963	91,830	96,484	95,860	90,058
Other Operating Data (unaudited)
Title orders opened (Note C)	986	1,128	1,961	2,402	2,510	2,700	2,519
Title orders closed (Note C)	807	791	1,399	1,697	1,866	2,017	1,909
Number of employees (Note D)	31,327	36,215	31,411	37,354	39,670	37,883	30,994
Ratio of earnings to fixed charges	3.6x	2.2x	1.0x	1.5x

Note A	Stockholders’ equity refers to the stockholders of First American and excludes noncontrolling interests.

Note B	Per share information relating to net income is based on weighted-average number of shares outstanding for the years presented. Per share information relating to stockholders’ equity is based on shares outstanding at the end of each year.

Note C	Title order volumes are those processed by the direct title operations of First American and do not include orders processed by agents.

Note D	Number of employees in 2008, 2007, 2006 and 2005 is based on actual employee headcount, including employees of unconsolidated subsidiaries. Number of employees in 2004 was based on full-time equivalents.

First Advantage

Effective January 1, 2009, First Advantage also adopted SFAS 160. The presentation and disclosure requirements of SFAS 160 are required to be applied retrospectively for all periods presented. In accordance with SFAS 160, First Advantage applied the presentation and disclosure requirements retrospectively to the following Five Year Selected Financial Information.

The following selected consolidated financial data of First Advantage for the six months ended June 30, 2009 and 2008, which are derived from First Advantage’s Quarterly Reports on Form 10-Q filed on July 30, 2009 and July 31, 2008 and for each of the five years ended December 31, 2008, which are derived from First Advantage’s Current Report on Form 8-K filed on October 8, 2009.

	Six Months Ended June 30		Year Ended December 31
	2009	2008	2008	2007	2006	2005	2004
	(in thousands, except per share amounts)
Income Statement Data:
Service revenue	$354,708	$370,677	$727,276	$770,165	$725,309	$556,757	$429,530
Reimbursed government fee revenue	26,319	27,147	52,687	54,106	52,166	47,226	44,599
Total revenue	381,027	397,824	779,963	824,271	777,475	603,983	474,129
Cost of service revenue	139,601	107,203	229,980	219,279	228,626	172,071	134,261
Government fees paid	26,319	27,147	52,687	54,106	52,166	47,226	44,599
Total cost of service	165,920	134,350	282,667	273,385	280,792	219,297	178,860
Gross margin	215,107	263,474	497,296	550,886	496,683	384,686	295,269
Operating expenses	174,346	212,025	403,726	429,553	376,056	286,870	223,364
Impairment loss	—	297	21,750	204	—	—	—
Income from operations	40,761	51,152	71,820	121,129	120,627	97,816	71,905
Total interest (expense), net	(385)	(909)	(1,651)	(8,618)	(12,434)	(6,449)	(2,009)
Equity in earnings of investee	—	—	—	2,939	2,299	1,385	1,782
Gain on sale of investment	—	—	—	97,380	6,993	9,471	—
Income from continuing operations before income taxes	40,376	50,243	70,169	212,830	117,485	102,223	71,678
Provision for income taxes	16,958	20,650	37,079	85,531	47,870	43,453	29,567
Income from continuing operations	23,418	29,593	33,090	127,299	69,615	58,770	42,111
(Loss) income and gain from discontinued operations, net of tax	—	(4,241)	(4,241)	11,985	(140)	99	222
Net Income	$23,418	$25,352	$28,849	$139,284	$69,475	$58,869	$42,333
Less Net (Loss) income attributable to noncontrolling interest	(167)	(325)	(6,008)	1,177	3,314	443	—
Net Income attributable to First Advantage Corporation (“FADV”)	$23,585	$25,677	$34,857	$138,107	$66,161	$58,426	$42,333
Balance Sheet Data:
Total assets	$1,162,739	$1,183,984	$1,129,739	$1,227,524	$1,089,923	$980,083	$572,536
Long-term debt	$29,357	$57,139	$22,938	$14,404	$179,531	$182,127	$86,480
Equity	$970,159	$941,130	$937,048	$932,011	$723,354	$630,560	$418,187

	Six Months Ended June 30		Year Ended December 31
	2009	2008	2008	2007	2006	2005	2004
	(in thousands, except per share amounts)
Per Share Information:
Basic
Income from continuing operations attributable to FADV shareholders	$0.40	$0.50	$0.66	$2.14	$1.15	$1.10	$0.85
(Loss) income from discontinued operations attributable to FADV shareholders, net of tax	—	(0.07)	(0.07)	0.21	(0.00)	0.00	0.00
Net Income attributable to FADV shareholders	$0.40	$0.43	$0.59	$2.35	$1.15	$1.10	$0.85
Diluted
Income from continuing operations attributable to FADV shareholders	$0.39	$0.50	$0.66	$2.13	$1.14	$1.09	$0.84
(Loss) income from discontinued operations attributable to FADV shareholders, net of tax	—	(0.07)	(0.07)	0.21	(0.00)	0.00	0.01
Net Income attributable to FADV shareholders	$0.39	$0.43	$0.59	$2.34	$1.14	$1.09	$0.85
Weighted average shares outstanding
Basic	59,681	59,297	59,392	58,871	57,502	52,884	49,711
Diluted	59,764	59,374	59,499	59,121	58,079	53,593	50,036
Amounts attributable to FADV shareholders:
Income from continuing operations, net of tax	$23,585	$29,918	$39,098	$126,122	$66,301	$58,327	$42,111
Loss from discontinued operations, net of tax	—	(4,241)	(4,241)	11,985	(140)	99	222
Net income	$23,585	$25,677	$34,857	$138,107	$66,161	$58,426	$42,333
Total shares outstanding	59,788	59,469	59,499	59,095	58,179	55,765	50,084

Summary Pro Forma Financial Data

The selected pro forma statement of income for First American for the six months ended June 30, 2009 and the year ended December 31, 2008 reflects the elimination of the net income attributed to the noncontrolling interest of First Advantage of $6.2 million and $8.9 million respectively, assuming the transaction had occurred as of the beginning of each period. The pro forma balance sheet at June 30, 2009 and December 31, 2008, reflects the elimination of the noncontrolling interest attributed to First Advantage of $252.5 million and $252.2 million, respectively.

Comparative Per Share Data

In the following table we present historical per share data for First American and First Advantage, combined pro forma per share data for First American and equivalent pro forma per share data for First Advantage for, and as of, the year ended December 31, 2008, and the six months for, and as of, June 30, 2009 using certain assumptions as set forth in the footnotes to the table. The data does not purport to be indicative of:

•	the results of operations or financial position which would have been achieved if the Offer and the Merger had been effected at the beginning of the period or as of the date indicated, or

•	the results of operations or financial position which may be achieved in the future.

In addition, the pro forma per share data does not reflect any payment that may be required to be made in connection with the exercise of appraisal rights by First Advantage stockholders under Delaware law in connection with the Merger.

	Six Months Ended June 30, 2009	Year Ended December 31, 2008
Net Income (Loss) Per Share:
Historical First American Basic	$1.14	$(0.28)
Historical First American Diluted	$1.13	$(0.28)
First American Pro-Forma Basic (1)	$1.52	$(0.17)
First American Pro-Forma Diluted (1)	$1.51	$(0.17)
Historical First Advantage Basic (2)	$0.40	$0.59
Historical First Advantage Diluted (2)	$0.39	$0.59
First Advantage Pro-Forma Equivalent Basic (3)	$0.88	$(0.10)
First Advantage Pro-Forma Equivalent Diluted (3)	$0.88	$(0.10)

Cash Dividends Per Share
Historical First American	$0.44	$0.88
Historical First Advantage	—	—
First Advantage Pro-Forma Equivalent (3)	$0.26	$0.51

Book Value Per Share
Historical First American	$38.14	$36.41
First American Pro-Forma (4)	$37.29	$35.73
Historical First Advantage	$15.48	$15.01
First Advantage Pro-Forma (3)	$21.63	$20.72

(1)	Determined by dividing the pro forma net income by the pro forma number of weighted average shares outstanding for the six months ended June 30, 2009 and the year ended December 31, 2008. The pro forma number of weighted average shares outstanding was determined by using the exchange ratio of 0.58 First American common shares per Class A Share to calculate the number of First American common shares to be issued in the Offer and the Merger. See Note (3) below. Pro forma net income was determined by adding the non-controlling interest associated with First Advantage to that of First American. The effect of anticipated synergies was not included in the calculation as they could not be reasonably estimated and factually supported in accordance with the provisions of Regulation S-X. Management’s preliminary estimates of the annual synergies range from $14.0 million to $16.0 million.

(2)	Represents First Advantage net income per share after discontinued operations.

(3)	The First Advantage equivalent pro forma amounts are calculated by multiplying First American pro forma combined amounts by 0.58, which represents the fraction of a First American common share each First Advantage stockholder will receive for each Class A Share in the Offer and the Merger. Under these assumptions, based on the Class A Shares outstanding at June 30, 2009, 9,004,000 First American common shares would be issued in the Offer and the Merger.

(4)	Determined by dividing the pro forma stockholders’ equity by the pro forma number of shares outstanding as of June 30, 2009 and December 31, 2008. Pro forma stockholders’ equity was determined by adding the stockholders’ equity of First American at the date to the value of the shares to be issued in the transaction. The number of pro forma shares outstanding was determined by adding the number of shares outstanding for First American at June 30, 2009 and December 31, 2008 to the number of shares to be issued in the Offer and the Merger. See Note (3) above for the number of the shares, and their corresponding value, to be issued in this transaction.

RISK FACTORS

In deciding whether to tender your Class A Shares pursuant to the Offer, you should carefully read this prospectus, the letter of transmittal, the documents incorporated herein by reference and the documents to which we refer you, including carefully considering the factors below.

Risks Related to the Offer and the Merger

The number of First American common shares that you will receive in the Offer and the Merger is based upon a fixed exchange ratio. The price of the First American common shares at the time you receive them could be less than at the time you tender your Class A Shares in the Offer and the effective time of the Merger.

The Exchange Ratio is 0.58 and it is fixed, meaning that it does not change depending on the relative values of a First American common shares and the Class A Shares. If you tender Class A Shares in the Offer, the market price of a First American common share will likely be different on the date you receive First American common shares than it is today because of changes in the business, operations or prospects of First American, market reactions to the Offer, general market and economic conditions and other factors. For example, if the market price of First American common shares declines in value following the commencement of the Offer, you will receive less value for your Class A Shares upon exchange of your tendered Class A Shares in the Offer or consummation of the Merger than the value calculated pursuant to the Exchange Ratio on the date the Offer was announced. Tendered Class A Shares may be withdrawn at any time prior to the Expiration Time. For more information on your right to withdraw tendered Class A Shares, please refer to “The Offer — Withdrawal Rights” beginning on page 43. You are urged to obtain current market quotations for First American common shares and the Class A Shares. See “Market Price and Dividend Information” beginning on page 66.

The market price of First American common shares may be affected by different factors than those affecting the market price of the Class A Shares, and it may be affected by such factors differently or to a greater or lesser degree. The price of First American common shares could decline following the Offer.

If we successfully consummate the Offer and the Merger, holders of Class A Shares will become holders of First American common shares. Although, as of the date of this prospectus, First American indirectly owns or controls securities representing approximately 80% of the equity interest of First Advantage, First American also operates a number of other businesses, which may have different risks associated with them than First Advantage. Accordingly, the performance of First American common shares is likely to be different than the performance of the Class A Shares would be in the absence of the Offer. First American common shares are subject to investment risks and they may decline in value due to the business performance of First American or extrinsic factors affecting financial markets generally.

Conflicts of interest may arise because certain of our directors and officers are also directors of First Advantage.

In addition to First American currently indirectly owning or controlling Class B Shares constituting approximately 80% of the equity interest in First Advantage and approximately 98% of the voting power of First Advantage capital stock, certain persons associated with First American have a relationship with First Advantage. Mr. Parker Kennedy, Chairman of the Board of First Advantage, also serves as Chief Executive Officer and Chairman of the Board of First American and as an executive officer and board member of certain of our affiliates. Mr. Frank McMahon, a director of First Advantage, also serves as Chief Executive Officer of First American’s information solutions company. Additionally, two members of the Board of Directors of First American, Mr. David Chatham and Mr. D. Van Skilling, serve as directors of First Advantage. Although we have taken measures to insulate these individuals from decision-making related to the Offer, these affiliations with both First American and First Advantage could create, or appear to create, potential conflicts of interest when these directors are faced with decisions that could have different implications for First American and First Advantage.

In addition, certain of First American’s directors and executive officers have interests in Class A Shares. For more information on the interests of First American’s directors and executive officers in First Advantage, please refer to “Interests of First American and the Directors, Executive Officers and Affiliates of First American in Shares of First Advantage” on Annex B of this prospectus.

The Offer is subject to closing conditions that, if not satisfied or waived, will result in the Offer not being consummated, which may cause the market price of the Class A Shares to decline.

The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The “Minimum Condition” means that there must be validly tendered, and not properly withdrawn prior to the Expiration Time, at least a majority of the Class A Shares owned by stockholders other than the Excluded Parties. As of October 27, 2009, there were 12,098,680 Class A Shares outstanding, and we understand that 632,544 of these Class A Shares are held by Excluded Parties. Accordingly, we calculate that at least 5,733,069 Class A Shares not owned by the Excluded Parties would have to be validly tendered into the Offer, and not have been properly withdrawn, as of the Expiration Time, in order to satisfy this condition.

In addition, among others, the following conditions must also be satisfied or waived at or prior to the Expiration Time (except as noted below):

•

the Merger Condition — which means there must be sufficient Class A Shares validly tendered, and not properly withdrawn as of the Expiration Time, such that once such tendered Class A Shares are purchased by First American in the Offer, First American will own or control at least 90% of the outstanding Class A Shares (after giving effect to the conversion of the Class B Shares into Class A Shares on a one-for-one basis). We calculate that, based on the number of outstanding Class A Shares as of October 27, 2009, approximately 6,112,774 Class A Shares would have to be tendered in order to satisfy this condition;

•	the Registration Statement Effectiveness Condition — which means the registration statement, of which this prospectus is a part, has been declared effective by the SEC;

•	the Listing Condition — which means the First American common shares to be issued in the Offer and the Merger have been approved for listing on the New York Stock Exchange; and

•	the absence of legal impediments to the Offer or the Merger and other General Conditions.

On October 23, 2009, the New York Stock Exchange notified First American that it had approved the First American common shares issuable in the Offer and the Merger for listing on the exchange. The Minimum Condition, the Registration Statement Effectiveness Condition and the Listing Condition will not be waived in the Offer. The Merger Condition is waivable in First American’s sole discretion at or prior to the Expiration Time. In the event that all of the conditions to the Offer have not been satisfied or waived at the then scheduled Expiration Time, First American may, in its discretion, extend the Expiration Time in such increments as it may determine. However, First American is under no obligation to extend the Offer if the conditions have not been satisfied, or waived if permitted, as of the Expiration Time. If the Offer is not consummated the market price of the Class A Shares may decline.

The conditions to the Offer are for the sole benefit of First American and may be asserted by it in its sole discretion at or prior to the Expiration Time, regardless of the circumstances giving rise to such conditions, or, except as set forth above, may be waived by First American, in whole or in part, in its sole discretion at or prior to the Expiration Time, whether or not any other condition of the Offer also is waived.

Future results of the combined company may differ materially from the pro forma financial information presented in this document.

The pro forma financial information contained in this prospectus is presented for illustrative purposes only, and future results of the combined company may be materially different from those shown in the pro forma financial information, which is based on the historical results of First Advantage and First American. Such information is based on certain preliminary adjustments and assumptions regarding the combination of the two companies that may prove to be inaccurate. Moreover, the pro forma financial information does not include the effects of the costs associated with any restructuring or integration activities resulting from the Merger, as they were not factually supportable at the time that the pro forma financial information was prepared. In addition, the pro forma financial information does not include the realization of any cost savings from operating efficiencies or synergies resulting from the transaction, nor do they include any potential incremental revenues and earnings that may be achieved following the Merger. In addition, any decline or potential decline in First American’s financial condition or results of operation following the Merger may cause significant variations in the stock price of First American common shares.

The combined company may not fully realize the anticipated synergies and related benefits of the transaction, or may not do so within the anticipated time frame.

The integration of First Advantage with First American may result in unforeseen expenses, and the integration process may not proceed smoothly, successfully or on a timely basis. In addition, expected cost reductions from integration of information technology resources, administrative and other functions may not materialize.

We may not be able to consummate the Offer or effect the Merger.

We expect to promptly effect a “short form” merger of Merger Sub into First Advantage following the consummation of the Offer. However, we may not be able to consummate the Merger, including as a result of legal impediments. If the conditions to the Offer are satisfied or waived, and we consummate the Offer, but for any reason are not able to promptly effect the Merger, Class A Shares not tendered into the Offer would remain outstanding until we are able to effect the Merger, if ever. In these circumstances, the liquidity of and market value for those Class A Shares could be adversely affected. The Class A Shares are currently listed on the NASDAQ Stock Market. Depending upon the number of Class A Shares purchased in the Offer, they may no longer meet the requirements for continued listing and may be delisted from the NASDAQ Stock Market, resulting in illiquidity and reduced value. It is possible that the Class A Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Class A Shares and the availability of these quotations would depend, however, upon the number of holders of Class A Shares remaining at that time, the interests in maintaining a market in the Class A Shares on the part of securities firms, and other factors. In addition, Class A Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System. This has the effect of allowing brokers to extend credit on Class A Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible that after the Offer, Class A Shares would no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

If the Merger is not consummated, First American expects to continue to evaluate, from time to time, its options regarding First Advantage, and in addition to potentially maintaining the status quo, may consider other alternatives, including open market purchases, purchases in privately negotiated transactions (including from First Advantage), purchases through another tender offer or exchange offer, or entry into a merger negotiated with First Advantage.

In addition, a stockholder lawsuit has been filed against us and First Advantage which seeks to enjoin consummation of the Offer. Any such lawsuits may prevent or significantly delay consummation of the Offer and the Merger, and additional lawsuits may be filed.

Uncertainty regarding the Offer and the Merger may adversely affect First Advantage’s ability to attract and retain key employees.

The success of First Advantage is dependent upon its ability to attract and retain skilled employees. The Offer will only be consummated if the conditions to the Offer have been satisfied or, where permissible, waived. Accordingly, there may be uncertainty regarding the consummation of the Offer. This uncertainty may cause the diversion of management focus and resources from the day-to-day operation of the business to matters relating to the Offer, which could have a material adverse effect on the business of First Advantage. In addition, current and prospective employees of First Advantage may experience uncertainty about their future roles after the Merger. This may adversely affect the ability of First Advantage to attract and retain key management, technical personnel and other key employees. The loss of services of one or more of such employees could have a significant adverse impact on the business of First Advantage, which may, affect the value of First American following the Merger.

Your ownership interest in First American may be subject to future dilution.

The authorized stock of First American consists of 180,000,000 common shares, of which there were 93,598,420 shares outstanding as of October 27, 2009, and 500,000 preferred shares, of which there are none outstanding. After consummation of the Offer and Merger, we expect that there will be 104,935,525 First American common shares outstanding, excluding shares reserved for issuance upon exercise of outstanding stock options. Subject to New York Stock Exchange listing requirements and California law, First American may, without shareholder approval, issue a number of common shares equal to the difference between the authorized number of shares and that outstanding. Any such issuance will result in the dilution of the voting power of holders of the outstanding First American common shares at such time. The consideration for any such issuance may be less than the market price of First American common shares at such time or the market price at the time of consummation of the Offer or the Merger, which may result in economic dilution to First American’s shareholders. In addition, the board of directors of First American may, without shareholder approval, issue preferred shares, with liquidation and dividend preferences, or other rights that result in the dilution of the equity and voting interests of holders of First American common shares.

Certain provisions of First American’s charter may make a takeover difficult even if such takeover could be beneficial to some of First American’s shareholders.

First American’s restated articles of incorporation authorize the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by First American’s board of directors. Accordingly, First American’s board is empowered, without further shareholder action, to issue shares or series of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights, including the ability to receive dividends, of First American’s common shareholders. The issuance of such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although First American has no current intention of issuing any additional shares or series of preferred stock, First American cannot guarantee that it will not make such an issuance in the future.

The board of directors of First American is seeking shareholder approval to reincorporate First American as a Delaware corporation, which, if approved by shareholders and effected, would result in significant changes to the rights of First American shareholders.

On October 26, 2009, First American filed with the SEC the Definitive Proxy Statement with respect to its annual meeting of shareholders, to be held on December 8, 2009. Among other business, at the annual meeting shareholders will vote on a proposal by First American’s board of directors to reincorporate First American as a Delaware corporation. If approved, the reincorporation would be effected through a merger of a Delaware subsidiary of First American, First American Delaware, with First American, with First American Delaware surviving the merger. Shareholders of First American would receive one share of First American Delaware’s common stock for each First American common share cancelled in the merger. First American shareholders would have different rights as stockholders of First American Delaware after the merger than they currently have as First American shareholders because First American Delaware’s certificate of incorporation and bylaws contain provisions different from those of First American, and Delaware corporation law differs from that of California in certain respects. Among other differences, certain provisions of Delaware law, for which there are no corresponding California provisions, may make it more difficult for a third party to acquire First American without the approval of First American’s board of directors. Additionally, the absence of cumulative voting could make it more difficult for a minority stockholder adverse to a majority of the stockholders to obtain representation on the board of directors of First American Delaware. First Advantage stockholders should read the Definitive Proxy Statement because it contains important information about the reincorporation and its potential effects on the rights of First American shareholders. See “Where You Can Find More Information” on page 70. There is no assurance that the First American shareholders will approve the reincorporation, or if approved that it will be effected. The record date for shareholders entitled to vote at First American’s annual meeting of shareholders is October 12, 2009, and therefore holders of First American common shares received in the Offer or the Merger shall not be entitled to vote at the meeting.

Risks Related to First American and Ownership of its Securities

Before tendering your Class A Shares in the Offer, you should carefully consider each of the following risk factors and the other information contained in this prospectus and the documents incorporated by reference in this prospectus under the caption “Where You Can Find More Information.” First American faces risks other than those listed here, including those that are unknown to First American and others of which First American may be aware but, at present, considers immaterial. Many of the risk factors listed below are also currently applicable to your investment in First Advantage. Because of the following factors, as well as other variables affecting First American’s operating results, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Conditions in the real estate market generally impact the demand for a substantial portion of First American’s products and services.

Demand for a substantial portion of First American’s products and services generally decreases as the number of real estate transactions in which First American’s products and services are purchased decreases. First American has found that the number of real estate transactions in which our products and services are purchased decreases in the following situations:

•	when mortgage interest rates are high;

•	when the availability of credit, including commercial and residential mortgage funding, is limited; and

•	when real estate values are declining.

Current unfavorable economic conditions may have a material adverse effect on First American.

Recent uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets and a general decline in the value of real property, have created a difficult operating environment for First American and other companies in the industries in which it operates. In addition, First American holds investments in entities, such as title agents, settlement service providers, and data and analytics providers, and instruments, such as mortgage backed securities, which may be negatively impacted by these conditions. First American also owns a federal savings bank into which it deposits some of its own funds and some funds it holds in trust for third parties. This bank invests those funds and any realized losses incurred are reflected in the consolidated results of First American. The likelihood of such losses, which generally would not occur if First American deposited these funds in an unaffiliated entity, increases when economic conditions are unfavorable. The ultimate depth and duration of the economic downturn are unknown. Depending upon the ultimate severity and duration of these conditions, the resulting effects on First American could be materially adverse, including a significant reduction in First American’s revenues, earnings and cash flows, challenges to First American’s ability to satisfy covenants or otherwise meet its obligations under debt facilities, difficulties in obtaining access to capital, challenges to First American’s ability to maintain its current dividend, deterioration in the value of First American’s investments and increased credit risk from customers and others with obligations to First American.

A downgrade by ratings agencies, reductions in statutory surplus maintained by First American’s title insurance underwriters or a deterioration in other measures of financial strength may negatively affect First American’s results of operations and competitive position.

Certain of First American’s customers use measurements of the financial strength of First American’s title insurance underwriters, including, among others, ratings provided by ratings agencies and levels of statutory surplus maintained by those underwriters, in determining the amount of a policy they will accept and the amount of reinsurance required. Each of the major ratings agencies rates First American’s title insurance operations. These ratings provide the agencies’ perspectives on the financial strength, operating performance and cash generating ability of those operations. These agencies continually review these ratings and the ratings are subject to change. Statutory surplus, or the amount by which statutory assets exceed statutory liabilities, is also a measure of financial strength. Accordingly, if the ratings or statutory surplus of First American’s title insurance underwriters are reduced from their current levels, or if there is a deterioration in other measures of financial strength, First American’s results of operations, competitive position and liquidity could be adversely affected.

Failures at financial institutions at which First American deposits funds could adversely affect First American.

First American deposits substantial funds in financial institutions. These funds include amounts owned by third parties, such as escrow deposits. Should one or more of the financial institutions at which First American maintains deposits fail, there is no guarantee that First American would recover the funds it has deposited, whether through Federal Deposit Insurance Corporation coverage or otherwise. In the event of any such failure, First American also could be held liable for the funds owned by third parties. Such events could be disruptive to First American’s business and could adversely affect First American’s liquidity, results of operations and financial condition.

Changes in government regulation could prohibit or limit First American’s operations or make it more burdensome to conduct such operations.

First American’s title insurance, property and casualty insurance, home warranty, thrift, trust and investment businesses are regulated by various federal, state, local and foreign governmental agencies. Many of First American’s other businesses operate within statutory guidelines. Changes in the applicable regulatory environment, statutory guidelines or in interpretations of existing regulations or statutes, enhanced governmental oversight or efforts by governmental agencies to cause customers to refrain from using First American’s products or services could prohibit or limit First American’s existing or future operations or make it more burdensome to conduct such operations. These changes may compel First American to reduce its prices, may restrict First American’s ability to implement price increases, may restrict First American’s ability to acquire assets or businesses, may limit the manner in which First American conducts its business or otherwise may have a negative impact on First American’s ability to generate revenues, earnings and cash flows.

Scrutiny of First American and the industries in which it operates by governmental entities and others could adversely affect its operations and financial condition.

The real estate settlement services industry — an industry in which First American generates a substantial portion of its revenue and earnings — has become subject to heightened scrutiny by regulators, legislators, the media and plaintiffs’ attorneys. Though often directed at the industry generally, these groups may also focus their attention directly on First American. In either case, this scrutiny may result in changes which could adversely affect First American’s operations and, therefore, its financial condition and liquidity.

Governmental entities have inquired into certain practices in the real estate settlement services industry to determine whether First American or its competitors have violated applicable law, which include, among others, the insurance codes of the various jurisdictions in which First American operates and the Real Estate Settlement Procedures Act and similar state and federal laws. Departments of insurance in the various states, either separately or in conjunction with federal regulators, also periodically conduct inquiries, generally referred to at the state level as “market conduct exams,” into the practices of title insurance companies in their respective jurisdictions. Further, from time to time plaintiffs’ lawyers target First American and other members of First American’s industry with lawsuits claiming legal violations or other wrongful conduct. These lawsuits may involve large groups of plaintiffs and claims for substantial damages. Any of these types of inquiries or proceedings may result in a finding of a violation of the law or other wrongful conduct and may result in the payment of fines or damages or the imposition of restrictions on First American’s conduct which could impact its operations and financial condition. Moreover, these laws and standards of conduct often are ambiguous and, thus, it may be difficult to ensure compliance. This ambiguity may force First American to mitigate its risk by settling claims or by ending practices that generate revenues, earnings and cash flows.

First American may find it difficult to acquire necessary data.

Certain data used and supplied by First American are subject to regulation by various federal, state and local regulatory authorities. Compliance with existing federal, state and local laws and regulations with respect to such data has not had a material adverse effect on First American’s results of operations, financial condition or liquidity to date. Nonetheless, federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace and adverse publicity or potential litigation concerning the commercial use of such information may affect First American’s operations and could result in substantial regulatory compliance expense, litigation expense and a loss of revenue. The suppliers of data to First American face similar burdens and, consequently, First American may find it financially burdensome to acquire necessary data.

Systems interruptions and intrusions may impair the delivery of First American’s products and services.

System interruptions and intrusions may impair the delivery of First American’s products and services, resulting in a loss of customers and a corresponding loss in revenue. First American depends heavily upon computer systems located in its data centers, including its centers in Santa Ana, California and Westlake, Texas. Certain events beyond First American’s control, including natural disasters, telecommunications failures and intrusions into First American’s systems by third parties could temporarily or permanently interrupt the delivery of products and services. These interruptions also may interfere with suppliers’ ability to provide necessary data and employees’ ability to attend work and perform their responsibilities.

First American may not be able to realize the benefits of its offshore strategy.

Over the last few years First American has reduced its costs by utilizing lower cost labor in foreign countries such as India and the Philippines. These countries are subject to relatively higher degrees of political and social instability and may lack the infrastructure to withstand natural disasters. Such disruptions can decrease efficiency and increase First American’s costs in these countries. Weakness of the U.S. dollar in relation to the currencies used in these foreign countries may also reduce the savings achievable through this strategy. Furthermore, the practice of utilizing labor based in foreign countries has come under increased scrutiny in the United States and, as a result, some of First American’s customers may require it to use labor based in the United States. First American may not be able to pass on the increased costs of higher priced United States-based labor to its customers.

First American may not be able to consummate the spin-off transaction, consummate such transaction in its originally proposed form, or realize the anticipated benefits thereof.

On January 15, 2008, First American announced its intention to spin-off its financial services businesses, consisting primarily of its title insurance and specialty insurance reporting segments, into a separate public company. The proposed transaction is highly complex. Because, among other factors, a number of First American’s businesses are regulated and intertwined and First American is a party to a multitude of transactions, the consummation of the transaction may require significant time, effort and expense. This could lead to a distraction from the day to day operations of First American’s business, which could adversely affect those operations. In addition, the transaction will require certain regulatory approvals and the final approval of First American’s board of directors, and may require other third party consents, which could be withheld, or the receipt of which could require First American to make undesirable concessions or accommodations. The landscape of the real estate and mortgage credit markets also has changed substantially since early 2008, including the dissolution or expected dissolution of certain financial institutions, the bankruptcy of a large competitor of First American and further consolidation among First American’s current and potential customers. Market conditions also have put pressure on the revenues, earnings and cash flows of participants in the industries in which First American operates, including First American. For these reasons, as well as other potential factors such as the inability to transfer assets into the entity being spun-off or unfavorable reactions from customers, ratings agencies, investors or other interested persons, First American may not be able to consummate the spin-off transaction or may not be able to consummate the transaction in the form originally proposed. Should the transaction be consummated, factors in addition to those described above could prevent one or both of the resulting companies from being able to realize the anticipated benefits of the separation. These factors include increased borrowing costs, competition between the resulting companies, unfavorable reactions from employees, any inability of the financial services company to pay the anticipated level of dividends, the triggering of rights and obligations by the transaction or any litigation arising out of or related to the separation.

Product migration may result in decreased revenue.

Consumers of many of First American’s real estate settlement services increasingly require these services to be delivered faster, cheaper and more efficiently. Many of First American’s traditional products are labor and time intensive. As these consumer pressures increase, First American may be forced to replace its traditional products with automated products that can be delivered electronically and with limited human processing. Because many of First American’s traditional products have higher prices than its automated products, First American’s revenues may decline.

Increases in the size of First American’s customers enhance their negotiating position with respect to pricing and terms and may decrease their need for the services offered by First American.

Many of First American’s customers are increasing in size as a result of consolidation or the failure of their competitors. As a result, First American may derive a higher percentage of its revenues from a smaller base of customers, which would enhance the ability of these customers to negotiate, where permitted by law, more favorable pricing and more favorable terms for First American’s products and services. Moreover, these larger customers may prove more capable of performing in-house some or all of the services we provide and, consequently, their demand for First American’s products and services may decrease. These circumstances could adversely affect First American’s revenues and profitability.

Actual claims experience could materially vary from the expected claims experience that is reflected in First American’s reserve for incurred but not reported (“IBNR”) title claims.

Title insurance policies are long-duration contracts with the majority of the claims reported to First American within the first few years following the issuance of the policy. Generally, 70 to 80% of claim amounts become known in the first five years of the policy life, and the majority of IBNR reserves relate to the five most recent policy years. A material change in expected ultimate losses and corresponding loss rates for policy years older than five years, while possible, is not considered reasonably likely by First American. However, changes in expected ultimate losses and corresponding loss rates for recent policy years are considered likely and could result in a material adjustment to the IBNR reserves. Based on historical experience, First American believes that a 50 basis point change to the loss rates for the most recent policy years, positive or negative, is reasonably likely given the long duration nature of a title insurance policy. For example, if the expected ultimate losses for each of the last five policy years increased or decreased by 50 basis points, the resulting impact on the IBNR reserve would be an increase or decrease, as the case may be, of $128.8 million. The estimates made by management in determining the appropriate level of IBNR reserves could ultimately prove to be inaccurate and actual claims experience may vary from the expected claims experience.

As a holding company, First American depends on distributions from First American’s subsidiaries, and if distributions from First American’s subsidiaries are materially impaired, First American’s ability to declare and pay dividends may be adversely affected; in addition, insurance and other regulations may limit the amount of dividends, loans and advances available from First American’s insurance subsidiaries.

First American is a holding company whose primary assets are investments in its operating subsidiaries. First American’s ability to pay dividends is dependent on the ability of First American’s subsidiaries to pay dividends or repay funds. If First American’s operating subsidiaries are not able to pay dividends or repay funds, First American may not be able to fulfill current parent company obligations and/or declare and pay dividends to its stockholders. Moreover, pursuant to insurance and other regulations under which First American’s insurance subsidiaries operate, the amount of dividends, loans and advances available is limited. Under such regulations, the maximum amount of dividends, loans and advances available from First American’s insurance subsidiaries in 2009 is $153.2 million.

The integration of First American acquisitions may be difficult and may result in a failure to realize some of the anticipated potential benefits of acquisitions.

When companies are acquired, First American may not be able to integrate or manage these businesses so as to produce returns that justify the investment. Any difficulty in successfully integrating or managing the operations of the acquired businesses could have a material adverse effect on First American’s business, financial condition, results of operations or liquidity, and could lead to a failure to realize any anticipated synergies. First American’s management also will continue to be required to dedicate substantial time and effort to the integration of its acquisitions. These efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

Unfavorable economic or other conditions could cause First American to write off a portion of its goodwill and other intangible assets.

First American performs an impairment test of the carrying value of goodwill and other indefinite-lived intangible assets annually in the fourth quarter or sooner if circumstances indicate a possible impairment. Factors that may be considered in connection with this review include, without limitation, underperformance relative to historical or projected future operating results, reductions in First American’s stock price and market capitalization, and negative macroeconomic, industry and Company-specific trends. These and other factors could lead to a conclusion that First American’s goodwill or other indefinite-lived intangibles are no longer fully recoverable, in which case First American would be required to write off the portion of goodwill believed to be unrecoverable. As of June 30, 2009, goodwill was approximately $2.6 billion, or 30.6% of First American’s total assets. Any substantial goodwill impairments that may be required could have a material adverse effect on First American’s results of operations, financial condition and liquidity.

First American’s investment portfolio is subject to certain risks and could experience losses.

First American maintains a substantial investment portfolio, primarily consisting of fixed income securities, but also including money-market and other short-term investments, as well as some common and preferred stock. Securities in First American’s investment portfolio are subject to certain economic and financial market risks, such as credit risk, interest rate (including call, prepayment and extension) risk and/or liquidity risk. The risk of loss associated with the portfolio is increased during periods, such as the present period, of instability in credit markets and economic conditions. If the carrying value of the investments exceeds the fair value, and the decline in fair value is deemed to be other-than-temporary, First American will be required to write down the value of the investments, which could have a material adverse effect on First American’s results of operations and financial condition.

First American’s pension plan is currently underfunded and pension expenses and funding obligations could increase significantly as a result of the weak performance of financial markets and its effect on plan assets.

First American has a defined benefit pension plan which was closed to new entrants effective December 31, 2001 and amended to “freeze” all benefit accruals as of April 30, 2008. First American’s future funding obligations for this plan depend, among other factors, upon the future performance of assets held in trust for the plan. Due primarily to significant declines in financial markets which have led to a deterioration in the value of plan assets, the pension plan was underfunded as of December 31, 2008 by approximately $110.4 million and First American may need to make significant contributions to the plan. In addition, pension expenses and funding requirements may also be greater than currently anticipated if the market value of the assets held by the pension plan continue to decline or if the other assumptions regarding plan earnings and expenses require adjustment. This could have a material adverse effect on First American’s results of operations and financial condition.

Weakness in the commercial real estate market or an increase in the amount or severity of claims in connection with commercial real estate transactions could adversely affect First American’s results of operations.

First American, through its title insurance subsidiaries, issues title insurance policies in connection with commercial real estate transactions. Premiums paid and limits on these policies are large relative to policies issued on residential transactions. Because a claim under a single policy could be significant, title insurers often seek reinsurance or coinsurance from other insurance companies, both within and outside the industry. First American both receives and provides such coverage. Additionally, the pretax margin derived from these policies generally is higher than on other policies. Disruptions in the commercial real estate market, including limitations on available credit and defaults on loans secured by commercial real estate, may result in a decrease in the number of commercial policies issued by First American and/or an increase in the number of claims on these policies. A decrease in the number of commercial policies issued by First American or an increase in the amount or severity of claims on those policies could adversely affect First American’s results of operations.

Regulation of title insurance rates could adversely affect First American’s results of operations.

Title insurance rates are subject to extensive regulation, which varies from state to state. In many states the preapproval of the applicable state insurance regulator is required prior to implementing a rate change. This regulation could hinder First American’s ability to promptly adapt to changing market dynamics through price adjustments, which could adversely affect its results of operations, particularly in a rapidly declining market.

Risks Related to First Advantage’s Business

First Advantage’s business operations and activities are subject to hazards, risks and uncertainties. If the Offer and Merger are consummated, as a holder of First American common shares, you will continue to hold an indirect interest in First Advantage, and the value of your shares will continue to be, in part, based on the value of the First Advantage business. For a description of the risks related to the First Advantage business, see the section titled “Risk Factors” in the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q of First Advantage incorporated by reference into this prospectus under the caption “Where You Can Find More Information.” If any of the events described in these reports occurs, the business, financial condition and/or results of operations of First Advantage could be materially harmed, and could cause the market price of First American common shares to decline.

FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS, INCLUDING BUT NOT LIMITED TO THOSE RELATING TO:

•

THE SATISFACTION OR WAIVER OF THE CONDITIONS TO THE OFFER, THE POSSIBLE EXTENSION OF THE EXPIRATION TIME OR AVAILABILITY OF A SUBSEQUENT OFFERING PERIOD, THE CONSUMMATION OF OR INABILITY TO CONSUMMATE THE OFFER AND MERGER, AND THE EFFECTS THEREOF;

•	THE EFFECT OF THE ACQUISITION OF THE MINORITY INTEREST IN FIRST ADVANTAGE ON FIRST AMERICAN’S FINANCIAL FLEXIBILITY, ORGANIZATIONAL COMPLEXITY, OPERATIONAL EFFICIENCY AND EARNINGS;

•	THE LIQUIDITY AND MARKET PRICE OF FIRST AMERICAN COMMON SHARES AND THE NUMBER OF SHARES TO BE ACQUIRED AND ISSUED IN THE OFFER AND THE MERGER AND IN THE FUTURE;

•	THE EXPECTED BENEFITS TO FIRST ADVANTAGE STOCKHOLDERS OF PARTICIPATING IN THE OFFER;

•

THE BUSINESS PROSPECTS, PERFORMANCE AND FINANCIAL RESULTS OF THE COMBINED COMPANY, REALIZATION OF THE EXPECTED BENEFITS OF THE MERGER, AND THE EFFECTS OF THE CONSUMMATION OF THE OFFER AND THE MERGER AND THE CONTEMPLATED SPIN-OFF TRANSACTION;

•	THE CONSEQUENCES OF THE SATISFACTION OR WAIVER OF THE OFFER CONDITIONS;

•	THE EXPERIAN DISTRIBUTION;

•	THE CONSUMMATION OF THE PROPOSED SPIN-OFF TRANSACTION AND THE FORM AND TIMING THEREOF;

•	THE ANTICIPATED TAX CONSEQUENCES OF AND ACCOUNTING TREATMENT FOR THE OFFER AND THE MERGER;

•	REASONS FOR AND PURPOSE OF THE OFFER;

•	CERTAIN FORECASTS OF FIRST ADVANTAGE;

•	THE PROCEDURES FOR EXERCISING APPRAISAL RIGHTS;

•	CONDUCT OF FIRST ADVANTAGE FOLLOWING THE CONSUMMATION OF OR FAILURE TO CONSUMMATE THE OFFER AND THE MERGER;

•	THE TREATMENT OF GRANTS UNDER FIRST ADVANTAGE EQUITY INCENTIVE PLANS IF THE OFFER AND MERGER ARE CONSUMMATED; AND

•	THE PROPOSED REINCORPORATION OF FIRST AMERICAN AS A DELAWARE CORPORATION;

ARE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY CONTAIN THE WORDS “BELIEVE,” “ANTICIPATE,” “EXPECT,” “PLAN,” “PREDICT,” “ESTIMATE,” “PROJECT,” “WILL BE,” “WILL CONTINUE,” “WILL LIKELY RESULT,” OR OTHER SIMILAR WORDS AND PHRASES.

RISKS AND UNCERTAINTIES EXIST THAT MAY CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE THE ANTICIPATED RESULTS TO DIFFER FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS INCLUDE:

•	INTEREST RATE FLUCTUATIONS;

•	CHANGES IN THE PERFORMANCE OF THE REAL ESTATE MARKETS;

•	LIMITATIONS ON ACCESS TO PUBLIC RECORDS AND OTHER DATA;

•	GENERAL VOLATILITY IN THE CAPITAL MARKETS;

•	CHANGES IN APPLICABLE GOVERNMENT REGULATIONS;

•	HEIGHTENED SCRUTINY BY LEGISLATORS AND REGULATORS OF FIRST AMERICAN’S TITLE INSURANCE AND SERVICES SEGMENT AND CERTAIN OTHER OF FIRST AMERICAN’S BUSINESSES;

•

THE INABILITY TO CONSUMMATE THE SPIN-OFF TRANSACTION OR TO CONSUMMATE IT IN THE FORM ORIGINALLY PROPOSED AS A RESULT OF, AMONG OTHER FACTORS, THE INABILITY TO OBTAIN NECESSARY REGULATORY APPROVALS, THE FAILURE TO OBTAIN THE FINAL APPROVAL OF FIRST AMERICAN’S BOARD OF DIRECTORS, THE INABILITY TO OBTAIN THIRD PARTY CONSENTS OR UNDESIRABLE CONCESSIONS OR ACCOMMODATIONS REQUIRED TO BE MADE TO OBTAIN SUCH CONSENTS, THE LANDSCAPE OF THE REAL ESTATE AND MORTGAGE CREDIT MARKETS, MARKET CONDITIONS, THE INABILITY TO TRANSFER ASSETS INTO THE ENTITY BEING SPUN-OFF OR UNFAVORABLE REACTIONS FROM CUSTOMERS, RATINGS AGENCIES, INVESTORS OR OTHER INTERESTED PERSONS;

•

THE INABILITY TO REALIZE THE BENEFITS OF THE PROPOSED SPIN-OFF TRANSACTION AS A RESULT OF THE FACTORS DESCRIBED IMMEDIATELY ABOVE, AS WELL AS, AMONG OTHER FACTORS, INCREASED BORROWING COSTS, COMPETITION BETWEEN THE RESULTING COMPANIES, UNFAVORABLE REACTIONS FROM EMPLOYEES, THE INABILITY OF FIRST AMERICAN’S SUBSIDIARIES TO PAY THE ANTICIPATED LEVEL OF DIVIDENDS, THE TRIGGERING OF RIGHTS AND OBLIGATIONS BY THE TRANSACTION OR ANY LITIGATION ARISING OUT OF OR RELATED TO THE SEPARATION;

•	CONSOLIDATION AMONG FIRST AMERICAN’S SIGNIFICANT CUSTOMERS AND COMPETITORS;

•	CHANGES IN FIRST AMERICAN’S ABILITY TO INTEGRATE BUSINESSES WHICH IT ACQUIRES;

•	UNFAVORABLE ECONOMIC CONDITIONS;

•	IMPAIRMENTS IN FIRST AMERICAN’S GOODWILL OR OTHER INTANGIBLE ASSETS;

•	LOSSES IN FIRST AMERICAN’S INVESTMENT PORTFOLIO;

•	EXPENSES OF AND FUNDING OBLIGATIONS TO FIRST AMERICAN’S PENSION PLAN;

•	WEAKNESS IN THE COMMERCIAL REAL ESTATE MARKET AND INCREASES IN THE AMOUNT OR SEVERITY OF COMMERCIAL REAL ESTATE TRANSACTION CLAIMS;

•	REGULATION OF TITLE INSURANCE RATES; AND

•

OTHER FACTORS DESCRIBED IN THIS PROSPECTUS UNDER THE HEADING “RISK FACTORS” AND IN OTHER REPORTS FILED BY FIRST AMERICAN OR FIRST ADVANTAGE WITH THE SEC, ALL OF WHICH FACTORS ARE INCORPORATED HEREIN BY REFERENCE.

THE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE THEY ARE MADE. EXCEPT AS REQUIRED BY LAW, FIRST AMERICAN DOES NOT UNDERTAKE TO UPDATE FORWARD-LOOKING STATEMENTS TO REFLECT CIRCUMSTANCES OR EVENTS THAT OCCUR AFTER THE DATE THE FORWARD-LOOKING STATEMENTS ARE MADE.

INFORMATION ABOUT THE COMPANIES

First American

First American was founded in 1894 as Orange County Title Company, succeeding to the business of two title abstract companies founded in 1889 and operating in Orange County, California. In 1924, First American began issuing title insurance policies. In 1986, First American began a diversification program which involved the acquisition and development of business information companies closely related to the real estate transfer and closing process. In 1998, First American expanded its diversification program to include business information products and services outside of the real estate transfer and closing process.

First American, through its subsidiaries, is engaged in the business of providing business information and related products and services. First American has five reporting segments that fall within two primary business groups, financial services and information solutions. The financial services group includes First American’s title insurance and services segment and its specialty insurance segment. The title insurance and services segment issues residential and commercial title insurance policies and provides related escrow services, accommodates tax-deferred exchanges and provides investment advisory services, trust services, lending and deposit products and other related products and services. The specialty insurance segment issues property and casualty insurance policies and sells home warranty products. First American’s information and outsourcing solutions, data and analytic solutions and risk mitigation and business solutions segments comprise its information solutions group. The information and outsourcing solutions segment focuses on providing a wide-range of products and services including tax monitoring, flood zone certification and monitoring, building and maintaining geospatial proprietary software and databases, default management services, loan administration and production services, business process outsourcing and asset valuation and management services. The data and analytic solutions segment provides licenses and analyzes data relating to mortgage securities and loans and real property, offers risk management and collateral assessment analytics and provides database access tools and automated appraisal services. The risk mitigation and business solutions segment is comprised entirely of First Advantage.

First American’s Ownership Interest in First Advantage

All of the Class B Shares are owned by FADV Holdings LLC (“FADV Holdings”). FADV Holdings is an entity owned by First American, First American Real Estate Solutions LLC (“FARES”), which is a joint venture between First American and Experian, and First American Real Estate Information Services, Inc., a California corporation and wholly-owned subsidiary of First American. The Class B Shares constitute approximately 80% of the equity interest of First Advantage as of the date of this prospectus. First American’s indirect interest equals approximately 74% and Experian’s indirect interest equals approximately 6%, of the equity interest in First Advantage. The Class B Shares, which are entitled to ten votes per share, represented approximately 98% of the voting power of First Advantage as of the date of this prospectus. The Class B Shares may be converted into Class A Shares at any time. If Experian elects to cause the Experian Distribution, the Class B Shares distributed to Experian will automatically convert into Class A Shares and will no longer be subject to First American’s control, and the Class B Shares will therefore represent 97% of the voting power of First Advantage. See “Agreements Regarding First Advantage Securities,” beginning on page 65.

Four of the 10 members of the First Advantage board of directors are directors and/or executive officers of First American. For additional information on interests that First American’s board members and executive officers may have in the Offer and the Merger, see “Interests of Certain Persons in the Offer and the Merger” beginning on page 67.

Spin-Off Transaction

On January 15, 2008, First American announced its intention to separate its financial services group from its information solutions group via a spin-off transaction, resulting in two separate publicly traded entities. Because of negative trends and continued uncertainty in the real estate and mortgage credit markets and First American’s desire to focus on responding to these conditions, among other factors, First American’s board of directors determined on July 30, 2008, to delay the consummation of the transaction. First American continues to proceed with preparations for the anticipated separation, and to monitor market conditions, and currently expects the separation to occur during the first half of 2010. The transaction remains subject to customary conditions, including final approval by First American’s board of directors, filing and effectiveness of a Form 10 Registration Statement with the SEC, receipt of a favorable tax ruling from the Internal Revenue Service and the approval of applicable regulatory authorities.

Executive Offices

First American is a California corporation and has its executive offices at 1 First American Way, Santa Ana, California 92707-5913. First American’s telephone number is (714) 250-3000.

Merger Sub

First American has formed Merger Sub as a Delaware corporation, solely for the purpose of facilitating the Offer and the Merger.

Merger Sub has its offices at 1 First American Way, Santa Ana, California 92707-5913. Its telephone number is (714) 250-3000.

First Advantage

First Advantage provides global risk mitigation, screening services and credit reporting to enterprise and consumer customers. First Advantage operates in five primary business segments: credit services, data services, employer services, multifamily services, and investigative & litigation support services.

The credit services segment includes business lines that offer lenders credit reporting solutions for mortgage and home equity needs, that provide consumer credit reporting services and serve the automotive dealer marketplace by delivering consolidated consumer credit reports and automotive lead generation services. The data services segment includes business lines that provide transportation credit reporting, motor vehicle record reporting, fleet management, criminal records reselling, specialty finance credit reporting, and lead generation services. The employer services segment includes employment background screening, occupational health services, tax incentive services and hiring solutions. The multifamily services segment includes resident screening and software services. The investigative and litigation support services segment includes all investigative services.

First Advantage was formed in the June 5, 2003 merger with First American’s screening technology (“FAST”) division and US SEARCH.com Inc. (“US SEARCH”). Prior to the merger, US SEARCH was a public company whose common shares were traded on NASDAQ under the symbol “SRCH.”

Prior to June 5, 2003, First Advantage’s activities were limited to participation in the business combination transaction contemplated by the Agreement and Plan of Merger, dated December 13, 2002, by and among First American, US SEARCH, First Advantage and Stockholm Seven Merger Corp. (the “Formation Merger Agreement”).

On June 5, 2003, HireCheck, Inc., Employee Health Programs, Inc., SafeRent, Inc., Substance Abuse Management, Inc., American Driving Records, Inc. and First American Registry, Inc., each formerly a wholly-owned subsidiary of First American and collectively comprising the FAST division, and US SEARCH became wholly-owned operating subsidiaries of First Advantage.

Pursuant to the Formation Merger Agreement, on June 5, 2003, First American received Class B Shares representing approximately 80% of the equity interest and 98% of the voting interest of First Advantage. The former stockholders of US SEARCH exchanged their outstanding shares of US SEARCH common stock for Class A Shares representing, in the aggregate, approximately 20% of the equity interest and 2% of the voting interest in First Advantage.

On September 14, 2005, First Advantage acquired First American’s credit information business (the “CIG Business”) and the related businesses for an additional 29,073,170 Class B Shares.

As a result of First American’s significant holdings of First Advantage capital stock, all transactions between First American and its affiliates, on the one hand, and First Advantage and it subsidiaries on the other hand, are reviewed by the Audit Committee of the board of directors of First Advantage.

First Advantage’s executive offices are located at 12395 First American Way, Poway, California 92064. First Advantage’s telephone number is (727) 214-3411.

Additional Information

For additional information on First American and First Advantage and their respective businesses, see the annual, quarterly and other reports filed with the SEC by First American and First Advantage, which we have incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 70.

BACKGROUND AND REASONS FOR THE OFFER

The following discussion presents background information concerning the Offer and the Merger and describes our reasons for undertaking the transaction at the present time. See “ — Additional Factors for Consideration by First Advantage Stockholders” beginning on page 35 for further information relating to the transaction.

Background

First Advantage was formed in the June 5, 2003 combination of First American’s screening technology division and US SEARCH, a then public company. As a result of such combination, and subsequent transactions, First American, together with its FARES joint venture with Experian, indirectly owns all of the Class B Shares. The Class B Shares constitute approximately 80% of the equity interest of First Advantage as of the date of this prospectus, of which First American’s indirect interest equals approximately 74% and Experian’s indirect interest equals approximately 6%. The Class B Shares, which are entitled to ten votes per share, represent approximately 98% of the voting interest of First Advantage as of the date of this prospectus. The Class B Shares may be converted into Class A Shares at any time. As a result of such holdings, First Advantage’s financial results are reported by First American on a consolidated basis with its own.

First American’s risk mitigation and business solutions segment is comprised entirely of its interest in First Advantage. In addition, First Advantage has a number of intercompany agreements with First American. Many of such arrangements are the legacy of First American’s operation of First Advantage’s businesses as a division of First American prior to the formation of First Advantage.

As a result of its significant holdings in First Advantage and the other relationships with First Advantage described above, First American management and its board of directors periodically evaluate First American’s options regarding First Advantage, and from time to time have considered whether First American should increase its holdings in First Advantage.

On January 15, 2008, First American announced its intention to spin-off its financial services businesses, consisting primarily of its title insurance and specialty insurance reporting segments, into a separate public company. In connection with its decision to spin-off these businesses, the board of directors of First American considered the impact of the outstanding First Advantage minority shares on First American after the spin-off. First American subsequently announced on August 31, 2009, that the spin-off may be completed as soon as the first half of 2010.

In early 2008, a representative of First American contacted Donald E. Nickelson, a member of the First Advantage board of directors and Chairman of the Nominating and Corporate Governance Committee of the First Advantage Board of directors and indicated a preliminary interest in exploring a potential business combination of its information solutions business with First Advantage through an acquisition by First American of the issued and outstanding common stock of First Advantage not already owned by First American.

In February 2008, the First Advantage board of directors established the FADV Special Committee composed of the four independent directors of the First Advantage board of directors: Barry Connelly, Jill Kanin-Lovers, Mr. Nickelson and David Walker.

On May 29, 2008, the First American board of directors met in regular session at First American’s offices to consider various matters, including the potential acquisition by First American of the outstanding Class A Shares. The board of directors, with Messrs. Chatham, Kennedy and Skilling abstaining due to their positions as directors of First Advantage, ratified the May 22, 2008 Executive Committee appointment of an ad-hoc committee of the board of directors (the “Ad-Hoc Committee”), consisting of Glenn C. Christenson, James L. Doti, Lewis W. Douglas, Jr., Patrick F. Stone and Herbert B. Tasker, for the purpose of considering matters pertaining to a potential acquisition by First American of the minority interest in First Advantage.

On May 29, 2008, the Ad-Hoc Committee held its first meeting at which it discussed a presentation outlining, among other matters, strategic and financial implications associated with acquiring the Class A Shares. Potential pricing for an offer was also discussed.

On July 16, 2008, the Ad-Hoc Committee met to further consider a potential acquisition of the Class A Shares, including through a cash offer using bank financing. The Ad-Hoc Committee discussed the rationale for the transaction and the burdens and benefits associated with pursuing such transaction. Ultimately the Ad-Hoc Committee determined to suspend further consideration of the transaction at such time, but instructed the independent members of management to continue to explore potential financing alternatives for the transaction in the event it was needed.

On March 24, 2009, the board of directors of First American met in regular session at First American’s offices to consider various matters, including a discussion with its investment advisors and management regarding options available with respect to the outstanding Class A Shares. The board of directors approved further discussions and analysis with respect to the purchase of the Class A Shares and reactivated the Ad-Hoc Committee, previously established to evaluate a purchase of these shares.

On May 13, 2009, the Ad-Hoc Committee met to review and discuss a presentation by the independent management members regarding a proposal to acquire the Class A Shares in a stock-for-stock transaction. The Committee and management discussed the strategic rationale, structure and process for such a transaction, potential issues raised by such a transaction, synergies between First American and First Advantage, possible prices and other aspects of such a transaction. The Ad-Hoc Committee resolved, among other matters, to authorize management to pursue any amendments to First American’s credit facility necessary for such a transaction, and to recommend to the board of directors of First American that First American proceed with an offer to exchange First American common shares for the Class A Shares, in addition to making a recommendation to the board of directors regarding the exchange ratio.

On June 17, 2009, the First American board of directors met by teleconference to consider various matters, including the Ad-Hoc Committee’s proposal to proceed with an offer to purchase the Class A Shares. Messrs. Chatham, Kennedy, McMahon and Skilling were excused from this portion of the meeting. The remaining directors received presentations from independent members of First American’s management on the financial and strategic rationale for the transaction, and the threshold at which the transaction would be dilutive to First American’s shareholders. The First American board of directors authorized management to make an offer to exchange the Class A Shares up to a specified exchange ratio, and delegated to the Ad-Hoc Committee the authority to approve an exchange ratio above that amount, but subject to another specified maximum. In addition, the First American board of directors appointed Bruce S. Bennett as a member of the Ad-Hoc Committee to replace Patrick Stone, who had recently resigned from the First American board of directors effective May 26, 2009.

On June 26, 2009, Kenneth DeGiorgio, Senior Vice President, General Counsel and Secretary of First American, telephoned Mr. Donald Nickelson, Co-Chairman of the FADV Special Committee, and subsequently delivered to him a letter to the board of directors of First Advantage, proposing an acquisition by First American of the issued and outstanding common stock of First Advantage in a stock-for-stock transaction in which First American would issue 0.5375 of a common share for each issued and outstanding share of First Advantage (the “Initial Offer”).

The text of the letter delivered by Mr. DeGiorgio, which was filed publicly by First American with the SEC as an exhibit to its Schedule 13D/A filed on June 29, 2009, is as follows:

June 26, 2009

Board of Directors

First Advantage Corporation

12395 First American Way

Poway, California 92064

Lady and Gentlemen:

As you know, through its affiliates, The First American Corporation (“First American”) currently owns Class B common stock equating to an economic interest of approximately 74% of the equity value of First Advantage Corporation (“First Advantage”) and controls Class B common stock representing approximately 98% of the voting power of First Advantage stockholders. After careful consideration, our Board of Directors has authorized us to propose an acquisition by First American of the issued and outstanding shares of the common stock of First Advantage in a stock-for-stock transaction in which First American would issue 0.5375 shares of its common stock for each share of First Advantage common stock outstanding. The proposed exchange ratio represents an offer price of $14.04 per share of common stock and a 10.2% premium to First Advantage’s stock price, based on the closing prices of the common stock of First American ($26.13 per share) and First Advantage ($12.75 per share of Class A common stock) on June 26, 2009. Although First American already has a controlling interest in First Advantage, and hence consummation of this proposed transaction would not result in a change of control, the proposed exchange ratio nonetheless represents a significant premium for First Advantage stockholders. Having considered our valuation of First Advantage carefully, we believe our offer is fair to, and in the best interests of, all stockholders of First Advantage and First American, including First Advantage’s public stockholders.

Our proposal is subject to confirmatory due diligence, which we and our advisors are prepared to commence as soon as practicable for First Advantage, the negotiation of a mutually acceptable definitive acquisition agreement and, of course, the receipt of all necessary stockholder and regulatory approvals, including effectiveness of a registration statement on Form S-4. In addition, because the consideration would consist of our common stock, we would provide you and your advisors with the opportunity to conduct appropriate due diligence with respect to First American.

In considering our proposal, please be aware that First American and its affiliates have no interest in selling their shares of First Advantage common stock, and will not consider any proposal to sell all, or any portion, of the First Advantage stock that we own.

Our senior management is available to meet with you and answer any questions concerning our proposal. We appreciate your consideration of this proposal and look forward to your response.

Very truly yours,

/s/ KENNETH D. DEGIORGIO
Kenneth D. DeGiorgio
Senior Vice President and General Counsel

Also on June 26, 2009, First American obtained the consent of the lenders and administrative agent on its Amended and Restated Credit Agreement, dated as of November 7, 2005, as amended, to enter into an amendment at First American’s request, to such credit agreement to permit First American to consummate the Merger.

On June 29, 2009, First Advantage issued a press release announcing it had received the Initial Offer and that it had retained Dewey & LeBoeuf LLP as its legal advisor in connection with its evaluation of the Initial Offer.

On July 2, 2009, Norfolk County Retirement System filed a Verified Class Action Complaint in the Court of Chancery of the State of Delaware against First American, First Advantage and Parker S. Kennedy. Norfolk County Retirement System contends that as a result of the June 26, 2009 offer, the defendants breached their fiduciary duties to the minority public stockholders of First Advantage. The plaintiff seeks, among other things, to enjoin the consummation or closing of the Offer. Pursuant to the Court of Chancery’s September 29, 2009 order, the defendants’ deadline to respond to the complaint is October 15, 2009.

On July 14, 2009, First American and First Advantage entered into a confidentiality agreement and subsequently commenced a due diligence review of each other.

On July 21, 2009, First Advantage announced that the FADV Special Committee had retained Morgan Stanley & Co. Incorporated (“Morgan Stanley”) as its financial advisor in connection with its evaluation of the Initial Offer.

During July 2009, following the receipt of additional written diligence materials, representatives of Morgan Stanley conducted several telephonic meetings with various officers and employees of First American and First Advantage.

On August 4, 2009, the Ad-Hoc Committee met to discuss the status of the Initial Offer. The Ad-Hoc Committee received a report on the steps undertaken by the First Advantage board of directors in response to the Initial Offer, and discussed the status of due diligence and the trading range of First American common shares relative to that of the Class A Shares since the Initial Offer was announced.

Shortly after the August 4, 2009 meeting of the Ad-Hoc Committee, the Chairman of the Ad-Hoc Committee, Mr. Christenson, and Mr. DeGiorgio spoke with a representative of Morgan Stanley, who delivered a response to the Initial Offer on behalf of the FADV Special Committee. The representative of Morgan Stanley advised Messrs. Christenson and DeGiorgio that the FADV Special Committee had performed a substantial amount of work in response to the Initial Offer. The representative of Morgan Stanley also indicated that the FADV Special Committee had concluded that it could not support the Initial Offer for several reasons:

•	the timing of the offer was inopportune given where First Advantage is in its business cycle and its restructuring efforts;

•

the valuation for First Advantage implied by the Initial Offer was low when compared to the FADV Special Committee’s view of the fundamental values (calculated in accordance with various valuation methodologies) and values in the marketplace;

•	the Initial Offer did not reflect the value of the transaction to First American, particularly in light of the proposed spin-off transaction and potential synergies; and

•	the value offered was uncertain because of the fixed exchange ratio and the absence of any cash in the mix of consideration offered.

On August 13, 2009, the Ad-Hoc Committee met by teleconference to discuss the status of negotiations with First Advantage and received an update from Messrs. Christenson and DeGiorgio regarding their August 4, 2009 discussion with a representative of Morgan Stanley. The Ad-Hoc Committee discussed the reasons submitted by the FADV Special Committee for not supporting the Initial Offer, an updated analysis on the financial impact of the transaction, and related matters. Based on these discussions and the merits of arguments presented by Morgan Stanley, the Ad-Hoc Committee authorized an increase in the Initial Offer to 0.55 of a First American common share for each Class A Share.

On August 14, 2009, Mr. DeGiorgio delivered to a representative of Morgan Stanley First American’s response to the FADV Special Committee’s rejection of the Initial Offer. In particular, Mr. DeGiorgio noted, among other matters, that:

•	First American is also in the midst of its own restructuring, the results of which have only just begun to be seen;

•	First American’s market dynamics are the same as First Advantage’s — the same dislocation in the general economy and the real estate markets impacts both companies;

•	the expectation of a significant delay before First Advantage realizes any benefits of its restructuring;

•	if the Class A Shares are undervalued, the same can be said of First American common shares that First Advantage stockholders would receive in return for their Class A Shares;

•	First American is giving the First Advantage stockholders the ability to participate in any benefits from the spin-off;

•	First American is not in a position to offer cash;

•	market uncertainty is a risk that affects both First American and First Advantage; and

•	the Initial Offer reflects an appropriate sharing of the anticipated synergies of the combined corporations.

Mr. DeGiorgio also noted that the market price of the Class A Shares had increased 30% since the date of the announcement and that it is implausible that they would have enjoyed such a premium in the absence of the Initial Offer. Mr. DeGiorgio informed a Morgan Stanley representative that First American’s due diligence had revealed additional savings that may be realized as a result of the transaction, which permitted First American to increase the exchange ratio from that of the Initial Offer to an exchange ratio of 0.55 of a First American common share for each Class A Share.

On August 26, 2009, Mr. DeGiorgio and Anthony Piszel, First American’s Chief Financial Officer, spoke with a representative of Morgan Stanley. Such representative delivered a counter-offer on behalf of the FADV Special Committee calling for the payment of cash or stock with a fixed value of $23.00 per Class A Share (the “FADV Counter Offer”). In connection with the call, the representative of Morgan Stanley provided a presentation which, among other matters, reiterated the arguments advanced by such representative on behalf of the FADV Special Committee in the August 4, 2009 conversation, and provided updated information on what the FADV Special Committee believed to be precedent transactions, the other valuation models employed by Morgan Stanley in its preliminary financial analysis, and on anticipated stockholder reaction to the Initial Offer.

On August 31, 2009, the Ad-Hoc Committee met by teleconference to discuss the FADV Counter Offer and the related materials provided by Morgan Stanley. The Ad-Hoc Committee also discussed updated financial analyses provided by independent members of management and timing considerations for the transaction in light of the burdens being placed on management as a result of activities related to the spin-off. The Ad-Hoc Committee discussed whether to continue negotiations with the FADV Special Committee or consider other alternatives, including withdrawing the offer and/or commencing a tender offer without first obtaining the FADV Special Committee’s approval. The Ad-Hoc Committee resolved to make a counter-offer with a fixed exchange ratio of 0.57 First American common shares for each Class A Share (the “Second First American Counter Offer”) and provide a deadline, after which First American would need to consider other alternatives, of September 8, 2009.

Later that day, Messrs. DeGiorgio and Piszel conveyed to a representative of Morgan Stanley the Second First American Counter Offer. Messrs. DeGiorgio and Piszel advised such representative that the Ad-Hoc Committee believed, among other things, that the market was a good indicator of the value of First Advantage and that minority buy-in transactions would be a more appropriate comparable to the proposed transaction, but that it was persuaded by some of the arguments proffered in the presentation provided by Morgan Stanley.

On September 4, 2009, the FADV Special Committee sent a letter to the Ad-Hoc Committee rejecting the Second First American Counter Offer, and proposed a counter offer of $20.00 per Class A Share and a mechanism to protect against decreases in First American’s stock price. The letter indicated that the Second First American Counter Offer undervalued First Advantage because:

•	the timing was opportunistic;

•	the valuation did not reflect First Advantage’s intrinsic value;

•	the proposal undervalued the benefits of the transaction to First American; and

•	there would be a perceived lack of investor support for the Second First American Counter Offer.

The letter also invited the Ad-Hoc Committee to meet directly with the FADV Special Committee.

On September 8, 2009, a representative of Morgan Stanley delivered a supplemental presentation on behalf of the FADV Special Committee to Mr. DeGiorgio, which the representative discussed in a subsequent conversation. In that presentation, the FADV Special Committee noted that it appreciated the increase in the exchange ratio included in the Second First American Counter Offer, which helped to reduce the difference between the position of the Ad-Hoc Committee and that of the FADV Special Committee on value. However, the Morgan Stanley representative indicated that the FADV Special Committee believed that it could not support the revised proposal for the reasons previously articulated. In addition, the Morgan Stanley representative noted that in the FADV Special Committee’s opinion:

•	the revised proposal still did not reflect the value of First Advantage or market conditions;

•	most of the increase in the implied price was based on market improvement, which inured to every company in First Advantage’s sector; and

•	the proposal did not provide value certainty to First Advantage stockholders.

On September 8, 2009, the Ad-Hoc Committee met by teleconference to discuss the FADV Special Committee’s response and determined to confirm the Second First American Counter Offer in writing. Later that day, the Ad-Hoc Committee delivered a letter to that effect to the FADV Special Committee. The letter, among other things, reiterated the arguments provided to Morgan Stanley’s representative in support of the Second First American Counter Offer, as well as the Ad-Hoc Committee’s belief that:

•

a number of the transactions relied upon by the FADV Special Committee were not comparable to the proposed transaction because they were either dated or did not involve acquisitions of a minority interest;

•	an appropriate valuation methodology should recognize that First American already controls First Advantage;

•	comparable transactions indicate that a premium of approximately 15% to the preannouncement trading price is typical in similar transactions; and

•	an exchange offer presents holders of Class A Shares with the ability to decide if the ultimate value is acceptable because holders can withdraw their tenders until the offer expires.

The letter also accepted the FADV Special Committee’s invitation to meet and extended the deadline for a response to September 15, 2009 to facilitate that meeting, which was subsequently scheduled for September 14, 2009.

On September 14, 2009, the FADV Special Committee and the Ad-Hoc Committee met by teleconference to discuss the proposal. Both committees shared their perspectives on the value and the various rationales in support of their respective proposals. Particular emphasis was placed by the Ad-Hoc Committee on the appropriate premium for a minority buy-in transaction. The meeting concluded with a commitment from the FADV Special Committee to contact the Ad-Hoc Committee with a response.

On September 17, 2009, Mr. Nickelson spoke with Mr. Christenson and indicated that the FADV Special Committee was prepared to support an exchange offer at a 0.585 exchange ratio. Later that same day, the Ad-Hoc Committee met to discuss the counter-offer delivered by Mr. Nickelson. As a result of its discussions, the Ad-Hoc Committee authorized Mr. Christenson to respond with an increased offer. Mr. Christenson telephoned Mr. Nickelson and offered an exchange ratio of 0.58 (the “Third First American Counter Offer”). Mr. Nickelson indicated that there would be a previously scheduled meeting of the FADV Special Committee that day and that it would consider the Third First American Counter Offer at that time. After the meeting of the FADV Special Committee, Mr. Nickelson telephoned Mr. Christenson and informed him that the FADV Special Committee could support an offer at that exchange ratio, subject to review of the other terms of the proposed offer.

On September 24, 2009, the board of directors of First American met to discuss making the Offer and approved the transaction and authorized First American’s management to proceed with the Offer. On the same day, First American provided to First Advantage more detail on the terms and conditions of the proposed offer.

Further revised terms and conditions were provided to First Advantage on September 29, 2009.

On October 2, 2009, the Special Committee held a telephonic meeting with Mr. DeGiorgio to discuss terms and conditions of the Offer.

On October 8, 2009, First American announced its intention to commence the Offer at the Exchange Ratio. On the same day, the FADV Special Committee, on behalf of the First Advantage board of directors, announced its intention to recommend that holders of the Class A Shares tender their Class A Shares when the Offer is commenced.

On October 9, 2009, First American filed the registration statement on Form S-4, of which this prospectus is a part, and First Advantage filed its Schedule 14D-9, with the SEC.

On October 23, 2009, the New York Stock Exchange notified First American that it had approved the First American common shares issuable in the Offer and the Merger for listing on the exchange.

Reasons of First American for the Offer

The First American board of directors and Ad-Hoc Committee discussed on multiple occasions whether to pursue an offer to acquire all of the capital stock of First Advantage that First American did not already own or control at the Expiration Time.

In reaching its decision to authorize the Offer and the Merger, the First American board of directors and the Ad-Hoc Committee considered the following:

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Expected cost savings and synergies, which First American believes could not be achieved by First Advantage on a standalone basis. The cost savings and synergies are expected to be obtained from, among other areas, reductions or elimination of duplicative corporate and administrative expenses, including for certain facilities, elimination of certain professional fees and consolidation of certain information technology resources and infrastructure.

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That combining the operations of First American and First Advantage may yield greater product development opportunities that leverage data and technologies across all segments of First American’s information solutions group.

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That consummation of the Offer and the Merger would enable First American to create a simpler corporate structure, facilitating the investment and transfer of funds between First American and First Advantage and their respective subsidiaries, and thereby the more efficient use of First American’s consolidated financial resources.

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The reasonable likelihood that the benefits of the acquisition would be realized as a result of the familiarity of the First American board of directors and the senior management of First American with the business, operations, properties, assets, financial condition, business strategy and prospects of First Advantage, and the substantial experience of First American’s management with the acquisition of businesses and their integration, including success in reducing costs and achieving synergies.

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That the Offer and the Merger, at the Exchange Ratio, is more favorable to the First American shareholders than the potential value that could be expected to be generated from certain other strategic alternatives available with respect to First American’s interest in First Advantage, including the alternative of maintaining First Advantage as a partially publicly-held independent company. First American confirmed that it remains uninterested in selling the Class B Shares to a third party or otherwise disposing of such shares.

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That First American would have to offer a premium to First Advantage stockholders despite First American already having control of First Advantage, and that because First American owns or controls securities having approximately 98% of the voting interest of First Advantage, an alternative transaction in which stockholders of First Advantage would realize an acquisition premium is unlikely.

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That if the Offer and the Merger were consummated prior to completion of the spin-off, the stockholders of First Advantage would have the opportunity to participate in the expected benefits of the spin-off and that the value of the newly independent information services company, of which First Advantage would be a part, would suffer as a result of First Advantage’s poor trading value if the minority shares remained outstanding.

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The enhanced financial and strategic flexibility and improved messaging to the capital markets that is expected to accrue to the information services company as a result of the transaction, on a post-spin basis.

•	That holders of Class A Shares will receive First American common shares, which the board of directors believes are more liquid than the Class A Shares.

•	That holders of Class A Shares will retain their ability to participate in the growth of First Advantage’s business through ownership of First American common shares.

•	First Advantage would no longer be constrained by the restrictions on its operations that are currently imposed under its credit facility.

•	The dilution of the ownership interests of the existing First American shareholders that would result from the Offer and the Merger, including as a result of the timing of the Offer and the Merger.

•	The risks associated with integrating First Advantage into First American, including the risk that the anticipated benefits of the acquisition may not be fully realized, if at all.

•	First Advantage’s recent operating results and internal forecasts and expectations regarding First Advantage’s ability to achieve these forecasts.

•	Certain terms and conditions of the Offer and Merger, including the following:

•	the irrevocable and non-waivable condition that a majority of the outstanding Class A Shares not owned by the Excluded Parties be tendered into the Offer;

•	the condition waivable by First American that sufficient Class A Shares must be tendered in the Offer prior to the Expiration Time so that once such tendered Class A Shares are purchased by

First American in the Offer, First American will own or control at least 90% of the outstanding Class A Shares (after giving effect to the conversion of the Class B Shares into Class A Shares on a one-for-one basis);

•

that if the Offer is consummated, and First American does not own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), First American will use commercially reasonable efforts to acquire additional Class A Shares such that after such acquisition, Merger Sub owns or controls at least 90% of each class of the issued and outstanding capital stock of First Advantage (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), and that such use of commercially reasonable efforts to acquire additional Class A Shares shall not require First American to exchange more than 0.58 of a First American share (or equivalent value) for any Class A Share; and

•	the same consideration shall be offered in the Merger as in the Offer — 0.58 of a First American common share for each Class A Share.

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That notwithstanding measures to insulate these individuals from decision-making related to the Offer, the potential conflicts of interest (or perceived conflicts) that certain executive officers and directors of First Advantage may have with respect to the Offer, in addition to their interests as stockholders, as described in the section below entitled “Interests of Certain Persons in the Offer and the Merger” beginning on page 67.

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That as holders of First American common shares, the First Advantage stockholders are more likely to receive cash dividends. First Advantage has never declared or paid any cash dividends on its common stock and has stated that it does not anticipate paying cash dividends in the foreseeable future. First American has paid a regular dividend to its shareholders since becoming a publicly traded company. Dividends are paid on the First American common shares as and when declared by the board of directors of First American, and there can be no guarantee that First American will continue to pay dividends after the consummation of the Offer.

Additional Factors for Consideration by First Advantage Stockholders

In deciding whether or not to tender your Class A Shares in the Offer, you should consider the factors set forth under “Risk Factors” beginning on page 12 and the other factors set forth in this prospectus or incorporated by reference. While we believe the Offer should be attractive to First Advantage stockholders, you should also consider the following matters:

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The unanimous recommendation of the FADV Special Committee, on behalf of the First Advantage board of directors, that First Advantage stockholders (other than First American and its affiliates) accept the Offer and tender their Class A Shares into the Offer. This recommendation was set forth in the Schedule 14D-9 which was filed by First Advantage with the SEC. The Schedule 14D-9 was distributed to holders of the Class A Shares.

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The current trading prices of both the Class A Shares and First American common shares. We recommend that you obtain current market quotations for both the Class A Shares and First American common shares in connection with considering the Offer.

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The market price of First American common shares at the time you tender or the effective time of the Merger may be different than at the time you receive your First American common shares in the Offer or the Merger; the Exchange Ratio will not be adjusted based upon changes in the market price of First American common shares.

•	The price of First American common shares could depend upon factors different from those affecting the price of Class A Shares.

•	The price of First American common shares could decline following the Offer.

•	There are general risks associated with First American’s business, including those set forth in this prospectus, which may affect the businesses of First American and First Advantage differently.

•	As a shareholder of First American, your interest in the future performance of First Advantage will be only indirect and in proportion to your holdings of First American common shares.

•	First American has announced that it intends to conduct a spin-off transaction affecting its common shares.

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Because Class A Shares will be exchanged for First American common shares in the Offer and the Merger, you should consider First American’s business and financial condition in connection with any decision to tender your Class A Shares in the Offer. In considering our business and financial condition, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us. See “Where You Can Find More Information” beginning on page 70.

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That the receipt of First American common shares and cash in lieu of fractional First American common shares by holders of Class A Shares in exchange for the Class A Shares pursuant to the Offer and the Merger is expected to be treated as a taxable transaction for U.S. federal income tax purposes.

•	First American controls the conditions (other than the non-waivable conditions), timing and price of the Offer.

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First American has not requested or sought an opinion from any investment bank as to the fairness of the Offer price. Accordingly, our determination regarding the fairness of the Offer price rests solely on the consideration by the board of directors of First American of the factors set forth above without separate or independent confirmation of a fairness determination by any third party. First American’s financial interest in acquiring the Class A Shares at a favorable price to First American conflicts with the financial interests of First Advantage’s unaffiliated stockholders.

Information in First Advantage’s Schedule 14D-9

The FADV Special Committee has unanimously recommended, on behalf of the First Advantage board of directors, that First Advantage stockholders (other than First American and its affiliates) accept the Offer and tender their shares into the Offer. As required by SEC rules, First Advantage has filed a Schedule 14D-9 describing its position on the Offer and related matters. First Advantage’s Schedule 14D-9 was mailed to all holders of the Class A Shares and it contains important information. The Schedule 14D-9 is also available on the SEC’s website at www.sec.gov. We urge all First Advantage stockholders to carefully review the Schedule 14D-9 and this prospectus (as each may be amended from time to time).

Certain Projections

As part of its business planning cycle, the management of First Advantage prepares internal financial forecasts and budgets regarding anticipated future operations, some of which are shared with the management of First American. Prior to announcing its proposal to acquire shares of First Advantage on June 26, 2009, First American was provided certain financial projections for First Advantage summarized below for the fiscal years 2009 through 2012:

•	2009 operating revenue of $694 million

•	2010 operating revenue of $756 million

•	2011 operating revenue of $842 million

•	2012 operating revenue of $943 million

•	2009 pre-tax income of $86 million

•	2010 pre-tax income of $121 million

•	2011 pre-tax income of $153 million

•	2012 pre-tax income of $184 million

This information is being included in this prospectus for the limited purpose of giving First Advantage’s stockholders access to the information made available to First American prior to making its initial proposal.

In evaluating the acquisition, First American considered the internal forecasts, but for purposes of determining the Exchange Ratio, First American developed its own financial analysis based in part on the original forecasts provided by First Advantage, as well as First American’s own experience and what it viewed to be other appropriate information and assumptions.

After the board of directors of First American had approved the Exchange Ratio, the management of First Advantage provided First American with updated projections for the fiscal year 2009, which First Advantage provides to First American in the ordinary course. The revised financial projections that First Advantage provided to First American are summarized below:

•	2009 operating revenue of $662 million, a decrease of $32 million from the original forecast; and

•	2009 pre-tax income of $68 million, a decrease of $18 million from the original forecast.

First American did not revise its determination regarding the Exchange Ratio after the delivery of such updated information, in part, because, in setting the Exchange Ratio, First American discounted the value of the forecasts provided because they were subject to revision and were inherently uncertain predictors of future outcomes, particularly in light of the recent dislocation and negative trends in general economic conditions in the United States and abroad, which have placed stress on the operating environment for First American, First Advantage and other companies in the industries in which they operate.

First Advantage does not as a matter of course make public any estimates as to its future operating performance or earnings. It is our understanding that the forecasts were not prepared for publication or with a view to complying with the published guidelines of the SEC regarding projections or with the guidelines established by the American Institute of Certified Public Accountants. Rather, First Advantage informed us that the original forecasts were prepared solely for First Advantage’s internal management purposes. The original forecasts were not intended to represent the most likely financial results for First Advantage. First Advantage has informed us that the updated forecasts were prepared solely in response to First American’s request.

According to First Advantage, the forecasts did not take into account any changes in First Advantage’s operations or capital structure that may result from the Offer and the Merger. First Advantage further informed us that it developed the forecasts based on projected revenues, and that costs were derived primarily as a percentage of revenue based on historical experience, also taking into account anticipated changes in operations, including decreases in overhead as a result of restructuring initiatives. It is not possible to predict whether the assumptions made in preparing the projected goals will be valid, and actual results may prove to be materially higher or lower than those contained in the projected information.

Projections are subjective in many respects and are susceptible to various interpretations and periodic revision based upon actual experience and business developments. In addition, the projected information necessarily reflects numerous assumptions, with respect to general business and economic conditions and other matters, many of which are inherently uncertain or beyond First Advantage’s or First American’s control. Inclusion of the forecasts should not be regarded as an indication that First Advantage, First American or anyone else who received this information considered it a reliable predictor of future events, and this information should not be relied upon as such. The forecasts were not audited or reviewed by any independent accounting firm. In light of the uncertainties inherent in forecasts of any kind, the inclusion of this information should not be regarded as a representation that the estimated results will be realized.

The prospective financial information set forth above has been prepared by, and is the responsibility of, First Advantage’s management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to such prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this prospectus relates to First Advantage’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

The information discussed in this section includes forward-looking statements that involve risks and uncertainties. These risks and uncertainties are discussed in greater detail elsewhere in this prospectus, including under the heading “Forward-Looking Statements” beginning on page 22, and in First Advantage’s periodic filings with the SEC, which are incorporated by reference into this prospectus and are available as described under the heading “Where You Can Find More Information” on page 70.

THE OFFER

Purpose of the Offer

We are proposing to acquire all of the outstanding Class A Shares. FADV Holdings currently owns 47,726,521 Class B Shares, representing approximately 80% of the equity interest and 98% of the voting interest of First Advantage. As of October 27, 2009, there were 12,098,680 Class A Shares outstanding, representing approximately 20% of the equity interest and 2% of the voting interest of First Advantage. We are making the Offer for the purpose of acquiring all First Advantage capital stock we do not own or control at the Expiration Time because we believe that acquiring the minority interest in First Advantage, and fully integrating First Advantage with First American, will enhance our financial flexibility, reduce organizational complexity and provide greater overall operational efficiency, as well as boost our financial strength as we continue to prepare for our spin-off.

Exchange of Shares in the Offer; The Merger

We are offering to exchange 0.58 of a First American common share for each outstanding Class A Share, upon the terms and conditions set forth in this prospectus and the related letter of transmittal. We will not acquire any Class A Shares unless the Minimum Condition is satisfied. As of October 27, 2009, there were 12,098,680 Class A Shares outstanding, and we understand that 632,544 of these Class A Shares are held by Excluded Parties. Accordingly, we calculate that at least 5,733,069 Class A Shares not owned by the Excluded Parties would have to be validly tendered into the Offer, and not have been properly withdrawn, as of the Expiration Time, in order to satisfy this condition. There are also other conditions to the Offer that are described under “—Conditions of the Offer” beginning on page 45. First American also reserves the right to transfer or assign, in whole or in part, to one or more of its subsidiaries, all or any portion of the issued and outstanding Class A Shares tendered pursuant to the Offer or the right to purchase all or any portion of the issued and outstanding Class A Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve First American of its obligations under the Offer or Merger and will in no way prejudice the rights of tendering stockholders to receive payment for the Class A Shares validly tendered and accepted for payment pursuant to the Offer or converted pursuant to the Merger.

To consummate the Merger, Delaware law requires that Merger Sub own at least 90% of the outstanding Class A Shares and at least 90% of the outstanding Class B Shares, if any. There were 12,098,680 Class A Shares outstanding as of October 27, 2009. Pursuant to First Advantage’s certificate of incorporation, we may, at any time, convert some or all of our Class B Shares into Class A Shares on a one-for-one basis. If the Merger Condition is satisfied and we consummate the Offer, we will convert (or cause to be converted) all of the Class B Shares that we own or control into Class A Shares and cause all such Class A Shares and Class A Shares acquired by First American in the Offer to be contributed to Merger Sub. Therefore, we calculate that at least 6,112,774 Class A Shares would have to be tendered in order to satisfy the Merger Condition, which constitute approximately 51% of the Class A Shares. We can waive the Merger Condition in our sole discretion at or prior to the Expiration Time, and provided that the non-waivable conditions have been met, we can consummate the Offer, notwithstanding that we will not own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis) upon consummation of the Offer. If upon consummation of the Offer, we own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), we shall promptly thereafter effect the Merger unless prohibited by court order or other applicable legal requirement. As provided by Delaware law, the Merger may be effected without the approval of First Advantage’s board of directors or any remaining public stockholders. If we consummate the Offer, and do not own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), we will use commercially reasonable efforts to acquire additional Class A Shares such that after such acquisition, Merger Sub owns at least 90% of each class of the issued and outstanding capital stock of First Advantage (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis); provided, however, that such use of commercially reasonable efforts to acquire additional Class A Shares shall not require us to exchange more than 0.58 of a First American share (or equivalent value) for any Class A Share. In such event, once we own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), we shall effect the Merger promptly after such acquisition unless prohibited by court order or other applicable legal requirement. If we waive the Merger Condition, we will extend the Expiration Time to the extent required by law. We reserve the right to purchase Class A Shares in the open market, in privately negotiated transactions (including with First Advantage), in another tender offer or exchange offer, in a merger negotiated with First Advantage or otherwise. As a result of the Merger, any holders of Class A Shares who had not previously had their Class A Shares purchased in the Offer would have their Class A Shares converted into First American common shares at the Exchange Ratio, other than the Class A Shares in respect of which appraisal rights have been properly perfected under Delaware law. See “— Appraisal Rights” beginning on page 49.

If we are unable to effect the Merger after consummating the Offer, Class A Shares would remain outstanding until we are able to effect the Merger, if at all. In such event, prior to the consummation of the Merger, the liquidity of and market for those remaining publicly held Class A Shares could be adversely affected. The Class A Shares are currently listed on the NASDAQ Stock Market. Depending upon the number of Class A Shares purchased in the Offer (and in any subsequent purchases), Class A Shares may no longer meet the requirements for continued listing and may be delisted from the NASDAQ Stock Market.

In addition, Class A Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System. This has the effect of allowing brokers to extend credit on Class A Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible that after consummation of the Offer, Class A Shares would no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Timing of the Offer

We commenced the Offer on October 9, 2009. The Offer is scheduled to expire at 5:00 P.M., New York City time, on Tuesday, November 10, 2009, unless we extend the period of the Offer. All references to the Expiration Time mean the time of expiration, as extended. For more information, see the discussion under “— Extension, Termination and Amendment” immediately below.

Extension, Termination and Amendment

We expressly reserve the right, in our sole discretion, to extend, on one or more occasions, the period of time during which the Offer remains open in the event that not all of the conditions to the Offer have been waived or satisfied at the then scheduled Expiration Time or if we are required to extend the Offer pursuant to the SEC’s tender offer rules. We are not giving any assurance that we will exercise our right to extend the Offer in the event that not all of the conditions to the Offer have been waived or satisfied at the then scheduled Expiration Time. We can extend the Offer by giving oral or written notice of extension to the Exchange Agent. If we decide to extend the Offer, we will announce such extension no later than the opening of trading on the NASDAQ Stock Market the business day immediately following the previously scheduled Expiration Time. We are not making any assurances that we will exercise our right to extend the Offer. During any extension, all validly tendered and not properly withdrawn Class A Shares will remain deposited with the Exchange Agent, subject to your right to withdraw your Class A Shares as described below under “— Withdrawal Rights” beginning on page 43.

Subject to the SEC’s applicable rules and regulations, we reserve the right to delay, on one or more occasions, our acceptance for exchange of Class A Shares pursuant to the Offer, and to extend the period during which the Offer remains open, for any other reason whatsoever, if in good faith we deem it advisable. We also reserve the right to terminate the Offer and not accept for exchange any Class A Shares, upon the failure of any of the conditions of the Offer to be satisfied or, where permissible, waived, or otherwise to amend the Offer in any respect (except as described below), by giving oral or written notice of delay, termination or amendment to the Exchange Agent and by making a public announcement.

We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any dissemination, we assume no obligation to publish, advertise or otherwise communicate any change other than by making a release to PR Newswire.

We expressly reserve the right to amend, on one or more occasions, the terms and conditions of the Offer, except that we will not amend or waive the Minimum Condition, the Registration Statement Effectiveness Condition or the Listing Condition.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required under the Exchange Act.

Subsequent Offering Period; Additional Purchases

We intend to provide a subsequent offering period of at least three business days, during which time stockholders whose Class A Shares have not been accepted for payment may tender, but not withdraw, their Class A Shares and receive in the Offer the Exchange Ratio for each Class A Share. We reserve the right to purchase, following the consummation or termination of the Offer, Class A Shares in the open market, in privately negotiated transactions (including with First Advantage), in another tender offer or exchange offer, in a merger negotiated with First Advantage or otherwise. Any additional purchases of Class A Shares may be at a price greater or less than the price to be paid for the Class A Shares in the Offer and could be for cash or other consideration.

Delivery of First American Common Shares

Upon the terms and subject to the conditions of the Offer, including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we will accept for exchange Class A Shares validly tendered and not properly withdrawn promptly after the Expiration Time and will promptly exchange First American common shares, and cash instead of fractional shares, for the tendered Class A Shares (and any and all Class A Shares or other securities issued, paid or distributed or issuable, payable or distributable in respect of such Class A Shares on or after the Expiration Time (collectively, a “Distribution”)). Unless the procedures for guaranteed delivery set forth below are followed, exchange of Class A Shares tendered and accepted for exchange pursuant to the Offer will be made only if the Exchange Agent timely receives:

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certificates for those Class A Shares (and any Distribution), or a timely confirmation of a book-entry transfer of those Class A Shares (and any Distribution) in the Exchange Agent’s account at DTC and a properly completed and duly executed letter of transmittal or a duly executed copy thereof, with all accompanying evidences of transfer and authenticity and any other required documents; or

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a timely confirmation of a book-entry transfer of those Class A Shares (and any Distribution) in the Exchange Agent’s account at DTC, together with an “agent’s message” as described below under “— Procedure for Tendering Shares.”

All of the conditions to the Offer must be satisfied or, to the extent permissible, waived at or prior to the Expiration Time. Upon the terms and subject to the conditions of the Offer, we will accept for exchange Class A

Shares validly tendered and not properly withdrawn promptly after the Expiration Time by notice to the Exchange Agent of our acceptance of the tender of those Class A Shares pursuant to the Offer. The Exchange Agent will promptly deliver First American common shares in exchange for Class A Shares pursuant to the Offer and cash instead of fractional First American common shares after receipt of our notice. First American common shares will be delivered solely in book-entry form. First American shareholders may contact the Exchange Agent for information on how to obtain a certificate for First American common shares. The Exchange Agent will act as agent for tendering First Advantage stockholders for the purpose of receiving First American common shares and cash to be paid instead of fractional First American common shares and transmitting the stock and cash to you. You will not receive any interest on any cash that we pay you.

If we do not accept Class A Shares for exchange pursuant to the Offer or if certificates are submitted for more Class A Shares than are tendered into the Offer, we will promptly return certificates for these unexchanged Class A Shares without expense to the tendering stockholder. If we do not accept Class A Shares for exchange pursuant to the Offer, Class A Shares tendered by book-entry transfer into the Exchange Agent’s account at DTC will be credited to the account maintained with DTC from which those shares were originally transferred, promptly following expiration or termination of the Offer.

Cash Instead of Fractional First American Common Shares

We will not issue any fraction of a First American common share pursuant to the Offer or the Merger. Instead, each tendering stockholder and each stockholder whose Class A Shares are cancelled in the Merger, who would otherwise be entitled to a fraction of a First American common share, after combining all fractional shares to which the stockholder would otherwise be entitled in the Offer or the Merger, as applicable, will receive cash in an amount equal to the product obtained by multiplying (1) the fraction of a First American common share to which the holder would otherwise be entitled by (2) the closing price of a First American common share as reported on the New York Stock Exchange on the last trading day before the day that the Offer expires.

Procedure for Tendering Shares

For you to validly tender Class A Shares into the Offer, you must do one of the following:

•

deliver certificates for your Class A Shares (and any Distribution), a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with all accompanying evidences of transfer and authenticity and any other required documents, to the Exchange Agent at one of its addresses set forth on the back cover of this prospectus prior to the Expiration Time;

•

arrange for a book-entry transfer of your Class A Shares (and any Distribution) to be made to the Exchange Agent’s account at DTC and receipt by the Exchange Agent of a confirmation of this transfer prior to the Expiration Time, along with all accompanying evidences of transfer and authenticity, and the delivery of a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents to the Exchange Agent at one of its addresses set forth on the back cover of this prospectus prior to the Expiration Time;

•

arrange for a book-entry transfer of your Class A Shares (and any Distribution) to the Exchange Agent’s account at DTC and receipt by the Exchange Agent of confirmation of this transfer, including an “agent’s message,” prior to the Expiration Time; or

•	follow the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Class A Shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

The Exchange Agent will maintain an account with respect to the Class A Shares at DTC for purposes of the Offer, and such account will be available not later than two business days after the date of the distribution of this prospectus. Any financial institution that is a participant in DTC may make book-entry delivery of the Class A Shares by causing DTC to transfer these Class A Shares into the Exchange Agent’s account in accordance with DTC’s procedure for the transfer. For a tender made by transfer of Class A Shares through book-entry delivery at DTC to be valid, the Exchange Agent must receive a book-entry confirmation of transfer and either a duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents at one of its addresses set forth on the back cover of this prospectus by the Expiration Time, or an agent’s message as part of the book-entry confirmation by the Expiration Time, or the guaranteed delivery procedures described below must be followed.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Class A Shares are tendered either by a registered holder of Class A Shares who has not completed the box entitled “New Registration Instructions” or “One Time Delivery Instructions” on the letter of transmittal or for the account of an eligible institution. By “eligible institution,” we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent’s Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act.

If the certificates for Class A Shares are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

The method of delivery of certificates representing Class A Shares and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

None of First American, the Exchange Agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or will incur any liability for failure to give any notification.

Withholding Taxes

First American and the Exchange Agent will deduct and withhold from amounts otherwise payable pursuant to the terms of the Offer and the Merger any amounts that are required to be deducted and withheld with respect to such payments under applicable law.

Withdrawal Rights

You may withdraw Class A Shares that you tender pursuant to the Offer at any time before the Expiration Time. Pursuant to Section 14(d)(5) of the Exchange Act, you may also withdraw your Class A Shares any time after 60 days from October 9, 2009, the date that the Offer was commenced, unless we have previously accepted them.

For your withdrawal to be valid and effective, the Exchange Agent must receive from you a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Class A Shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Class A Shares. If Class A Shares have been tendered pursuant to the procedures for book-entry tender, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Class A Shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Class A Shares withdrawn must also be furnished to the Exchange Agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

None of First American, the Exchange Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Class A Shares that you validly withdraw will be deemed not to have been validly tendered for purposes of the Offer. However, you may retender withdrawn Class A Shares by following one of the procedures discussed above under “— Procedure for Tendering Shares” at any time before the Expiration Time.

Guaranteed Delivery

If you wish to tender Class A Shares pursuant to the Offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the Exchange Agent prior to the Expiration Time or cannot complete the procedure for book-entry transfer on a timely basis, your Class A Shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the Exchange Agent as provided below on or prior to the Expiration Time; and

•

the certificates for all tendered Class A Shares and any Distribution (or a confirmation of a book-entry transfer of such securities into the Exchange Agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed facsimile with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and all other documents required by the letter of transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the Exchange Agent.

In all cases, we will exchange Class A Shares tendered and accepted for exchange pursuant to the Offer only after timely receipt by the Exchange Agent of certificates for Class A Shares, or timely confirmation of a book-entry transfer of those Class A Shares into the Exchange Agent’s account at DTC as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent’s message in connection with a book-entry transfer, and any other required documents.

Effect of a Tender of Shares

By executing a letter of transmittal, you will agree and acknowledge that our acceptance for exchange of Class A Shares you tender in the Offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those Class A Shares and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for Class A Shares to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those Class A Shares immediately upon our acceptance of those Class A Shares for exchange.

All questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Class A Shares will be determined by First American in its sole discretion and such determination shall be final and binding upon all tendering First Advantage stockholders. We reserve the absolute right to reject any and all tenders of Class A Shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No tender of Class A Shares will be deemed to have been validly made until all defects and irregularities in tenders of those Class A Shares have been cured or waived. None of First American, the Exchange Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Class A Shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer, including the letter of transmittal and instructions, will be final and binding.

First American will pay any stock transfer taxes with respect to the sale and transfer of any Class A Shares to it pursuant to the Offer and Merger. If, however, payment of consideration in the Offer or Merger is to be made to, or Class A Shares not tendered or not accepted for exchange are to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Class A Shares to First American pursuant to the Offer or the Merger, as applicable, then the amount of any stock transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the consideration payable in the Offer or the Merger, as applicable, unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted to the Exchange Agent.

The tender of Class A Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Financing of the Offer

The First American common shares to be issued in the Offer will come from First American’s authorized but unissued shares. First American will use cash on hand to pay First Advantage stockholders cash in lieu of any fraction of a First American common share such stockholders would otherwise be entitled to receive as described under “—Cash Instead of Fractional First American Common Shares.” There are no material conditions to the availability of these funds to First American and First American does not have any alternative financing plan. First American is unable to predict the exact amount required to satisfy this obligation, but such amount will be immaterial. First American’s fees and expenses in connection with the Offer will be paid from First American’s available capital resources.

Conditions of the Offer

Notwithstanding any other provision of the Offer, First American will not be required to accept for purchase, or to pay for, Class A Shares tendered pursuant to the Offer and may terminate, extend or amend the Offer and may (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender or exchange offer) postpone the acceptance for exchange of, and payment for, Class A Shares so tendered if, at or prior to the Expiration Time, any of the following conditions shall not have been satisfied:

•	the Minimum Condition;

•	the Registration Statement Effectiveness Condition;

•	the Merger Condition;

•	the Listing Condition; or

•	the General Conditions set forth below.

The Minimum Condition, the Registration Statement Effectiveness Condition, and the Listing Condition may not be waived.

Minimum Condition

The “Minimum Condition” means that there must be validly tendered, and not properly withdrawn prior to the Expiration Time, at least a majority of the Class A Shares owned by stockholders other than the Excluded Parties. As of October 27, 2009, there were 12,098,680 Class A Shares outstanding, and it is First American’s understanding that 632,544 of these Class A Shares are held by Excluded Parties. Accordingly, we calculate that at least 5,733,069 Class A Shares not owned by the Excluded Parties would have to be validly tendered into the Offer, and not have been properly withdrawn, as of the Expiration Time, in order to satisfy this condition. The precise number of Class A Shares required to be validly tendered, and not properly withdrawn, prior to the Expiration Time in order to satisfy the Minimum Condition will be calculated using the number of outstanding Class A Shares as of the most recent practicable date prior to the Expiration Time.

Registration Statement Effectiveness Condition

The “Registration Statement Effectiveness Condition” means that the registration statement on Form S-4, of which this prospectus is a part, must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

Merger Condition

The “Merger Condition” means that there must be sufficient Class A Shares validly tendered in the Offer and not properly withdrawn such that once First American purchases such tendered Class A Shares in the Offer, First American will own or control at least 90% of the Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis). First American can waive the Merger Condition in its sole discretion at or prior to the Expiration Time, and provided that the non-waivable conditions have been met, First American can consummate the Offer, notwithstanding that it will not own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis) upon consummation of the Offer. We calculate that, based on the number of outstanding Class A Shares as of October 27, 2009, approximately 6,112,774 Class A Shares would have to be tendered in order to satisfy this condition.

Listing Condition

The “Listing Condition” means that the First American common shares issuable in the Offer and the Merger must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. On October 23, 2009, the New York Stock Exchange notified First American that it had approved the First American common shares issuable in the Offer and the Merger for listing on the exchange.

General Conditions

All of the “General Conditions” shall be deemed to be satisfied, unless any of the following conditions occur and are not waived, on or after the date of this prospectus:

•

There shall have been (A) instituted or be pending any action, investigation or proceeding initiated by any governmental, regulatory or administrative agency or instrumentality or other governmental authority (each, a “Governmental Authority”), which seeks or results in the following or in the good faith judgment of First American could reasonably result in the following, (B) instituted or be pending any action or proceeding initiated by any other person that has resulted in the following, or in the good faith judgment of First American, has a reasonable probability of resulting in the following, or (C) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or Governmental Authority, that, in the good faith judgment of First American:

•

prohibits or imposes any material limitations on First American’s ownership, control or operation of all or a material portion of the businesses or assets of First Advantage or its subsidiaries, taken as a whole;

•	prohibits or makes illegal the acceptance for payment, payment for or the purchase of the Class A Shares or the consummation of the Offer or the Merger;

•

results in a material delay in or materially restricts First American’s ability, or renders First American unable, to accept for payment, pay for or purchase some or all of the Class A Shares that have been tendered into the Offer and not properly withdrawn or that will be cancelled in the Merger;

•

imposes limitations on First American’s ability to effectively exercise full rights of ownership of the Class A Shares, including, without limitation, the right to vote the Class A Shares purchased by First American on all matters properly presented to First Advantage’s stockholders;

•	requires the divestiture by First American or its affiliates of their Class B Shares (or any Class A Shares into which they are converted);

•

compels First Advantage or its subsidiaries or First American and its subsidiaries to dispose of portions of the business, assets or properties of First Advantage or its subsidiaries, that are material to First Advantage and its subsidiaries, taken as a whole, or First American or its subsidiaries, that are material to First American and its subsidiaries, taken as a whole;

•	imposes any material new condition to the Offer or the Merger which is unacceptable to First American, in its reasonable discretion; or

•	enjoins or prohibits (or seeks material damages for) the acquisition by First American of the Class A Shares;

provided that prior to asserting any such condition, First American shall have used all commercially reasonable efforts to cause any such stay, decree, judgment, order or injunction to be vacated or lifted.

•

There shall have been any change (or any condition, event or development involving a prospective change) that has had, or may reasonably be expected to have, in the good faith judgment of First American, a material and adverse effect on the business, properties, assets, liabilities, financial condition, operations, or results of operations of First Advantage and its subsidiaries, taken as a whole.

•	There shall have occurred and be continuing, any of the following which, in the good faith judgment of First American, make it inadvisable to proceed with the consummation of the Offer:

•	any general suspension of, or limitation on prices for, trading in the United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory); or

•

any limitation (whether or not mandatory) by any court or Governmental Authority, or other event that, in the reasonable judgment of First American, affects the extension of credit by banks or other lending institutions.

•	First Advantage or any of its subsidiaries has materially changed its capitalization from that existing on October 9, 2009.

•

The board of directors of First Advantage (upon the recommendation of the FADV Special Committee) and the board of directors of First American (upon the recommendation of the Ad-Hoc Committee) have agreed to terminate the Offer.

The conditions to the Offer are for the sole benefit of First American and may be asserted by it in its sole discretion at or prior to the Expiration Time regardless of the circumstances giving rise to such conditions, or, except as set forth above, may be waived by First American, in whole or in part, in its sole discretion at or prior to the Expiration Time, whether or not any other condition of the Offer also is waived. First American has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by First American concerning the events described in this section shall be final and binding upon all holders of the Class A Shares. The failure by First American at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted from time to time at or prior to the Expiration Time.

In the event that all of the conditions to the Offer have not been satisfied or waived at the then scheduled Expiration Time, First American may, in its discretion, extend the Expiration Time in such increments as it may determine.

Although First American has no current plans or arrangements to do so, First American reserves the right to amend, at any time prior to the Expiration Time, the terms of the Offer, except First American will not amend the Minimum Condition, the Registration Statement Effectiveness Condition or the Listing Condition. First American will give holders of the Class A Shares prompt notice of such amendments and, to the extent required by law, the Offer will be extended.

Conditions of the Merger

If the Merger Condition is satisfied and First American consummates the Offer, First American will convert (or cause to be converted) all of the Class B Shares that it owns or controls into Class A Shares and cause all such Class A Shares and Class A Shares acquired by First American in the Offer to be contributed to Merger Sub. If upon consummation of the Offer, First American owns or controls 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), First American shall promptly thereafter effect the Merger unless prohibited by court order or other applicable legal requirement. As provided by Delaware law, the Merger may be effected without the approval of First Advantage’s board of directors or any remaining public stockholders. If First American consummates the Offer and does not own or control 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), First American will use commercially reasonable efforts to acquire additional Class A Shares such that after such acquisition, Merger Sub owns at least 90% of each class of the issued and outstanding capital stock of First Advantage (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis); provided, however, that such use of commercially reasonable efforts to acquire additional Class A Shares shall not require First American to exchange more than 0.58 of a First American share (or equivalent value) for any Class A Share. In such event, once First American owns or controls 90% or more of the outstanding Class A Shares (after giving effect to the conversion of Class B Shares into Class A Shares on a one-for-one basis), First American shall effect the Merger promptly thereafter unless prohibited by court order or other applicable legal requirement. First American reserves the right to purchase Class A Shares in the open market, in privately negotiated transactions (including with First Advantage), in another tender offer or exchange offer, in a merger negotiated with First Advantage or otherwise. No assurance can be given as to the price per Class A Share that may be paid in any such future acquisition of Class A Shares by First American or the effect any such actions could have on the trading price of the Class A Shares. As a result of the Merger, any holders of Class A Shares who had not previously had their Class A Shares purchased in the Offer (or in any subsequent purchases) would have their Class A Shares converted into First American common shares at the Exchange Ratio, other than the Class A Shares in respect of which appraisal rights have been properly perfected under Delaware law.

Notwithstanding First American’s commercially reasonable efforts to own or control at least 90% of the outstanding Class A Shares, First American may be prohibited or unable to consummate the Merger due to a court order or other applicable legal requirement, including if any of the following occur:

•

there shall have been (A) instituted or be pending any action, investigation or proceeding by any Governmental Authority, or (B) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or Governmental Authority, in each case, that has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger or prohibiting or making illegal, the acceptance for payment, payment for or the purchase of the Class A Shares in the Merger; or

•	a stop order suspending the effectiveness of the registration statement, of which this prospectus is a part, shall be in effect or proceedings for such purpose shall be pending before the SEC;

provided, that First American will use commercially reasonable efforts to prevent the entry of any such judgment, injunction, order or decree, and to remove any such suspension of the registration statement.

If the Merger is not consummated, First American expects to continue to evaluate, from time to time, its options regarding First Advantage, and in addition to potentially maintaining the status quo, may consider other alternatives, including open market purchases, purchases in privately negotiated transactions (including from First Advantage), purchases through another tender offer or exchange offer, or entry into a merger negotiated with First Advantage.

In determining whether or not First American is exercising “commercially reasonable efforts,” First American intends to take into account all facts and circumstances existing at the time and not solely the price at which Class A Shares might be acquired, provided that “commercially reasonable efforts” shall not require First American to pay consideration in excess of 0.58 of a First American share (or equivalent value) for any Class A Share.

Appraisal Rights

Under Delaware law, holders of Class A Shares do not have appraisal rights in connection with the Offer. If the Offer is successfully consummated, holders of Class A Shares as of the effective time of the Merger who:

•	do not tender their shares into the Offer and hold shares at the effective time of the Merger;

•	do not wish to accept the consideration provided for in the Merger; and

•	comply with the procedures provided for in Section 262 of the Delaware General Corporation Law, or the “DGCL,”

will be entitled to have their Class A Shares appraised by the Delaware Court of Chancery and to receive a payment in cash of the “fair value” of those shares as determined by the court.

The following summarizes provisions of Section 262 of the DGCL regarding appraisal rights that would be applicable in connection with the Merger, which will be effected as a merger of a subsidiary of First American with and into First Advantage. This discussion is qualified in its entirety by reference to Section 262 of the DGCL. A copy of Section 262 is attached to this document as Annex C. If a stockholder as of the effective time of the Merger fails to take any action required by Delaware law, its rights to an appraisal in connection with the Merger will be waived or terminated.

Notification of Merger’s Effective Date

Within 10 days after the effective date of the Merger, First Advantage will send notice of the effective date and the availability of appraisal rights to each holder of Class A Shares as of the effective time of the Merger, along with a copy of Section 262 of the DGCL.

Perfecting Appraisal Rights

To exercise appraisal rights, the record holder of Class A Shares as of the effective time of the Merger must, within 20 days after the date First Advantage mails the notice referred to in the prior paragraph, deliver a written demand for appraisal to First Advantage. This demand must reasonably inform First Advantage of the identity of the holder of record and that the stockholder demands appraisal of his, her or its Class A Shares. A demand for appraisal must be delivered to: Bret T. Jardine, Corporate Secretary, First Advantage Corporation, 100 Carillon Parkway, St. Petersburg, Florida 33716.

Only Record Holders May Demand Appraisal

Only a record holder of the Class A Shares as of the effective time of the Merger is entitled to demand appraisal. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates.

•	If the Class A Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If the Class A Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•

An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

•

A holder of record, such as a broker, who holds the Class A Shares as nominee for a beneficial owner, may exercise a holder’s right of appraisal with respect to the Class A Shares held for one or more beneficial owners while not exercising these rights for one or more other beneficial owners. In that case, the written demand should set forth the number of Class A Shares covered by the demand. If no number of shares is expressly mentioned, the demand will be presumed to cover all of the Class A Shares standing in the name of the record holder. First Advantage stockholders who hold their shares in brokerage accounts or through any other nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights in respect of their Class A Shares.

Court Petition Must Be Filed

Within 120 days after the effective date of the Merger, First Advantage or any stockholder as of the effective time of the Merger who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Class A Shares. Neither First American nor First Advantage will have any obligation to file such a petition. Stockholders as of the effective time of the Merger seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

Within 120 days after the effective date of the Merger, any stockholder as of the effective time of the Merger who has complied with the relevant requirements of Section 262 of the DGCL will be entitled to receive, upon a written request to First Advantage, a statement of the total number of Class A Shares with respect to which demands for appraisal have been received and the total number of holders of these shares. First Advantage must mail the statement within 10 days after it receives a written request or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

Appraisal Proceeding by Delaware Court

If a petition for an appraisal is timely filed, at the hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders as of the effective time of the Merger are entitled to appraisal rights. The court will appraise the Class A Shares owned by the stockholders and determine their fair value.

In determining fair value, the court may consider a number of factors including market prices of First Advantage’s stock, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment or expectation of the Merger. The court will also determine the amount of interest, if any, to be paid upon the value of the Class A Shares to the stockholders entitled to appraisal.

The value determined by the court for the Class A Shares could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all of the Class A Shares entitled to appraisal.

Effect of Appraisal Demand on Voting and Right To Dividends

Any stockholder as of the effective time of the Merger who has duly demanded an appraisal in compliance with Delaware law will not, after the effective date of the Merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective date. We describe below, under “— Material U.S. Federal Income Tax Consequences of the Offer and the Merger,” the tax consequences to a First Advantage stockholder who receives cash for his or her Class A Shares pursuant to the exercise of appraisal rights.

Loss, Waiver or Withdrawal of Appraisal Rights

Holders of Class A Shares as of the effective time of the Merger who have perfected their rights of appraisal will lose their rights if no holder files a petition for appraisal within 120 days after the effective date of the Merger. A stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may relinquish the right to an appraisal if he timely delivers to First Advantage a written withdrawal of the stockholder’s demand for an appraisal. Any attempt to withdraw a demand for an appraisal that is made more than 60 days after the effective date of the Merger will require First Advantage’s written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the Merger, without interest. The number of First American common shares, and the amount of cash instead of a fraction of a First American common share, delivered to such stockholder will be based on the same exchange ratio utilized in the Merger, regardless of the market price of First American common shares at the time of delivery.

Dismissal of Appraisal Proceeding

If an appraisal proceeding is timely instituted, this proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

Material U.S. Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material U.S. federal income tax consequences to holders of Class A Shares that exchange their Class A Shares for First American common shares and cash in lieu of fractional First American common shares pursuant to the Offer and the Merger. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder of Class A Shares in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (including, but not limited to, non-U.S. persons, banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, regulated investment companies, traders in securities who elect the mark to market method of accounting for their securities, or holders of Class A Shares who hold the Class A Shares as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction, or holders of Class A Shares that received the Class A Shares through stock options or otherwise as compensation or through tax qualified retirement plans). This discussion also does not address the tax consequences of the Offer, the Merger, or the Experian Distribution to Experian. In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder of Class A Shares and does not consider any aspects of U.S. federal tax law other than income taxation. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a holder of Class A Shares, the tax treatment of a partner in the partnership or any equity owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership for U.S. federal income tax purposes.

The receipt of First American common shares and cash in lieu of fractional First American common shares by holders of Class A Shares in exchange for the Class A Shares pursuant to the Offer or the Merger is expected to be treated as a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, a holder of Class A Shares that exchanges those shares for First American common shares and cash in lieu of fractional First American common shares pursuant to the Offer or the Merger is expected to recognize gain or loss equal to the difference between (a) the sum of the fair market value of the First American common shares and cash in lieu of fractional First American common shares received by the stockholder and (b) the adjusted tax basis in the Class A Shares surrendered in exchange therefor. Gain or loss will be calculated separately for each block of the Class A Shares (generally, Class A Shares acquired at the same price in a single transaction) exchanged for First American common shares pursuant to the Offer or the Merger. If the Class A Shares that are exchanged pursuant to the Offer or the Merger are held by the stockholder as capital assets for U.S. Federal income tax purposes, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder’s holding period for the Class A Shares exceeds one year. In the case of a tendering noncorporate stockholder, long-term capital gain will be subject to tax at capital gains rates. In addition, the ability to use capital losses to offset ordinary income is limited. A holder’s tax basis in the First American common shares received pursuant to the Offer or the Merger will be equal to the fair market value of those shares on the closing date thereof and the holding period of those shares will begin on the date following such closing date.

If a holder of Class A Shares receives cash pursuant to the exercise of appraisal rights, such stockholder generally will recognize gain or loss, measured by the difference between the amount of cash received and such holder’s tax basis in such Class A Shares.

Under the U.S. federal income tax laws, payments in connection with the Offer or the Merger may be subject to “backup withholding” at a rate of 28% unless a stockholder that holds Class A Shares: (a) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information, or (b) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. To prevent backup U.S. federal income tax withholding on consideration issued pursuant to the Offer or the Merger, each stockholder that is a U.S. person should provide the payor or its paying agent with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the letter of transmittal.

HOLDERS OF CLASS A SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Anticipated Accounting Treatment

Our acquisition of Class A Shares will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the U.S. Accordingly, the purchase price will be allocated to stockholders’ equity based on the purchase price paid.

Certain Effects of the Offer and the Merger

Effects on the Market

If we successfully consummate the Offer and the Merger, we intend to cause the delisting of the Class A Shares from the NASDAQ Stock Market following the Merger.

Exchange Act Registration

The Class A Shares are currently registered under the Exchange Act. If we successfully consummate the Offer and the Merger, following the effective time of the Merger, we will request that the NASDAQ Stock Market file a Form 25 with the SEC terminating registration of the shares of the Class A Shares under the Exchange Act.

Conduct of First Advantage if the Offer and the Merger are Consummated

If the Offer and the Merger are consummated, First Advantage will continue to exist as a separate entity; however, First Advantage will be a wholly-owned subsidiary of First American (unless Experian elects not to cause the Experian Distribution, in which case Experian will continue to hold an indirect interest in First Advantage). If the Offer and the Merger are consummated, First American intends to replace the current directors of First Advantage with employees of First American or its subsidiaries (which will include First Advantage after consummation of the Offer and the Merger), consistent with the governance of other wholly-owned subsidiaries, however no arrangements have been made to date for such appointments. First American has not yet determined what, if any, other specific changes will be made to the personnel and operations of First Advantage upon the consummation of the Offer and the Merger.

Conduct of First Advantage if the Offer is Not Consummated

If the Offer is not consummated because the Minimum Condition, the Registration Statement Effectiveness Condition or the Listing Condition is not satisfied or the Merger Condition or another condition is not satisfied or waived, we expect that First Advantage will continue to be a majority-owned subsidiary of First American and operate its business as presently operated, subject to market and industry conditions and the terms of the agreements and other documents described immediately below under “— Relationships With First Advantage.” We have no current intention to dispose of or entertain offers to acquire the Class B Shares. If the Offer and the Merger are not consummated for any reason, there can be no assurance that First Advantage’s business and operations will not be adversely affected.

If the Offer is not consummated, First American expects to continue to evaluate, from time to time, its options regarding First Advantage, and in addition to potentially maintaining the status quo, may consider other alternatives, including open market purchases, purchases in privately negotiated transactions (including from First Advantage), purchases through another tender offer or exchange offer, or entry into a merger negotiated with First Advantage.

In addition, in such case, from time to time, it is expected that each of First American and First Advantage will evaluate and review its respective business operations, properties, dividend policy and capitalization, among other matters, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value.

Relationships With First Advantage

In considering whether to tender Class A Shares in the Offer, First Advantage stockholders should be aware of various existing agreements and ongoing and prior arrangements and transactions between First American and First Advantage, as described below. This description is qualified in its entirety by reference to the specific provisions of the documents described below that have been filed with the SEC, which we incorporate by reference into this prospectus. You should also review “Interests of Certain Persons in the Offer and the Merger” beginning on page 67 for a description of arrangements between First American and First Advantage and between First American and directors and executive officers of First Advantage.

Certain persons associated with First American have a continuing relationship with First Advantage. Parker Kennedy, Chairman of the Board of First Advantage, also serves as Chief Executive Officer and Chairman of First American and as an executive officer and board member of certain of its affiliates. Frank McMahon, a director of First Advantage, also serves as Chief Executive Officer of First American’s information solutions company. Additionally, two of the members of First Advantage’s board of directors, David Chatham and D. Van Skilling serve on the First American board of directors.

First Advantage, First American and FirstMark Capital, LLC (“FirstMark”) have entered into a stockholders agreement pursuant to which First American has agreed to vote as many of its shares in First Advantage as is necessary to ensure that First Advantage’s board of directors has no more than ten members and that a representative of FirstMark who meets certain requirements is elected a director of First Advantage or, at FirstMark’s request, a board observer of First Advantage. FirstMark’s right to designate a board member or observer will continue until such time as FirstMark and its affiliates’ collective ownership of First Advantage stock is less than 75% of the holdings FirstMark received in the June 5, 2003 merger of First Advantage and US SEARCH. As of March 10, 2009, as reported on First Advantage’s proxy statement on Schedule 14A filed on March 18, 2009, FirstMark owned 17.9% of the Class A Shares.

First Advantage also has a number of intercompany agreements with First American. Certain of these agreements are not the result of arm’s-length negotiation and do provide various preferential rights to First American as a result. Many of the other transactions described below are the legacy of First American’s operation of First Advantage’s businesses as a division of First American prior to the formation of First Advantage.

•

First American provides certain legal, financial, technology, administrative and managerial support services to First Advantage under a third amended and restated services agreement. The agreement was entered into on January 1, 2009 and remains in effect for 12 months, with automatic renewal every six months.

•

First Advantage has entered into an agreement with First American to lease First Advantage’s headquarters’ office space in Poway, California. The lease was for an initial lease term of five years after the formation transactions of First Advantage, with a one-time option to renew the term for an additional five years.

•

Effective January 1, 2003, First Advantage and a subsidiary of First American entered into an agreement whereby First Advantage acts as an agent in selling renters insurance. First Advantage receives a commission of 12% of the insurance premiums and 20% of the profits (as defined in the agreement) of the insurance premiums written.

•	First Advantage performs employment screening, credit reporting and hiring management services for First American.

•

First American CoreLogic (“FACL”) is a provider of data and related services to First Advantage’s Lender Services segment, which data and services are utilized to provide a major national lender with a Fair Credit Reporting Act compliant mortgage fraud analytic.

Certain Legal Matters and Regulatory Approvals

Litigation Related to the Offer

On July 2, 2009, Norfolk County Retirement System filed a Verified Class Action Complaint in the Court of Chancery of the State of Delaware against First American, First Advantage and Parker S. Kennedy (such proceeding, the “Litigation”). Norfolk County Retirement System contends that as a result of the June 26, 2009 offer, the defendants breached their fiduciary duties to the minority public stockholders of First Advantage. The plaintiff seeks, among other things, to enjoin the consummation or closing of the Offer. Pursuant to the Court of Chancery’s September 29, 2009 order, the defendants responded to the complaint on October 15, 2009. The parties to the Litigation have recently reached a proposed resolution and settlement of the Litigation, subject to various conditions, and are currently working on documenting and finalizing the same. Until such documents are finalized and the agreements are approved by the Court of Chancery, no assurances can be given that the Litigation will be resolved and dismissed.

U.S. Approvals

Except as we have described in this prospectus, we are not aware of any license or regulatory permit required in the U.S. and material to the business of First Advantage and its subsidiaries, on a consolidated basis, that may be materially adversely affected by our acquisition of the Class A Shares, or any filing or approval required in the U.S. that would be required for our acquisition of the Class A Shares. We shall make all required filings under the Securities Act and the Exchange Act.

Non-U.S. Approvals

We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the Offer or the Merger.

State Takeover Laws

A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, stockholders, principal executive offices or principal places of business in those states. We do not believe any anti-takeover laws apply to the Offer or the Merger. However, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. If one or more takeover statutes apply to the Offer or the Merger and are not found to be invalid, we may be required to file documents with, or receive approvals from, relevant state authorities and we may also be unable to accept for exchange Class A Shares tendered into the Offer or may delay the Offer or the Merger. See “— Conditions of the Offer” beginning on page 45.

Fees and Expenses

We have retained Wells Fargo Bank, N.A. as Exchange Agent in connection with the Offer. We will pay the Exchange Agent customary fees for these services in addition to reimbursing the Exchange Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Exchange Agent against certain liabilities and expenses in connection with the Offer and the Merger, including certain liabilities under the U.S. federal securities laws.

We have retained MacKenzie Partners, Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Class A Shares by mail, telephone, facsimile or personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Class A Shares.

We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

COMPARISON OF RIGHTS OF FIRST AMERICAN AND

FIRST ADVANTAGE STOCKHOLDERS

The rights of First American shareholders are different in a number of respects from the rights of First Advantage stockholders, both under the charter documents of each company and as a result of the laws of the differing states of incorporation of each of First Advantage, a Delaware corporation, and First American, a California corporation. Therefore, First Advantage stockholders will have different rights once they become First American shareholders. In addition, First American is seeking shareholder consent to the reincorporation of First American as a Delaware corporation by means of a merger of First American with and into First American Delaware. If approved by First American shareholders and effected, such reincorporation would change the rights of First American shareholders. First Advantage stockholders should read the Definitive Proxy Statement filed with the SEC by First American on October 26, 2009 because it contains important information about the reincorporation and its potential effects on the rights of First American shareholders. See “Where You Can Find More Information” on page 70 for information on how to obtain a copy of the Definitive Proxy Statement.

The following table summarizes:

•	material provisions of the articles of incorporation and bylaws of First American and the certificate of incorporation and bylaws of First Advantage, and

•	the California corporation law applicable to First American and the Delaware corporation law applicable to First Advantage.

	First American (California law)	First Advantage (Delaware law)
Authorized Capital Stock:

The restated Articles of Incorporation of First American authorize 180,000,000 shares of common stock, par value $1.00 per share, and 500,000 shares of preferred stock, par value $1.00 per share.

The board may authorize the issuance of preferred stock with such rights and preferences as it may determine.

The Certificate of Incorporation of First Advantage, as amended, authorizes 125,000,000 shares of Class A common stock, par value $0.001, 75,000,000 shares of Class B common stock, par value $0.001, and 1,000,000 shares of preferred stock, par value $0.001. Shares of Class B common stock may be converted into shares of Class A common stock at a one-to-one conversion ratio.

The board may authorize the issuance of preferred stock with such rights and preferences as it may determine.

Voting Power:	Each share of common stock has one vote.	First Advantage has two classes of common stock outstanding, Class A Shares and Class B Shares. Each Class B Share has ten votes, to one vote per Class A Share. Each Class A Share and Class B Share represents an equivalent equity interest in First Advantage.

Number of Directors:

First American’s Articles of Incorporation and bylaws provide that it shall have no less than 10 and no more than 18 directors. The precise number of directors is set by resolution of First American’s board of directors.

Under California law, changes in the number of directors or, if a range in the number of directors is set forth in the articles of incorporation or bylaws, that range, must in general be approved by a majority of the outstanding shares.

First Advantage’s board must consist of one or more members, with the exact number to be determined by the majority of directors then in office.

	First American (California law)	First Advantage (Delaware law)
Classification of Directors:	First American does not have a classified
board of directors. California law permits
corporations listed on national stock
exchanges, such as First American, to
have classified boards; however, any
amendment to First American’s Articles
of Incorporation or bylaws to institute a
classified board of directors would
require stockholder approval.	First Advantage does not have a classified
board of directors. Amendment of First
Advantage’s Certificate of Incorporation
to divide its directors into classes would
require the approval of the board of
directors and a majority in voting power
of the outstanding shares.

Cumulative Voting:	California law provides that if any stockholder has given notice of his or her intention to cumulate votes for the election of directors, all other stockholders of the corporation are also entitled to cumulate their votes at such election. California law permits a corporation that is listed on a national securities exchange to amend its articles or bylaws to eliminate cumulative voting by approval of the board of directors and of the outstanding shares voting together as a single class. First American’s Articles of Incorporation and bylaws have not eliminated cumulative voting.	Under Delaware law, the certificate of incorporation of a Delaware corporation may provide for cumulative voting. First Advantage’s Certificate of Incorporation does not provide for cumulative voting.

Special Meetings of Stockholders:	Under California law, a special meeting of stockholders may be called by (a) the board of directors, (b) the chairman, (c) the president, (d) the holders of shares entitled to cast not less than 10% of the votes at such meeting, or (e) such additional persons as are authorized by the articles of incorporation or the bylaws. First American’s bylaws provide that a special meeting of the stockholders may be called at any time by the board of directors, or by the chairman of the board, or by the president, or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.	Delaware law provides that special meetings of the stockholders may be called by the board of directors or such other person or persons as may be authorized in the corporation’s Certificate of Incorporation or bylaws. First Advantage’s bylaws specify that special meetings may be called by the Chairman of the board of directors or by a majority of the board of directors (either by resolution of the board of directors or by a written instrument signed by a majority of the directors).

Stockholder Proposals and Nominations of Director Candidates:	First American’s Articles of Incorporation and bylaws do not restrict the ability of stockholders to nominate director candidates or propose business at stockholder meetings.	First Advantage’s Certificate of Incorporation and bylaws do not restrict the ability of stockholders to nominate director candidates or propose business at stockholder meetings.

	First American (California law)	First Advantage (Delaware law)
Stockholder Action by Written Consent:	Under California, stockholders may take action by executing a written consent in lieu of taking such action at a stockholder meeting, unless otherwise provided in the articles or certificate of incorporation. First American’s Articles of Incorporation do not restrict the ability of stockholders to act by written consent.	As permitted by Delaware law, First Advantage’s Certificate of Incorporation requires that all actions of the stockholders be taken at meetings of the stockholders.

Amendment of Charter Documents:	In general, the bylaws of First American may be amended by either the board of directors or the stockholders.	The bylaws of First Advantage may be amended by either the board of directors or the stockholders.

	Under California law, an amendment to the Articles of Incorporation requires the approval of the board of directors and the outstanding shares.	Under Delaware law, an amendment to the First Advantage Certificate of Incorporation requires (i) the approval of the board of directors, (ii) the approval of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. In addition, Article VIII(B) of First Advantage’s Certificate of Incorporation expressly requires a vote of all outstanding shares with respect to amendments to that section, Article V and Article VI.

Vacancies on the board of directors:	Under California law, unless a corporation’s articles of incorporation or bylaws provide otherwise, any vacancy on the board of directors not created by removal of a director may be filled by the board of directors. If the number of directors remaining is less than a quorum, such vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice, or by a sole remaining director. Unless the articles of incorporation or bylaws otherwise provide, a vacancy created by removal of a director may be filled only by approval of the stockholders. First American’s bylaws permit a majority of the remaining directors to fill any vacancies not created by removal of a director through stockholder action or court order and allow stockholders to fill any vacancy on the board of directors not filled by the directors.	Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, any vacancy on the board of directors, including one created by removal of a director or an increase in the number of authorized directors, may be filled by the majority of the remaining directors, even if such number constitutes less than a quorum.

	First American (California law)	First Advantage (Delaware law)
Removal of Directors:	Under California law, any or all directors may be removed, with or without cause, by the affirmative vote of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal, or not consenting in writing to removal, would be sufficient to elect the director under cumulative voting.	Under Delaware law, any director of a corporation that does not have a classified board may be removed from office by the vote of stockholders representing at least a majority of the voting power of the corporation or the class or series of stock entitled to elect such director, unless the certificate of incorporation provides for cumulative voting. If a Delaware corporation has a classified board of directors, then directors may be removed only for cause, unless the certificate of incorporation provides otherwise.

Limitation on the Liability of Directors:	The Articles of Incorporation of First American provide for the limitation of monetary liability of its directors to the fullest extent permitted under California law.	The Certificate of Incorporation of First Advantage provides for the limitation of monetary liability of its directors to the fullest extent permitted under Delaware law.
California law does not permit the elimination of monetary liability for breaches of a director’s duties to the corporation or its stockholders where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the duty to the corporation or its stockholders in circumstances in which the individual was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the corporation or its stockholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the individual’s duty to the corporation or its stockholders; (f) contracts or transactions between the corporation and another corporation of which the director is a director or in which the director has a financial interest; or (g) liability for improper distributions, loans or guarantees.

Under Delaware law, a corporation may not eliminate or limit director monetary liability for: (a) breaches of the director’s duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) unlawful dividends, stock repurchases or redemptions; or (d) transactions from which the director received an improper personal benefit.

	First American (California law)	First Advantage (Delaware law)
Director and Officer Indemnification:

California law generally permits indemnification of expenses incurred in derivative or third-party actions, except that, with respect to derivative actions: (a) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person’s duty to the corporation and its stockholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine; and (b) no indemnification may be made without court approval in respect of amounts paid in settling or otherwise disposing of a pending action, or expenses incurred in defending a pending action that is settled or otherwise disposed of without court approval. Indemnification is permitted by California law only for acts taken in good faith, and which the director or officer believed to be in the best interests of the corporation and its stockholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the stockholders (excluding shares owned by the indemnified party) or the court handling the action. California law requires indemnification of expenses when the director or officer has successfully defended an action on the merits.

The indemnification provisions of First American’s Articles of Incorporation and bylaws provide that First American has the power to indemnify any person who is or was a party or is threatened to be made a party to a proceeding by reason of the fact that such person is or was an agent of First American, and that First American is authorized to provide indemnification in excess of that expressly permitted by California law, subject to certain limitations with respect to actions for breach of duty to First American and its stockholders. First American’s bylaws provide that it shall indemnify its Officers and Directors to the fullest extent permitted by law, including

Delaware law generally permits indemnification of expenses incurred in the defense or settlement of derivative or third-party actions, provided that a determination is made that the person seeking indemnification acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation. Delaware law further permits indemnification for judgments, fines and amounts paid in settlement (other than in a derivative action) if the person is not successful in the defense of such action, provided there is a determination that the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. The determinations referred to above (unless ordered by a court) must be made by: (a) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (b) a committee of such directors designated by majority vote of such directors, even though less than a quorum; (c) if there are no such directors, or if such directors so direct, independent legal counsel in a written opinion; or (d) the stockholders. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duties to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue, or matter therein, whether on the merits or otherwise.

The bylaws of First Advantage provide that each person who was or is made a party, or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of First Advantage or is or was serving at the request of First Advantage as a director or officer of another corporation

	First American (California law)	First Advantage (Delaware law)
those circumstances in which indemnification would otherwise be discretionary. The bylaws of First American further provide that First American must advance expenses incurred in defending any proceeding before the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that the agent is not entitled to indemnification, and it may make some advances upon the same undertaking to other agents.

or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by First Advantage to the fullest extent permitted by Delaware law.

Business Combinations:	In general, California law does not prohibit California corporations from engaging in business transactions with significant stockholders. However, under Section 1101 of the California Corporations Code, except in a short-form merger, and in the merger of a corporation into its subsidiary in which it owns at least 90 percent of the outstanding shares of each class, the capital stock of a constituent corporation may be converted only into nonredeemable common shares of the surviving party or a parent party if a constituent corporation or its parent owns, directly or indirectly, prior to the merger shares of another constituent corporation representing more than 50 percent of the voting power of the other constituent corporation prior to the merger, unless all of the shareholders of the class consent and except for the issuance of cash in lieu of fractional shares.	Unless its Certificate of Incorporation includes a provision opting out of the relevant statute, Delaware General Corporation Law (“DGCL”) Section 203, a Delaware corporation is prohibited from engaging in a business combination with an “Interested Stockholder” for three years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an Interested Stockholder is a person or entity who or which owns, individually or with or through certain other persons or entities, 15% or more of the corporation’s outstanding voting shares (including any rights to acquire shares pursuant to an option, warrant, agreement, arrangement, or understanding, or upon the exercise of conversion or exchange rights, and shares with respect to which the person or entity has voting rights only), the affiliates and associates of such person and any affiliate or associate of the corporation who was the owner of 15% or more of the corporation’s voting stock within the preceding three-year period.

The three-year moratorium on business combinations imposed by Section 203 does not apply if: (a) prior to the date on which such stockholder becomes an Interested Stockholder the board of directors of the subject corporation approves either the business combination or the transaction that resulted in the person or entity becoming an Interested Stockholder; (b) upon consummation of the transaction that made the person or entity an Interested

	First American (California law)	First Advantage (Delaware law)

Stockholder, the Interested Stockholder owns at least 85% of the corporation’s voting shares outstanding at the time the transaction commenced (excluding from the 85% calculation shares owned by directors who are also officers of the subject corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or (c) on or after the date such person or entity becomes an Interested Stockholder, the board approves the business combination and it is also approved at a stockholders’ meeting by 66 2/3% of the outstanding voting shares not owned by the Interested Stockholder. For purposes of Section 203 of the DGCL, the term “business combination” includes mergers, consolidations and sales, leases, mortgages, transfers and other dispositions of the corporation’s assets having a market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation.

As permitted by Delaware law, First Advantage has expressly elected not to be subject to DGCL Section 203.

Inspection of Books and Records:	California law allows any stockholder to inspect the stockholder list, the accounting books and records, and the minutes of board and stockholder proceedings for a purpose reasonably related to such person’s interest as a stockholder. In addition, California law provides for an absolute right to inspect and copy the corporation’s stockholder list by persons who hold an aggregate of five percent or more of a corporation’s voting shares or who hold one percent or more of such shares and have filed a Schedule 14A with the Securities and Exchange Commission.	Delaware law permits any stockholder of record to inspect a list of stockholders and the corporation’s other books and records for any proper purpose reasonably related to such person’s interest as a stockholder, upon written demand under oath stating the purpose of such inspection and completion of certain other procedures. Delaware law, however, contains no provision comparable to the absolute right of inspection provided by California law to certain stockholders.

Appraisal Rights:

Under California law, appraisal rights are generally not available to stockholders of a corporation whose shares are listed on a national securities exchange, unless holders of at least 5% of the class of outstanding shares claim the right, or the corporation or any law restricts the transfer of such shares.

Under Delaware law, appraisal rights are generally not available to stockholders: (a) with respect to a merger or consolidation by a corporation with shares either listed on a national securities exchange (such as the New York Stock Exchange) or held of record by more than 2,000 holders, if such stockholders

	First American (California law)	First Advantage (Delaware law)
	Appraisal rights are also unavailable to stockholders of a California corporation if the stockholders, the corporation, or both, as constituted immediately prior to the transaction, will own immediately after the transaction equity securities consisting of more than 83.33% of the voting power of the surviving or acquiring corporation or its parent entity. Subject to the foregoing exception for more than 83.33% continuing ownership, California generally affords appraisal rights in sales of substantially all of a corporation’s assets in a non-cash transaction. Under California law, fair market value is measured as of the day before the first announcement of the terms of a merger, excluding any appreciation or depreciation in stock value resulting from the proposed transaction.	receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or (b) of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger by virtue of subsection (f) of Section 251 of the DGCL. Delaware law also does not generally provide appraisal rights in connection with the sale of assets. Delaware law provides that fair value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation.

Dividends and Repurchases:	Under California law, a corporation may not make any distributions (including dividends, whether in cash or other property, and repurchases of its shares) unless, immediately prior to the proposed distribution, the corporation’s retained earnings equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation’s assets (exclusive of goodwill, capitalized research and development expenses, and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income, and other deferred credits) and the corporation’s current assets would be at least equal to its current liabilities (or 125% of its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). California also prohibits any distribution if the corporation or subsidiary making the distribution is or would be likely to be unable to meet its liabilities.	Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets. In addition, Delaware law generally permits a corporation to redeem or repurchase its shares only if (a) the capital of the corporation is not impaired and (b) such redemption or repurchase would not cause an impairment.

	First American (California law)	First Advantage (Delaware law)
Dissolutions:	Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation’s dissolution, with or without the approval of the corporation’s board of directors, and this right may not be modified or eliminated by the articles of incorporation.	Under Delaware law, dissolution must be approved by the board of directors and shareholders holding a majority of the voting power or, if not approved by the board of directors, the dissolution must be unanimously approved by the shareholders entitled to vote.

AGREEMENTS REGARDING FIRST ADVANTAGE SECURITIES

Experian Consent

Pursuant to a Consent to Transaction by and between First American and Experian, dated October 2, 2009 (the “Consent to Transaction”), Experian has elected, subject to a right of revocation, to cause the distribution of Class B Shares from FADV Holdings to Experian of its proportionate interest in the Class B Shares held by FARES (which Class B Shares, upon such distribution to Experian, would automatically convert to Class A Shares and would no longer be subject to First American’s control), and to tender those Class A Shares in the Offer. Experian’s proportionate interest is 3,463,415 Class B Shares, and thus if Experian elects to cause the Experian Distribution, 3,463,415 additional Class A Shares would be issued and outstanding, with a corresponding decrease in the number of Class B Shares. If Experian revokes its election to cause the Experian Distribution, all of the currently outstanding Class B Shares, including Experian’s proportionate interest, will be contributed to Merger Sub under the Consent to Transaction and 2,008,780 fewer First American common shares would be issued in the Offer and the Merger. If Experian exercises the right of revocation and elects not to cause the Experian Distribution and tender Class A Shares in the Offer, it has agreed to take those actions that are necessary to facilitate the Offer and the Merger, including consenting to the contribution of Class B Shares to Merger Sub by FADV Holdings, the conversion of the Class B Shares to Class A Shares, and the consummation of the Merger. The Consent to Transaction is effective so long as the Offer is consummated by April 30, 2010.

A distribution of Class B Shares pursuant to the Consent to Transaction would result in the equity interest in First Advantage represented by the Class B Shares declining to approximately 74% from approximately 80% and the voting power held by the Class B Shares declining from approximately 98% to approximately 97%.

Stockholders Agreement

Pursuant to the Stockholders Agreement, dated as of December 13, 2002, by and among the First Advantage, First American and FirstMark Capital, LLC (formerly know as Pequot Private Equity Fund II, L.P.) (“FirstMark”), First American and each of its affiliates have agreed to vote its shares for one nominee designated by FirstMark. However, FirstMark has not designated a nominee to the board of directors of First Advantage.

Omnibus Agreement

Pursuant to the Amended and Restated Omnibus Agreement, dated as of June 22, 2005, by and among First American, Experian and FARES, to the extent that First American, FARES or FADV Holdings has the power to elect two or more directors of First Advantage, and for so long as: (a) Experian’s membership interest in FARES is equal to or greater than twenty percent (20%) of all membership interests; (b) FARES owns, directly or indirectly, 20% or more of the total issued and outstanding equity of First Advantage; and (c) Experian has not caused its indirect interest in First Advantage to be distributed to it pursuant to the limited liability company operating agreements of FARES and FADV Holdings, then First American is required to vote, and to cause FARES and FADV Holdings to vote, a sufficient number of shares of common stock of First Advantage so as to elect from time to time to the board of directors of First Advantage an individual designated in writing by Experian. Experian has designated Donald Robert to serve as a director of First Advantage.

MARKET PRICE AND DIVIDEND INFORMATION

First American common shares are listed on the New York Stock Exchange. The Class A Shares are listed on the NASDAQ Stock Market. The following table sets forth for the periods indicated the high and low per share sale price of First American common shares and the Class A Shares.

	First American		First Advantage
	High	Low	High	Low
2007
First Quarter	$53.92	$40.39	$26.90	$21.13
Second Quarter	$55.25	$48.26	$25.49	$22.00
Third Quarter	$53.57	$35.19	$23.48	$16.55
Fourth Quarter	$37.58	$28.69	$20.56	$16.00
2008
First Quarter	$44.22	$27.79	$23.32	$14.00
Second Quarter	$38.40	$26.16	$23.40	$15.03
Third Quarter	$33.98	$20.97	$18.75	$12.00
Fourth Quarter	$30.76	$14.27	$15.73	$6.99
2009
First Quarter	$28.90	$19.33	$14.90	$9.55
Second Quarter	$30.04	$20.91	$16.00	$11.07
Third Quarter	$34.00	$24.86	$19.44	$14.36
Fourth Quarter (through October 27, 2009)	$32.97	$31.04	$18.89	$17.90

On June 26, 2009, the last full trading day prior to the public announcement of the proposed transaction, the closing price per Class A Share quoted on the NASDAQ Stock Market was $12.75 and the closing price per First American common share quoted on the New York Stock Exchange was $25.95. On October 27, 2009, the closing price per Class A Share as reported on the NASDAQ Stock Market was $18.24 and the closing price per First American common share as reported on the New York Stock Exchange was $31.59.

First Advantage stockholders are encouraged to obtain current market quotations for First American common shares prior to making any decision with respect to the Offer. No assurance can be given concerning the market price for First American common shares before or after the date on which the Offer is consummated. The market price for First American common shares will fluctuate between the date of this prospectus and the date on which the Offer is consummated and thereafter.

First Advantage has never declared or paid any cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. First American has, since the beginning of 2007, paid a cash dividend of $0.22 per share each fiscal quarter, and has paid a regular dividend to its shareholders since becoming a publicly traded company. Dividends are paid on First American common shares as and when declared by the board of directors of First American, and there can be no guarantee that First American will continue to pay dividends after the consummation of the Offer.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

Some officers and members of the board of directors of First Advantage, including those who are directors or officers of First American, may have interests in the Offer that differ from those of other stockholders. The information set forth herein is based on publicly available filings of First Advantage as of the date of this prospectus. Certain additional information on the interests of directors and executive officers of First American in First Advantage are set forth in Annexes A and B.

Employment Arrangements of First Advantage Officers

On August 10, 2009, First Advantage entered into employment agreements with the following executive officers of First Advantage: Anand Nallathambi, Chief Executive Officer; John Lamson, Chief Financial Officer and Principal Accounting Officer; Todd Mavis, Executive Vice President of Operations; Akshaya Mehta, Executive Vice President of Corporate Infrastructure; Evan Barnett, President of Multi-Family Services; and Andrew MacDonald, President of Investigative and Litigation Support Services (each a “First Advantage Executive”).

Under the employment agreements, if a First Advantage Executive’s employment is terminated by the First Advantage Executive for “good reason” or by First Advantage without cause, the First Advantage Executive is entitled to receive:

•	base salary through the date of termination;

•	any annual bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year;

•	reimbursement of properly incurred business expenses;

•	employee benefits to which the First Advantage Executive is entitled under First Advantage’s employee benefit plans;

•

subject to the First Advantage Executive’s general release of claims and compliance with non-competition and other restrictive covenants, a severance payment payable in equal installments over a specified period, a pro rata bonus for the year of termination and continued participation in a group health plan at employee rates generally during the period in which the First Advantage Executive is receiving severance payments; and

•

subject to the First Advantage Executive’s agreement not to compete, payments for a specified period in consideration for the First Advantage Executive’s agreement not to compete. The severance payments are subject to reduction by the present value of any other cash severance or termination benefits (other than pension or supplemental pension benefits) payable to the First Advantage Executive under any other plans, programs or arrangements of First Advantage or its affiliates. The following tables describe the amount of severance and non-competition payments the Executive would be entitled to receive upon termination for good reason or without cause:

First Advantage Executive	Severance Payment	Non-Competition Payment
Anand Nallathambi	$1,050,000, payable over a period of 24 months	$1,050,000, payable over a period of 24 months

John Lamson	Continued payment of 50% of base salary for a period of 18 months	Continued payment of 50% of base salary for a period of 18 months

Todd Mavis	Continued payment of 50% of base salary for a period of 18 months	Continued payment of 50% of base salary for a period of 18 months

First Advantage Executive	Severance Payment	Non-Competition Payment
Akshaya Mehta	Continued payment of 50% of base salary for a period of 12 months	Continued payment of 50% of base salary for a period of 12 months

Evan Barnett	Continued payment of 50% of base salary for a period of 12 months	Continued payment of 50% of base salary for a period of 12 months

Andrew MacDonald	Continued payment of 50% of base salary for a period of 12 months	Continued payment of 50% of base salary for a period of 12 months

The employment agreements provide for the following annual base salaries for the First Advantage Executives: Anand Nallathambi — $700,000; John Lamson — $375,000; Todd Mavis — $375,000; Akshaya Mehta — $345,000; Evan Barnett — $297,400; and Andrew MacDonald — $295,000.

The term “good reason” is defined in the employment agreements to be any of the following events, of which the First Advantage Executive gives notice to First Advantage within 30 days following the later of its occurrence or the First Advantage Executive’s knowledge thereof, and which is not cured by First Advantage within 30 days of receipt of the First Advantage Executive’s notice:

•

the failure of First Advantage to pay or cause to be paid the First Advantage Executive’s base salary when due or reduction in the First Advantage Executive’s base salary (other than as a result of an across the board reduction proportionately affecting substantially all other senior executive officers of First Advantage);

•	any substantial diminution in the First Advantage Executive’s position, authority or responsibilities; or

•	a relocation of the First Advantage Executive’s principal place of employment by more than 50 miles.

In Mr. Nallathambi’s employment agreement, “good reason” also includes a reduction in his total annual compensation opportunity for any fiscal year to less than $1.6 million in the aggregate.

For purposes of the first bullet of the definition of good reason, following a “First American Transaction,” “good reason” does not occur for Mr. Nallathambi based on a reduction in his base salary unless it is reduced below the annual base salary of any employee who is an Executive Vice President of First American. The term “First American Transaction” means either a change in control or other corporate transaction or reorganization, in either case, pursuant to which First Advantage becomes a controlled, non-public subsidiary or division of First American. The Offer and Merger will constitute a First American Transaction.

For purposes of the second bullet of the definition of good reason, following a “qualifying corporate transaction,” a substantial diminution in the First Advantage Executive’s position, authority or responsibilities will be deemed to occur if, as a result of such transaction, First Advantage becomes a direct or indirect subsidiary or division of an operating entity with the same or similar lines of business as First Advantage and the First Advantage Executive is not provided a position, authority or responsibilities, substantially similar to his position, authority or responsibilities with First Advantage, with respect to the parent operating entity resulting from such qualifying corporate transaction. Otherwise, a change in position, authority or responsibilities that results directly from First Advantage becoming a subsidiary or division of another entity or otherwise ceasing to be a publicly traded company will not, itself, constitute “good reason.” Following a First American Transaction, a substantial diminution in position, authority or responsibilities, will not constitute “good reason” for Mr. Nallathambi unless his title, position, authority or responsibilities are reduced below that of the title, position, authority or responsibilities of any employee who is a Corporate Executive Vice President of First American.

The term “qualifying corporate transaction” is defined in the employment agreements as either:

•	a “change in control” as defined under the First Advantage Corporation 2003 Incentive Compensation Plan (the “2003 Plan”), or

•	a corporate transaction or reorganization pursuant to which First Advantage becomes a controlled, non-public subsidiary or division of another entity.

The definition of “qualifying corporate transaction” excludes any transaction involving First American. Accordingly, even though the Merger will constitute a change in control under the 2003 Plan, the Merger will not constitute a qualifying corporate transaction under the employment agreements.

For purposes of the third bullet of the definition of good reason, the principal place of employment of each First Advantage Executive is as follows: Evan Barnett — the State of Maryland; John Lamson — the St. Petersburg, Florida metropolitan area; Todd Mavis — the San Diego, California metropolitan area; Andrew MacDonald — the Washington, D.C. metropolitan area; Anand Nallathambi — the San Diego, California metropolitan area; and Akshaya Mehta — approximately 3 business days a week in the Poway, California metropolitan area and approximately two business days a week in the Orange County, California metropolitan area.

Service of First Advantage Officers and Directors to First American

Parker Kennedy, Chairman of the Board of First Advantage, also serves as Chief Executive Officer and Chairman of First American and as an executive officer and board member of certain of our affiliates. Frank McMahon, a director of First Advantage, also serves as Chief Executive Officer of First American’s Information Solutions Group. Additionally, two First American directors, David Chatham and D. Van Skilling serve on the First Advantage board of directors. In their capacities as non-employee members of the board of directors of First American and First Advantage, each of the foregoing receives compensation. Messrs. Kennedy and McMahon are also compensated as employees of First American.

Messrs. Kennedy and McMahon each received 6,004 restricted stock units in connection with their service as directors of First Advantage. Messrs. Kennedy and McMahon have agreed to remit, and have remitted, to First American the after-tax benefits of these restricted stock units.

Treatment of Grants Under First Advantage Equity Incentive Plans

The Merger, if consummated, will constitute a “Change in Control” under the 2003 Plan. Upon a Change in Control, the unvested awards of stock options, restricted stock units and restricted stock issued under the 2003 Plan will immediately vest. Restricted stock units and restricted stock will vest and be converted into First American common shares at the Exchange Ratio in the Merger (less any applicable withholding taxes). Stock options issued under the 2003 Plan will be converted into options to purchase First American common shares by multiplying the number of shares issuable upon exercise by the Exchange Ratio and proportionately adjusting the exercise prices of individual awards. The officers and directors of First Advantage may have unvested shares that will vest at the effective time of the Merger, which may permit them to realize financial benefits of their compensation sooner than would otherwise be the case.

WHERE YOU CAN FIND MORE INFORMATION

First American and First Advantage file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers, including First American and First Advantage, who file reports and information electronically with the SEC. The reports and other information filed by First American with the SEC are also available at First American’s website. The address of the site is www.firstam.com. The reports and other information filed by First Advantage with the SEC are also available at First Advantage’s website. The address of the site is www.fadv.com. The web addresses of the SEC, First American and First Advantage have been included as inactive textual references only. The information contained on those websites is expressly not incorporated by reference into this prospectus.

First American has filed with the SEC a registration statement on Form S-4 of which this prospectus forms a part. The registration statement registers the First American common shares to be issued to First Advantage stockholders in connection with the Offer and the Merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the common stock and preferred stock of First American and First Advantage, respectively. The rules and regulations of the SEC allow First American to omit certain information included in the registration statement from this prospectus.

In addition, the SEC allows First American to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus as described below. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance stockholders are referred to the copy of the contract or other document filed with the SEC, each statement being qualified in all respects by such reference.

This prospectus incorporates by reference the documents listed below that First American and First Advantage have previously filed with the SEC. They contain important information about the companies and their financial condition, business and prospects. You should analyze the information in this prospectus, any prospectus supplement and the additional information described under the heading “Documents Incorporated By Reference” below before you make a decision to tender your Class A Shares in the Offer.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address described above, or from First American by requesting them in writing or by telephone at the following address:

The First American Corporation

Kenneth DeGiorgio

1 First American Way

Santa Ana, California 92707-5913

(714) 250-3000

These documents are available from First American without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before Tuesday, November 10, 2009, the currently scheduled Expiration Time. This means you must request this information no later than November 3, 2009.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information in documents we and First Advantage file with them, which means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus, information filed subsequently that is incorporated by reference and information in any prospectus supplement. These documents contain important business and financial information about us and First Advantage, including information concerning financial performance, and we urge you to read them. We incorporate by reference into this prospectus all of the following documents (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our annual report on Form 10-K for the fiscal year ended December 31, 2008, Form 10-K/A filed April 24, 2009 and Form 10-K/A filed October 8, 2009;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	our definitive proxy statement on Schedule 14A filed on October 26, 2009;

•	our current reports on Form 8-K filed January 28, 2009, March 13, 2009, March 27, 2009, April 10, 2009, May 27, 2009, June 29, 2009, August 28, 2009, October 8, 2009 and October 9, 2009; and

•

the description of our common shares, $1.00 par value per share, contained in our registration statement on Form 8-A, dated November 19, 1993, which registers the common shares under Section 12(b) of the Exchange Act.

In addition, we incorporate by reference the following documents filed by First Advantage with the SEC:

•	First Advantage’s annual report on Form 10-K for the fiscal year ended December 31, 2008;

•	First Advantage’s quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	First Advantage’s current reports on Form 8-K filed May 8, 2009, July 1, 2009, July 22, 2009, August 12, 2009 and October 8, 2009; and

•	the description of the Class A Shares contained in First Advantage’s registration statement on Form 8-A, filed May 12, 2003, which registers the shares under Section 12(b) of the Exchange Act.

All additional documents filed by First American and First Advantage with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this prospectus to the date that the Class A Shares are accepted for exchange pursuant to the Offer and the period for perfecting appraisal rights in connection with the Merger is concluded (or the date that the Offer is terminated) are also deemed to be incorporated by reference into this prospectus. We also filed a Schedule TO pursuant to Rule 14d-3 under the Exchange Act in connection with the Offer. We will amend the Schedule TO to report any material changes to the information set forth therein, including to incorporate by reference any additional documents filed after the date hereof by us or First Advantage pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Any documents or portions thereof or any exhibits thereto that we or First Advantage furnish to, but do not file with, the SEC shall not be incorporated or deemed to be incorporated by reference into this prospectus.

All information contained in, or incorporated by reference into, this prospectus relating to First American was provided by First American. While we have included in this prospectus information concerning First Advantage known to us, based primarily on filings by First Advantage with the SEC. Due to the nature of our affiliation with First Advantage, we have not had complete, unrestricted access to First Advantage’s books and records. Therefore, there may be material information concerning First Advantage that is not available to us. We have no knowledge that would indicate that statements relating to First Advantage contained in or incorporated in this prospectus are inaccurate or incomplete.

LEGAL MATTERS

The validity of the First American common shares to be issued in the Offer and the Merger will be passed upon for First American by Gibson, Dunn & Crutcher LLP, Irvine, California.

EXPERTS

The consolidated financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K/A of The First American Corporation for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The financial statements incorporated in this Prospectus by reference to First Advantage Corporation’s Current Report on Form 8-K dated October 8, 2009 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of First Advantage Corporation for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ANNEX A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

FIRST AMERICAN

The following table sets forth, to the best of our knowledge, for each executive officer and director of First American, his or her name, business address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted. Except as otherwise indicated, to the best of our knowledge, all of the persons listed below are citizens of the United States of America. During the past five years, to the best of our knowledge, none of the executive officers or directors of First American have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer is First American Corporation, 1 First American Way, Santa Ana, California 92707-5913. No officers or directors of Merger Sub have been appointed.

PRESENT OCCUPATION OR EMPLOYMENT, NAME, TITLE AND CITIZENSHIP FIVE-YEAR EMPLOYMENT HISTORY AND ADDRESS

NAME AND TITLE	CURRENT OCCUPATION AND BUSINESS BACKGROUND SINCE 2004
Directors
Hon. George L. Argyros Director	George L. Argyros has been a director of First American since 2005. Mr. Argyros currently serves as the Chairman and Chief Executive Officer of Arnel & Affiliates, a diversified investment company. Mr. Argyros is also a director of DST Systems, Inc. His principal business address is 949 S Coast Dr # 600, Costa Mesa, CA 92626-7734.

Bruce S. Bennett Director	Bruce S. Bennett has been a director of First American since 2008. Mr. Bennett is the Founding Partner of Hennigan, Bennett & Dorman, LLP, a legal services firm.

Matthew B. Botein Director	Matthew B. Botein has been a director of First American since August 25, 2009. Mr. Botein, who is chairman of Botein & Company, LLC, a private investment firm, served until June 2009 as a managing director for Highfields Capital Management LP, an investment firm, which he joined in 2003. Mr. Botein also serves as the vice chairman of mortgage investment firm Private National Mortgage Acceptance Company LLC (“PennyMac”) and is a member of the boards of directors of: Aspen Insurance Holdings Limited (NYSE: AHL), a specialty insurance and reinsurance company; PennyMac Mortgage Investment Trust (NYSE: PMT); Cyrus Reinsurance Holdings Limited, a reinsurance company; and Integro Limited, an insurance and reinsurance broker.

J. David Chatham Director	J. David Chatham has been a director of First American since 1989. Mr. Chatham is also a member of the Board of Directors of First Advantage Corporation. Mr. Chatham is the President and Chief Executive Officer of Chatham Holdings Corporation, a real estate development and associated industries company. His principal business address is 5780 Windward Pkwy, Suite 300, Alpharetta, GA 30005.

NAME AND TITLE	CURRENT OCCUPATION AND BUSINESS BACKGROUND SINCE 2004
Glenn C. Christenson Director	Glenn C. Christenson has been a director of First American since 2008. Mr. Christenson is also a member of the Board of Directors of Sierra Pacific Resources. Since 2007, Mr. Christenson has served as the Managing Director of Velstand Investments, LLC., an investment firm. From 1989 to 2007, Mr. Christenson was the Executive Vice President and Chief Financial Officer of Station Casinos, Inc., a gaming and entertainment company.

Hon. William G. Davis Director	William G. Davis has been a director of First American since 1992. Mr. Davis currently serves as Counsel of Torys LLP, a legal services firm. His principal business address is 79 Wellington Street West, Suite 3000, Box 270, TD Centre, Toronto, Ontario, Canada M5K 1N2. Mr. Davis is a Canadian citizen.

James L. Doti Director	James L. Doti has been a director of First American since 1993. Mr. Doti is currently a director of Fleetwood Enterprises, Inc. and Standard Pacific Corp. Mr. Doti is currently the President and Donald Bren Distinguished Chair of Business and Economics of Chapman University, an educational institution. His principal business address is Chapman University, 1 University Drive, Orange, CA 92866.

Lewis W. Douglas, Jr. Director	Lewis W. Douglas, Jr. has been a director of First American since 1971. He currently serves as a Chairman of Stanley Energy, Inc., an oil exploration company. His principal business address is 1776 Lincoln St, Suite 1300, Denver, CO 80203.

Christopher V. Greetham Director	Christopher V. Greetham has been a director of First American since 2008. From 1996 to 2006, Mr. Greetham was the Executive Vice President and Chief Investment Officer of XL Capital Ltd., a property and casualty insurance and reinsurance company. Mr. Greetham currently serves as a member of the board of directors of Axis Capital Holding Limited. Mr. Greetham is a British citizen.

Parker S. Kennedy Chairman of the Board and Chief Executive Officer	Parker S. Kennedy has been a director of First American since 1987. Since 2003, Mr. Kennedy has served as the Chairman of the Board and Chief Executive Officer of First American. From 1993 to 2004, Mr. Kennedy served as the President of First American. Mr. Kennedy also serves on the board of directors of First Advantage Corporation.

Thomas C. O’Brien Director	Thomas C. O’Brien has been a director of First American since 2008. Mr. O’Brien is currently Chief Executive Officer and President of Insurance Auto Auctions Inc., which provides specialized services for automobile insurance. Mr. O’Brien also serves as a director of First Advantage and KAR Holdings, Inc.

Frank E. O’Bryan Director	Frank E. O’Bryan has been a director of First American since 1994. Mr. O’Bryan has been a private investor since 2004. From 1997 to 2003 he served as Chairman of the Board of WMC Mortgage Corporation, a mortgage lending company. Mr. O’Bryan also serves as a director of Ares Capital Corporation.

Roslyn B. Payne Director	Roslyn B. Payne has been a director of First American since 1988. Ms. Payne currently serves as President of Jackson Street Partners, Ltd., a real estate venture capital and investments firm. Her principal business address is 3490 California St., San Francisco, CA 94118-1891.

NAME AND TITLE	CURRENT OCCUPATION AND BUSINESS BACKGROUND SINCE 2004
John W. Peace Director	John Peace has been a director of First American since March 24, 2009. Mr. Peace currently serves as the Chairman of Experian plc, an information, analytical and marketing services company. Mr. Peace has served as the Chairman of Burberry Group plc, an apparel and accessories company, and Acting Chairman of Standard Chartered PLC, a banking and financial services firm. Prior to that, he served as Deputy Chairman and Senior Independent Director from 2007 to 2009. From 2000 to 2006 he served as Chief Executive Officer GUS plc, a retail and business services company.

D. Van Skilling Director	D. Van Skilling has been a director of First American since 1998. Mr. Skilling also serves as a member of the board of directors of First Advantage Corporation and ONVIA, Inc. Mr. Skilling has served as the President of Skilling Enterprises, which engages in private investments, since 1999. His principal business address is 119 Netas Ct., Palm Desert, CA 92260.

Herbert B. Tasker Director	Herbert B. Tasker has been a director of First American since 2002. Since 2005, Mr. Tasker has served as the Chairman and Chief Executive Officer of Mason McDuffie Mortgage Corporation, a mortgage banking company. From 2004 to 2005, Mr. Tasker served as a mortgage industry consultant, and from 1999 to 2004, he served as Vice Chairman and Managing Director of Centre Capital Group, Inc, a mortgage conduit.

Virginia M. Ueberroth Director	Virginia M. Ueberroth has been a director of First American since 1988. Ms. Ueberroth currently serves as the Chairwoman of the Ueberroth Family Foundation, a philanthropic organization.

Mary Lee Widener Director	Mary Lee Widener has been a director of First American since 2006. Since 1974, Ms. Widener has served as the President and Chief Executive Officer of Neighborhood Housing Services of America, Inc. Ms. Widener also serves as a director of The PMI Group, Inc.

Executive Officers
Frank V. McMahon Chief Executive Officer, Information Solutions Company	Frank V. McMahon has served as Chief Executive Officer of First American’s information solutions group since April 2008. He served as First American’s vice chairman and Chief Financial Officer from March 2006 to April 2008. Mr. McMahon has also served as a director of First Advantage Corporation since 2006. Prior to joining First American, Mr. McMahon was a managing director of Lehman Brothers Holdings, Inc., from 1999 to 2006.

Dennis J. Gilmore Chief Executive Officer, Financial Services Company	Dennis J. Gilmore has served as Chief Executive Officer of First American’s financial services group since April 2008. Previously, Mr. Gilmore served as First American’s Chief operating officer from 2004 to 2008. He served as an executive vice president of First American from 2003 to 2004 and served as president of the property information business segment (now known as the data and analytic solutions segment) from 1998 to 2005.

NAME AND TITLE	CURRENT OCCUPATION AND BUSINESS BACKGROUND SINCE 2004
Anthony S. Piszel Chief Financial Officer and Treasurer	Anthony S. Piszel has served as Chief Financial Officer and treasurer of First American since January 2009. Prior to joining First American, Mr. Piszel was executive vice president and Chief Financial Officer for the Federal Home Loan Mortgage Corporation (Freddie Mac), from 2006 to 2008. From 2004 to 2006, Mr. Piszel served as Chief Financial Officer of Health Net, Inc., a publicly traded managed health care company. Mr. Piszel served as corporate controller of financial services company, Prudential Financial, Inc., from 1999 to 2004, after holding various positions with Prudential beginning in 1993. Mr. Piszel also serves as a director of RehabCare Group, Inc., a position he has held since 2005, and is chairman of its Audit Committee.

George S. Livermore President of Data and Analytic Solutions Segment	George S. Livermore has served as president of First American’s data and analytic solutions business segment since September, 2005. He was president of First American Real Estate Solutions L.P. since its formation in 1998.

Anand K. Nallathambi Chief Executive Officer of First Advantage Corporation	Anand K. Nallathambi was appointed to serve as Chief Executive Officer of First Advantage Corporation in March 2007 and president of First Advantage in September 2005, following First Advantage’s acquisition of First American’s credit information group. Prior to joining First Advantage, Mr. Nallathambi served as president of First American’s credit information group and served as president of First American Appraisal Services from 1996 to 1998.

Barry M. Sando President of Information and Outsourcing Solutions Segment	Barry M. Sando has served as president of First American’s information and outsourcing solutions business segment since 1997.

Kenneth D. DeGiorgio Senior Vice President, General Counsel and Secretary	Kenneth D. DeGiorgio has served as senior vice president and general counsel of First American since 2004. In 2006, he also became First American’s secretary. Mr. DeGiorgio was vice president and associate general counsel of First American from 2001 to 2004.

Max O. Valdes Senior Vice President and Chief Accounting Officer	Max O. Valdes has served as First American’s senior vice president and Chief Accounting Officer since 2006. He served as Chief Financial Officer from April 2008 to January 2009 and also performed Chief Financial Officer functions from January to March 2006. Mr. Valdes served as vice president and Chief Accounting Officer from 2002 to 2006.

ANNEX B

INTERESTS OF FIRST AMERICAN AND THE DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF FIRST AMERICAN IN SHARES OF FIRST ADVANTAGE

The following table sets forth the interests of First American, its directors and executive officers in the Class A Shares, as of October 27, 2009. First American has not and, to the best of our knowledge, none of the directors or executive officers of First American have bought or sold any shares of First Advantage within the past 60 days.

NUMBER AND PERCENTAGE OF CLASS A SHARES BENEFICIALLY OWNED

First American (1)	47,729,907	79.8%
Hon. George L. Argyros	—	—
Bruce S. Bennett	—	—
Matthew B. Botein	—	—
J. David Chatham (2)	16,944	*
Glenn C. Christenson	—	—
Hon. William G. Davis	—	—
James L. Doti	—	—
Lewis W. Douglas, Jr.	—	—
Christopher V. Greetham	—	—
Parker S. Kennedy (2)(3)	37,653	*
Thomas C. O’Brien	—	—
Frank E. O’Bryan	—	—
Roslyn B. Payne	—	—
John W. Peace	—	—
D. Van Skilling (4)	15,444	*
Herbert B. Tasker	50	*
Virginia M. Ueberroth	—	—
Mary Lee Widener	—	—
Frank V. McMahon (3)(4)	8,751	*
Dennis J. Gilmore	—	—
Anthony S. Piszel	—	—
George S. Livermore	—	—
Anand K. Nallathambi (5)	383,153	3.1%
Barry M. Sando	1,000	*
Kenneth D. DeGiorgio (6)	75,566	*
Max O. Valdes	—	—

*	Less than 1% of outstanding Class A Shares

(1)	Representing Class B Shares that may be converted into Class A Shares by First American or its affiliates and 3,386 Class A Shares received pursuant to agreements with Parker S. Kennedy and Frank V. McMahon. See Note (3).

(2)	Includes options to purchase up to 12,500 Class A Shares exercisable within 60 days of October 27, 2009.

(3)	Messrs. Kennedy and McMahon each received 3,060 Class A Shares in the form of restricted stock units in connection with their service as directors of First Advantage, which are not included in the total. Messrs. Kennedy and McMahon have agreed to remit to First American the after-tax benefits of these restricted stock units, and therefore these Class A Shares are no longer beneficially owned by Messrs. Kennedy and McMahon.

B-1

(4)	Includes options to purchase up to 7,500 Class A Shares exercisable within 60 days of October 27, 2009.

(5)	Includes options to purchase up to 300,050 Class A Shares exercisable within 60 days of October 27, 2009 and 262 Class A Shares that are held for the benefit of Mr. Nallathambi by the trustee of the First Advantage Corporation 401(k) Savings Plan.

(6)	Includes options to purchase up to 75,000 Class A Shares exercisable within 60 days of October 27, 2009.

B-2

ANNEX C

SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262 Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares.

Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceedings as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

The letter of transmittal and certificates, if any, for Class A Shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses.

The Exchange Agent for the Offer is:

Wells Fargo Bank, N.A.

By Mail to:	By Overnight Courier or Hand-Delivery to:
Wells Fargo Shareowner Services Voluntary Corporate Actions Department P O Box 64854 St. Paul, MN 55164-0854	Wells Fargo Shareowner Services Corporate Actions Department 161 North Concord Exchange South St. Paul, MN 55075

For additional information please contact the Exchange Agent’s Shareowner Relations Department at: 1-800-380-1372.

Questions and requests for assistance or additional copies of this prospectus, letter of transmittal and other materials may be directed to the Information Agent as set forth below.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

The California indemnification statute, as provided in Section 317 of the California Corporations Code (noted above), is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation’s articles.

The Restated Articles of Incorporation of First American provide that: “The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.” The effect of this provision is to exculpate directors from any liability to First American, or anyone claiming on First American’s behalf, for breaches of the directors’ duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of First American to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors’ duty of care or loyalty).

The Bylaws of First American provide that, subject to certain qualifications: “(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through (iv) above shall apply to all past and present Officers and Directors of the corporation.” “Officer” includes the following officers of First American: Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. “Director” of First American means any person appointed to serve on First American’s board of directors either by its shareholders or by the remaining board members.

Each of First American’s 1996 Stock Option Plan, 1997 Directors’ Stock Plan, 2003 Title Agent Stock Purchase Plan, 401(k) Savings Plan, Pension Plan and Employee Profit Sharing and Stock Ownership Plan (for purposes of this paragraph only, each individually, the “Plan”) provides that, subject to certain conditions, First American shall, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the committee charged with administering the Plan, and any other employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages and expenses, including attorneys’ fees, and any liability, including any amounts paid in settlement with First American’s approval, arising from the individual’s action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

Each of First American’s Amended and Restated Executive Supplemental Benefit Plan, Amended and Restated Management Supplemental Benefit Plan, Amended and Restated Deferred Compensation Plan and Amended and Restated Pension Restoration Plan (for purposes of this paragraph only, each individually, the “Plan”) provides that, subject to certain conditions, First American shall indemnify and hold harmless the committee charged with administering the Plan, and each employee, former employee, current and former member of the committee, and current and former member of the board of directors who has or had responsibility for a fiduciary duty, a non-fiduciary settlor function or a non-fiduciary administrative task relating to the Plan, against any and all claims, losses, damages, and expenses, including reasonable attorneys’ fees and court costs as well as amounts due under a settlement of any lawsuit or investigation (only if First American agrees to such settlement), incurred by the person on account of such individual’s good faith actions or failures to act with respect to such individual’s responsibilities under the Plan, unless such action or failure to act is judicially determined to constitute or be attributable to the gross negligence or willful misconduct on the part of such individual. In addition, the committee charged with administering the Plan may authorize the purchase of insurance to cover any liabilities or losses occurring by reason of the act or omission of any committee member or its designee (or, in the case of the Amended and Restated Pension Restoration Plan only, a First American employee), and, to the extent permitted by law, the committee also may purchase insurance covering any committee member or its designee for any personal liability of such committee member or designee with respect to administrative responsibilities under the Plan.

First American’s 2006 Incentive Compensation Plan (for purposes of this paragraph only, the “Plan”) provides that, subject to certain conditions, each member of the Board, each member of the committee designated to administer the Plan, and any officer to whom any responsibility with respect to the Plan is delegated, shall be indemnified and held harmless by First American against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such individual, including amounts due under a settlement (with First American’s approval) or in satisfaction of any judgment in any action against such individual, in connection with or resulting from the individual’s action or failure to act under the Plan, unless the same is a result of the individual’s own willful misconduct or except as provided by statute.

First American has a policy of liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 21.	Exhibits

Exhibit No.	Description
3.1	Restated Articles of Incorporation of The First American Financial Corporation, dated July 14, 1998, incorporated by reference herein from Exhibit 3.1 of Amendment No. 1, dated July 28, 1998, to the Company’s Registration Statement No. 333-53681 on Form S-4.

3.2	Certificate of Amendment of Restated Articles of Incorporation of The First American Financial Corporation, dated April 23, 1999, incorporated by reference herein from Exhibit (3) of Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

3.3	Certificate of Amendment of Restated Articles of Incorporation of The First American Financial Corporation, dated May 11, 2000, incorporated by reference herein from Exhibit 3.1 of Current Report on Form 8-K, dated June 12, 2000.

3.4	Certificate of Amendment of Restated Articles of Incorporation of The First American Corporation, dated December 10, 2008, incorporated by reference herein from Exhibit (3)(d) on Annual Report on Form 10-K for the fiscal year ended December 31, 2008, incorporated by reference herein from Exhibit (3)(d) on Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

3.5	Amended and Restated Bylaws of The First American Corporation, effective December 10, 2008, incorporated by reference herein from Exhibit (3)(e) on Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

5.1	Opinion of Gibson, Dunn & Crutcher LLP regarding the legality of the securities being issued.*

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP regarding First American.

23.2	Consent of PricewaterhouseCoopers LLP regarding First Advantage.

23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).*

24.1	Power of Attorney.*

99.1	Press Release, dated October 9, 2009.*

*	Previously filed with this Registration Statement.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on October 29, 2009.

THE FIRST AMERICAN CORPORATION

By:	/s/ Parker S. Kennedy
Parker S. Kennedy Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Date: October 29, 2009	By:	/s/ Parker S. Kennedy
Parker S. Kennedy, Director, Chairman and Chief Executive Officer (Principal Executive Officer)

Date: October 29, 2009	By:	/s/ Anthony Piszel
Anthony Piszel, Chief Financial Officer and Treasurer (Principal Financial Officer)

Date: October 29, 2009	By:	/s/ Max Valdes
Max Valdes, Senior Vice President
and Chief Accounting Officer
(Principal Accounting Officer)

Date: October 29, 2009	By:	*
Hon. George L. Argyros, Director

Date: October 29, 2009	By:	*
Bruce S. Bennett, Director

Date: October 29, 2009	By:	*
Mathew B. Botein, Director

Date: October 29, 2009	By:	*
J. David Chatham, Director

Date: October 29, 2009	By:	*
Glenn C. Christenson, Director

Date: October 29, 2009	By:	*
Hon. William G. Davis, Director

Date: October 29, 2009	By:	*
Dr. James L. Doti, Director

Date: October 29, 2009	By:	*
Lewis W. Douglas, Jr., Director

Date: October 29, 2009	By:	*
Christopher V. Greetham, Director

Date: October 29, 2009	By:	*
Thomas C. O’Brien, Director

Date: October 29, 2009	By:	*
Frank E. O’Bryan, Director

Date: October 29, 2009	By:	*
Roslyn B. Payne, Director

Date: October , 2009	By:
John W. Peace, Director

Date: October 29, 2009	By:	*
D. Van Skilling, Director

Date: October 29, 2009	By:	*
Herbert B. Tasker, Director

Date: October 29, 2009	By:	*
Virginia M. Ueberroth, Director

Date: October 29, 2009	By:	*
Mary Lee Widener, Director

*By:	/s/ Kenneth D. DeGiorgio
Attorney-in-Fact